Exhibit 10.1
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of February 28, 2007
Among
THE FINANCIAL INSTITUTIONS NAMED HEREIN
as the Lenders
and
BANK OF AMERICA, N.A.
as the Administrative Agent
and
PARAMOUNT PETROLEUM CORPORATION
as the Borrower,
and certain of its Affiliates
party hereto from time to time
as the Obligated Parties
BANC OF AMERICA SECURITIES LLC,
as the Sole Lead Arranger and Book Manager

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Section		Page
13.19	USA Patriot Act Notice	79
13.20	Amendment and Restatement; Waiver of Claims	80
ANNEXES, EXHIBITS AND SCHEDULES

Annex A	-	Definitions
Exhibit A	-	Form of Revolving Loan Note
Exhibit B	-	Form of Borrowing Base Certificate
Exhibit C	-	Financial Statements
Exhibit D	-	Form of Notice of Borrowing
Exhibit E	-	Form of Notice of Continuation/Conversion
Exhibit F	-	Form of Assignment and Acceptance
Schedule A-1 – Commitments
Schedule A-2 – Marked-to-Market Basis
Schedule 6.3 – Organization and Qualifications
Schedule 6.4 – Organizational Name
Schedule 6.5 – Subsidiaries and Affiliates
Schedule 6.7 – Ownership
Schedule 6.9 – Debt
Schedule 6.11 – Real Estate; Leases
Schedule 6.12 – Proprietary Rights
Schedule 6.13 – Trade Names
Schedule 6.14 – Litigation
Schedule 6.15 – Labor Disputes
Schedule 6.16 – Environmental Law
Schedule 6.19 – ERISA Compliance
Schedule 6.26 – Material Agreements
Schedule 6.27 – Bank Accounts
Schedule 7.18 – Permitted Liens

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SECOND AMENDED AND RESTATED CREDIT AGREEMENT
     This SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of February 28, 2007, (this “Agreement”) is entered into by and among the financial institutions from time to time parties hereto (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), BANK OF AMERICA, N.A., with an office at 55 South Lake Avenue, Suite 900, Pasadena, California 91101, as administrative agent for the Lenders (in its capacity as administrative agent, the “Agent”) and as the lead arranger and bookmaker, PARAMOUNT PETROLEUM CORPORATION, a Delaware corporation, with offices at 14700 Downey Avenue, Paramount, California 90723 (the “Borrower”), and the other Obligated Parties party to this Agreement from time to time.
W I T N E S S E T H:
     WHEREAS, the Borrower owns and operates a petroleum refinery located at 14700 Downey Avenue in Paramount, California (the “Paramount Refinery”) and is engaged in the business of petroleum refining, including the manufacture of asphalt and the distribution and wholesale marketing of such refined petroleum products;
     WHEREAS, the Borrower, Bank of America, N.A., and certain other financial institutions entered into that certain Credit Agreement dated as of December 18, 2003 (as amended, the “Original Credit Agreement”), whereby certain credit facilities were made available to the Borrower on the terms and conditions set forth therein;
     WHEREAS, the Borrower, Bank of America, N.A., and certain other financial institutions are party to that certain Amended and Restated Credit Agreement dated as of July 26, 2005, (as amended, the “Amended and Restated Credit Agreement”), which amended and restated in its entirety the Original Credit Agreement;
     WHEREAS, pursuant to the Stock Purchase Agreement and the Agreement and Plan of Merger, each dated as of April 28, 2006, Alon USA Energy, Inc., a Delaware corporation, through its subsidiaries, acquired all of the issued and outstanding shares of capital stock of the Borrower, Edgington Oil Company, LLC, and certain of the other Obligated Parties.
     WHEREAS, Edgington owns and operates a petroleum refinery located at 2400 East Artesia Boulevard in Long Beach, California and is engaged in the business of petroleum refining;
     WHEREAS, the Obligated Parties have requested that the Amended and Restated Credit Agreement be further amended and restated to make available to the Borrower a revolving line of credit for loans and letters of credit in the aggregate principal amount of Three Hundred Million Dollars ($300,000,000), and to amend and restate certain other provisions of the Original Credit Agreement as set forth herein;

     WHEREAS, the Agent and the Lenders have agreed to amend and restate the Amended and Restated Credit Agreement and make available to the Borrower a revolving credit facility upon the terms and conditions set forth in this Agreement, it being understood and agreed that this Agreement does not constitute a novation of the indebtedness described in the Amended and Restated Credit Agreement;
     WHEREAS, initially capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings set forth in Annex A, which is attached hereto and incorporated herein; the rules of construction contained therein govern the interpretation of this Agreement, and all Annexes, Exhibits, and Schedules attached hereto are incorporated herein by reference.
     NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Lenders, the Agent, the Bank, and the Obligated Parties hereby agree as follows:
ARTICLE 1
LOANS AND LETTERS OF CREDIT
     1.1 Total Facility. Subject to all of the terms and conditions of this Agreement, the Lenders agree to make available a credit facility of up to Three Hundred Million Dollars ($300,000,000) to the Borrower from time to time during the term of this Agreement (the “Total Facility”). The Total Facility shall be composed of a revolving line of credit consisting of Revolving Loans and Letters of Credit described herein.
     1.2 Revolving Loans.
          (a) Amounts.
          (i) Subject to the satisfaction of the conditions precedent set forth in Article 8, each Lender severally, but not jointly, agrees, upon the Borrower’s request from time to time on any Business Day during the period from the Closing Date to the Termination Date, to make revolving loans (the “Revolving Loans”) to the Borrower in amounts not to exceed such Lender’s Pro Rata Share of Availability, except for Non-Ratable Loans and Agent Advances. The Lenders, however, in their unanimous discretion, may elect to make Revolving Loans or issue or arrange to have issued Letters of Credit in excess of Availability on one or more occasions, but if they do so, neither the Agent nor the Lenders shall be deemed thereby to have changed the limits of the Borrowing Base or to be obligated to exceed such limits on any other occasion. If the making of any proposed Borrowing would cause Availability to be less than zero, the Lenders may refuse to make or may otherwise restrict the making of Revolving Loans as the Lenders determine until such excess has been eliminated, subject to the Agent’s authority, in its sole discretion, to make Agent Advances pursuant to the terms of Section 1.2(i).
          (ii) The Borrower shall, upon demand by the Agent, execute and deliver to each Lender a promissory note to evidence the Revolving Loan of that Lender. Each note shall be in the principal amount of the Lender’s Pro Rata Share of the Revolving Loan Commitments, dated the date hereof and substantially in the form of Exhibit A (each a “Revolving Loan Note” and, collectively, the “Revolving Loan Notes”). Each Revolving Loan Note shall represent the obligation of the Borrower to pay the amount of Lender’s Pro Rata Share of the Revolving Loan Commitments, or, if less, such Lender’s Pro Rata Share of the aggregate unpaid principal amount of all Revolving Loans to the Borrower, together with interest thereon as prescribed in this Section 1.2. The entire unpaid balance of the Revolving Loans and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Termination Date.
          (b) Procedure for Borrowing.
          (i) Each Borrowing shall be made upon the Borrower’s irrevocable written notice delivered to the Agent in the form of a notice of borrowing (“Notice of Borrowing”), which must be received by the Agent prior to: (1) 12:00 noon (Pacific time) three (3) Business Days prior to the requested Funding Date in the case of LIBOR Revolving Loans; and (2) 11:00 a.m. (Pacific time) on the requested Funding Date in the case of Base Rate Revolving Loans, specifying:
     (A) the amount of the Borrowing, which in the case of a LIBOR Revolving Loan must be in an integral multiple of One Million Dollars ($1,000,000);
     (B) the requested Funding Date, which must be a Business Day;
     (C) whether the Revolving Loans requested are to be Base Rate Revolving Loans or LIBOR Revolving Loans (and if not specified, it shall be deemed a request for a Base Rate Revolving Loan); and
     (D) the duration of the Interest Period for LIBOR Revolving Loans (and if not specified, it shall be deemed a request for an Interest Period of one month).
          (ii) In lieu of delivering a Notice of Borrowing, the Borrower may give the Agent telephonic notice of such request for advances to the Designated Account on or before the deadline set forth above. The Agent at all times shall be entitled to rely on such telephonic notice in making such Revolving Loans, regardless of whether any written confirmation is received.
          (iii) The Borrower shall have no right to request a LIBOR Revolving Loan while a Default or an Event of Default has occurred and is continuing.
          (c) Reliance upon Authority. On or prior to the Closing Date, the Borrower shall deliver to the Agent a notice setting forth the account of the Borrower (the “Designated Account”) to which the Agent is authorized to transfer the proceeds of the Revolving Loans requested hereunder. The Borrower may designate a replacement account from time to time by written notice to the Agent. All such Designated Accounts must be reasonably satisfactory to the Agent. The Agent is entitled to rely conclusively on any person’s request for Revolving Loans on behalf of the Borrower, so long as the proceeds thereof are to be transferred to the Designated Account. The Agent has no duty to verify the identity of any individual representing himself or herself as a person authorized by the Borrower to make such requests on its behalf.
          (d) No Liability. The Agent shall not incur any liability to any Obligated Party as a result of acting upon any notice referred to in Sections 1.2(b) and (c) that the Agent reasonably believes to have been given by an officer or other person duly authorized by the Borrower to request Revolving Loans on the Borrower’s behalf. The crediting of Revolving Loans to the Designated Account conclusively establishes the obligation of the Borrower to repay such Revolving Loans as provided herein.
          (e) Notice Irrevocable. Any Notice of Borrowing (or telephonic notice in lieu thereof) made pursuant to Section 1.2(b) shall be irrevocable. The Borrower shall be bound to borrow the funds requested therein in accordance therewith.
          (f) Agent’s Election. Promptly after receipt of a Notice of Borrowing (or telephonic notice in lieu thereof), the Agent shall elect to have the terms of Section 1.2(g) or the terms of Section 1.2(h) apply to such requested Borrowing. If the Bank declines in its sole discretion to make a Non-Ratable Loan pursuant to Section 1.2(h), the terms of Section 1.2(g) shall apply to the requested Borrowing.
          (g) Making of Revolving Loans. If the Agent elects to have the terms of this Section 1.2(g) apply to a requested Borrowing, then promptly after receipt of a Notice of Borrowing or telephonic notice in lieu thereof, the Agent shall notify the Lenders by telecopy, telephone or e-mail of the requested Borrowing. Each Lender shall transfer its Pro Rata Share of the requested Borrowing available to the Agent in immediately available funds, to the account from time to time designated by the Agent, not later than 12:00 noon (Pacific time) on the applicable Funding Date. After the Agent’s receipt of all proceeds of each such Lender’s Pro Rata Share of the requested Borrowing, the Agent shall make the proceeds of such Revolving Loans available to the Borrower on the applicable Funding Date by transferring same day funds to the Designated Account; provided, however, that the amount of Revolving Loans so made on any date shall not cause Availability to be less than zero.

          (h) Making of Non-Ratable Loans.
          (i) If the Agent elects, with the consent of the Bank, to have the terms of this Section 1.2(h) apply to a requested Borrowing, the Bank shall make a Revolving Loan in the amount of that Borrowing available to the Borrower on the applicable Funding Date by transferring same day funds to the Designated Account. Each Revolving Loan made solely by the Bank pursuant to this Section is herein referred to as a “Non-Ratable Loan”, and such Revolving Loans are collectively referred to as the “Non-Ratable Loans”. Each Non-Ratable Loan shall be subject to all the terms and conditions applicable to other Revolving Loans except that all payments thereon shall be payable to the Bank solely for its own account. The aggregate amount of Non-Ratable Loans outstanding at any time shall not exceed Fifteen Million Dollars $15,000,000. The Agent shall not request the Bank to make any Non-Ratable Loan if: (1) the Agent has received written notice from any Lender that one or more of the applicable conditions precedent set forth in Article 8 will not be satisfied on the requested Funding Date for the applicable Borrowing; or (2) the making of the requested Borrowing would cause Availability to be less than zero.
          (ii) The Non-Ratable Loans shall be secured by the Agent’s Liens in and to the Collateral and shall constitute Base Rate Revolving Loans and Obligations hereunder.
          (i) Agent Advances.
          (i) Subject to the limitations set forth below, the Agent is authorized by the Obligated Parties and the Lenders, from time to time in the Agent’s sole discretion: (1) after the occurrence of a Default or an Event of Default; or (2) at any time that any of the other conditions precedent set forth in Article 8 have not been satisfied, to make Base Rate Revolving Loans to the Borrower on behalf of the Lenders in an aggregate amount outstanding at any time not to exceed ten percent (10%) of the Borrowing Base (but not in excess of the Maximum Revolver Amount) that the Agent, in its business judgment, reasonably exercised, deems necessary or desirable: (A) to preserve or protect the Collateral, or any portion thereof; (B) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations; or (C) to pay any other amount chargeable to the Obligated Parties pursuant to the terms of this Agreement and the other Loan Documents, including costs, fees, and expenses as described in Section 13.7 (any of such advances are herein referred to as “Agent Advances”); provided, that the Majority Lenders may at any time revoke the Agent’s authorization to make Agent Advances. Any such revocation must be in writing and shall become effective prospectively upon the Agent’s receipt thereof.
          (ii) The Agent Advances shall be secured by the Agent’s Liens in and to the Collateral and shall constitute Base Rate Revolving Loans and Obligations hereunder.

     1.3 Letters of Credit.
          (a) Agreement to Issue or Cause To Issue. Subject to the terms and conditions of this Agreement, the Agent agrees: (I) to cause the Letter of Credit Issuer to issue for the account of any of the Obligated Parties one or more commercial/documentary or standby letters of credit (each a “Letter of Credit”); and/or (ii) to provide credit support or other enhancement on behalf of the Lenders to a Letter of Credit Issuer acceptable to the Agent, that issues a Letter of Credit for the account of any Obligated Party (any such credit support or enhancement being herein referred to as a “Credit Support”) from time to time during the term of this Agreement.
          (b) Amounts; Outside Expiration Date. The Agent shall not have any obligation to issue or cause to be issued any Letter of Credit or to provide Credit Support for any Letter of Credit at any time if: (i) the Maximum Drawing Amount of the requested Letter of Credit and all commissions, fees, and charges due from the Borrower in connection with the opening thereof exceeds Availability at such time; (ii) such Letter of Credit has an expiration date less than thirty (30) days prior to the Stated Termination Date or more than twelve (12) months from the date of issuance for standby letters of credit and one hundred eighty (180) days for commercial/documentary letters of credit; or (iii) the relevant Letter of Credit is a standby letter of credit securing performance and bonding requirements and, upon issuance of such Letter of Credit, the aggregate undrawn face amount of all Letters of Credit securing performance and bonding requirements as described in this Section 1.3(b)(iii) would exceed the Maximum Revolver Amount. With respect to any Letter of Credit that contains any “evergreen” or automatic renewal provision, each Lender shall be deemed to have consented to any such extension or renewal unless any such Lender shall have provided to the Agent written notice that it declines to consent to any such extension or renewal at least thirty (30) days prior to the date on which the Letter of Credit Issuer is entitled to decline to extend or renew the Letter of Credit. If all of the requirements of this Section 1.3 are met and no Default or Event of Default has occurred and is continuing, no Lender shall decline to consent to any such extension or renewal.
          (c) Other Conditions. In addition to conditions precedent contained in Article 8, the obligation of the Agent to cause to be issued any Letter of Credit or to provided Credit Support for any Letter of Credit is subject to the following conditions precedent having been satisfied in a manner reasonably satisfactory to the Agent:
          (i) The Obligated Parties shall have delivered to the Letter of Credit Issuer, at such times and in such manner as such Letter of Credit Issuer may prescribe, an application in form and substance satisfactory to such Letter of Credit Issuer and reasonably satisfactory to the Agent for the issuance of the Letter of Credit and such other documents as may be required pursuant to the terms thereof, and the form, terms, and purpose of the proposed Letter of Credit shall be reasonably satisfactory to the Agent and the Letter of Credit Issuer; and
          (ii) As of the date of issuance, no order of any court, arbitrator, or Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule, or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit or request that the proposed Letter of Credit Issuer refrain from the issuance of letters of credit generally or the issuance of such Letters of Credit.
          (d) Issuance of Letters of Credit.
          (i) Request for Issuance. Unless the Agent otherwise agrees in its sole discretion on a case-by-case basis, the Borrower must notify the Agent of a requested Letter of Credit at least three (3) Business Days prior to the proposed issuance date. Such notice shall be irrevocable and must specify: (A) the original face amount of the Letter of Credit requested; (B) the Business Day of issuance of such requested Letter of Credit; (C) whether such Letter of Credit may be drawn in a single or in partial draws; (D) the Business Day on which the requested Letter of Credit is to expire; (E) the purpose for which such Letter of Credit is to be issued (including whether the Letter of Credit is to be a commercial/documentary Letter of Credit or a standby Letter of Credit); and (F) the beneficiary of the requested Letter of Credit. The Borrower shall attach to such notice the proposed form of the Letter of Credit.
          (ii) Responsibilities of the Agent; Issuance. As of the Business Day immediately preceding the requested issuance date of the Letter of Credit, the Agent shall determine the amount of Availability. If the amount of such requested Letter of Credit and all commissions, fees, and charges due from the Borrower in connection with the issuance thereof does not exceed Availability, the Agent shall cause the Letter of Credit Issuer to issue the requested Letter of Credit on the requested issuance date so long as the other conditions hereof are met.
          (iii) No Extensions or Amendment. The Agent shall not be obligated to cause the Letter of Credit Issuer to extend or amend any Letter of Credit issued pursuant hereto unless the requirements of this Section 1.3 are met as though a new Letter of Credit were being requested and issued.
          (e) Payments Pursuant to Letters of Credit. The Obligated Parties agree to reimburse immediately the Letter of Credit Issuer for any draw under any Letter of Credit and the Agent, for the account of the Lenders, upon any payment pursuant to any Credit Support and to pay the Letter of Credit Issuer the amount of all other charges and fees payable to the Letter of Credit Issuer in connection with any Letter of Credit immediately when due, irrespective of any claim, setoff, defense, or other right that the Obligated Parties may have at any time against the Letter of Credit Issuer or any other Person. Each drawing under any Letter of Credit shall constitute a request by the Borrower to the Agent for a Borrowing of a Base Rate Revolving Loan in the amount of such drawing. The Funding Date with respect to such Borrowing shall be the date of such drawing.

          (f) Indemnification; Exoneration; Power of Attorney.
          (i) Indemnification. In addition to amounts payable as elsewhere provided in this Section 1.3, the Obligated Parties agree to protect, indemnify, pay, and save the Lenders and the Agent harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges, and expenses (including reasonable attorneys’ fees) that any Lender or the Agent (other than a Lender in its capacity as Letter of Credit Issuer) may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit or the provision of any Credit Support or enhancement in connection therewith. The Obligated Parties’ obligations under this Section shall survive termination of this Agreement and Payment in Full of all other Obligations.
          (ii) Assumption of Risk by the Obligated Parties. As among the Obligated Parties, the Lenders, and the Agent, the Obligated Parties assume all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Lenders and the Agent shall not be responsible for any of the following as it relates to Letters of Credit: (A) the form, validity, sufficiency, accuracy, genuineness, or legal effect of any document submitted by any Person in connection with the application for and issuance of and presentation of drafts with respect to any of the Letters of Credit, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent, or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) the failure of the beneficiary of any Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (D) errors, omissions, interruptions, or delays in transmission or delivery of any messages by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; (H) any consequences arising from causes beyond the control of the Lenders or the Agent, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority; or (I) the Letter of Credit Issuer’s honor of a draw for which the draw or any certificate fails to comply in any respect with the terms of the Letter of Credit. None of the foregoing shall affect, impair or prevent the vesting of any rights or powers of the Agent or any Lender under this Section 1.3(f).
          (iii) Exoneration. Without limiting the foregoing, no action or omission whatsoever by the Agent or any Lender as it relates to Letters of Credit (excluding any Lender in its capacity as a Letter of Credit Issuer) shall result in any liability of the Agent or any Lender to the Obligated Parties, or relieve the Obligated Parties of any of their obligations hereunder to any such Person.

          (iv) Rights Against Letter of Credit Issuer. Nothing contained in this Agreement shall limit the Obligated Parties’ rights, if any, with respect to the Letter of Credit Issuer that arise as a result of the letter of credit application and related documents executed by and between the Obligated Parties and the Letter of Credit Issuer.
          (v) Account Party. The Obligated Parties hereby authorize and direct any Letter of Credit Issuer to name the Borrower as the “Account Party” therein and to deliver to the Agent all instruments, documents and other writings and property received by the Letter of Credit Issuer pursuant to the Letter of Credit, and to accept and rely upon the Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.
          (g) Cash Collateralization of Letters of Credit and Credit Support. If, notwithstanding the provisions of Section 1.3(b) and Section 10.1, any Letter of Credit or Credit Support is outstanding upon the termination of this Agreement, then upon such termination, the Obligated Parties shall cause each such Letter of Credit and any Credit Support to be Cash Collateralized.
     1.4 Bank Products. Without limiting the provisions of Section 7.25, the Obligated Parties may request and the Agent may, in its sole and absolute discretion, arrange for the Obligated Parties to obtain Bank Products from the Bank or the Bank’s Affiliates. If Bank Products are provided by the Bank or an Affiliate of the Bank, the Obligated Parties agree to indemnify and hold the Agent, the Bank and the Lenders harmless from any and all costs and obligations now or hereafter incurred by the Agent, the Bank or any of the Lenders that arise from any indemnity given by the Agent to its Affiliates related to such Bank Products; provided, however, that nothing contained herein is intended to limit the Obligated Parties’ rights with respect to the Bank or its Affiliates, if any, that arise as a result of the execution of documents by and between the Obligated Parties and the Bank or the Bank’s Affiliates and that relate to Bank Products. The agreement contained in this Section shall survive the termination of this Agreement and the Payment in Full of all other Obligations. The Obligated Parties acknowledge and agree that the obtaining of Bank Products from the Bank or the Bank’s Affiliates: (a) is in the sole and absolute discretion of the Bank or the Bank’s Affiliates; and (b) is subject to all rules and regulations of the Bank or the Bank’s Affiliates.
     1.5 Borrower as Representative for Obligated Parties. Each Obligated Party hereby designates the Borrower as its representative and agent for all purposes under the Loan Documents, including delivery or receipt of communications, preparation and delivery of Borrowing Base Certificates, the Financial Statements, the Latest Projections, and all other financial reports, receipt and payment of the Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Agent, the Lenders, the Letter of Credit Issuer, and the Bank. The Borrower hereby accepts such appointment. The Agent, the Lenders, the Letter of Credit Issuer, and the Bank shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by the Borrower on behalf of any Obligated Party. The Agent, the Lenders, the Letter of Credit Issuer,

and the Bank may give any notice or communication with any Obligated Party hereunder to the Borrower on behalf of such Obligated Party. Each of the Agent, the Lenders, the Letter of Credit Issuer, and the Bank shall have the right, in its discretion, to deal exclusively with the Borrower for any or all purposes under the Loan Documents. Each Obligated Party agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Borrower shall be binding upon and enforceable against it.
ARTICLE 2
INTEREST AND FEES
     2.1 Interest.
          (a) Interest Rates. All outstanding Obligations shall bear interest on the unpaid principal amount thereof (including, to the extent permitted by law, on interest thereon not paid when due) from the date made until paid in full in cash at a rate determined by reference to the Base Rate or the LIBOR Rate plus the Applicable Margins as set forth below, but not to exceed the Maximum Rate. If at any time Loans are outstanding with respect to which the Borrower has not delivered to the Agent a notice specifying the basis for determining the interest rate applicable thereto in accordance herewith, those Loans shall bear interest at a rate determined by reference to the Base Rate plus the Applicable Margin until notice to the contrary has been given to the Agent in accordance with Section 2.2 and such notice has become effective. Except as otherwise provided herein, the outstanding Obligations shall bear interest as follows:
          (i) For all Base Rate Revolving Loans and other Obligations (other than LIBOR Revolving Loans) at a fluctuating per annum rate equal to the Base Rate plus the Applicable Margin; and
          (ii) For all LIBOR Revolving Loans at a per annum rate equal to the LIBOR Rate plus the Applicable Margin.
Each change in the Base Rate shall be reflected in the interest rate applicable to Base Rate Revolving Loans as of the effective date of such change. All interest charges shall be computed on the basis of a year of 360 days and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). The Borrower shall pay to the Agent, for the ratable benefit of Lenders, interest accrued on all Base Rate Revolving Loans in arrears on the first day of each month hereafter and on the Termination Date. The Borrower shall pay to the Agent, for the ratable benefit of Lenders, interest accrued on all LIBOR Revolving Loans in arrears on each LIBOR Interest Payment Date.
          (b) Default Rate. If any Default or Event of Default occurs and is continuing and the Agent or the Required Lenders in their discretion so elect, then, while any such Default or Event of Default is continuing, all of the Obligations shall bear interest at the Default Rate applicable thereto.

     2.2 Continuation and Conversion Elections.
          (a) The Borrower may:
          (i) elect, as of any Business Day, in the case of Base Rate Revolving Loans to convert any Base Rate Revolving Loans (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into LIBOR Revolving Loans; or
          (ii) elect, as of the last day of the applicable Interest Period, to continue any LIBOR Revolving Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $1,000,000 in excess thereof); provided, that if at any time the aggregate amount of LIBOR Revolving Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such LIBOR Revolving Loans shall automatically convert into Base Rate Revolving Loans; provided, further, that if the notice shall fail to specify the duration of the Interest Period, such Interest Period shall be one month.
          (b) The Borrower shall deliver a notice of continuation/conversion (“Notice of Continuation/Conversion”) to the Agent not later than 12:00 noon (Pacific time) at least three (3) Business Days in advance of the Continuation/Conversion Date, if the Loans are to be converted into or continued as LIBOR Revolving Loans and specifying:
          (i) the proposed Continuation/Conversion Date;
          (ii) the aggregate amount of Loans to be converted or renewed;
          (iii) the type of Loans resulting from the proposed conversion or continuation; and
          (iv) the duration of the requested Interest Period, provided, however, that the Borrower may not select an Interest Period that ends after the Stated Termination Date.
          (c) If upon the expiration of any Interest Period applicable to LIBOR Revolving Loans, the Borrower has failed to select timely a new Interest Period to be applicable to LIBOR Revolving Loans or if any Default or Event of Default then exists, the Borrower shall be deemed to have elected to convert such LIBOR Revolving Loans into Base Rate Revolving Loans effective as of the expiration date of such Interest Period.
          (d) The Agent will promptly notify each Lender of its receipt of a Notice of Continuation/Conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given.

          (e) There may not be more than three (3) different LIBOR Revolving Loans in effect hereunder at any time.
     2.3 Maximum Interest Rate. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“Maximum Rate”). If the Agent or any Lender receives interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by any Requirement of Law: (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     2.4 Fee Letter. The Borrower shall pay to the Agent, as and when due and payable under the terms of the Fee Letter, all fees set forth in the Fee Letter.
     2.5 Unused Line Fee. On the first day of each month and on the Termination Date the Borrower agrees to pay to the Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, an unused line fee (the “Unused Line Fee”) equal to the Unused Line Fee Percentage multiplied by the amount by which the Maximum Revolver Amount exceeded the sum of the average daily outstanding amount of Revolving Loans and the average daily undrawn face amount of outstanding Letters of Credit, during the immediately preceding month (or shorter period if calculated for the first month after the Closing Date or on the Termination Date). The Unused Line Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed. All principal payments received by the Agent shall be deemed to be credited to the Loan Account immediately upon receipt for purposes of calculating the Unused Line Fee pursuant to this Section 2.5.
     2.6 Letter of Credit Fee. The Borrower agrees to pay: (i) to the Agent, for the account of the Lenders, in accordance with their respective Pro Rata Shares, for each Letter of Credit, a fee (the “Letter of Credit Fee”) equal to the Applicable Margin, or during the existence of any Event of Default, the Default Rate, in each case, multiplied by the average daily stated amount of each such Letter of Credit; and (ii) to the Agent for the benefit of the Letter of Credit Issuer a customary “fronting fee” of not more than one tenth of one percent (0.10%) per annum of the stated amount of each Letter of Credit, and to the Letter of Credit Issuer, all out-of-pocket costs, fees and expenses incurred by the Letter of Credit Issuer in connection with the application for, processing of, issuance of, or amendment to any Letter of Credit. The Letter of Credit Fee shall be payable monthly in arrears on the first day of each calendar month following any month in which a Letter of Credit is outstanding and on the Termination Date. The Letter of Credit Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed.

ARTICLE 3
PAYMENTS AND PREPAYMENTS
     3.1 Revolving Loans. The Borrower shall repay the outstanding principal balance of the Revolving Loans, plus all accrued but unpaid interest thereon, on the Termination Date. The Borrower may prepay Revolving Loans at any time and may re-borrow such prepaid amounts, subject to the terms of this Agreement. In addition, and without limiting the generality of the foregoing, the Borrower shall promptly pay to the Agent on demand the amount, if any, by which Availability is less than zero at such time.
     3.2 Termination of Facility. Subject to Section 10.1, the Obligated Parties may terminate this Agreement following at least thirty (30) Business Days’ prior written notice to the Agent and the Lenders of the Obligated Parties’ intention to terminate this Agreement and to arrange for the Payment in Full of the Obligations.
     3.3 Reserved.
     3.4 LIBOR Revolving Loan Prepayments. In connection with any prepayment, if any LIBOR Revolving Loans are prepaid prior to the expiration date of the Interest Period applicable thereto for any reason, the Borrower shall pay to the Lenders the amounts described in Section 4.4.
     3.5 Payments by the Obligated Parties.
          (a) All payments to be made by the Obligated Parties shall be made without setoff, recoupment, or counterclaim. Except as otherwise expressly provided herein, all payments by the Obligated Parties shall be made to the Agent for the account of the Lenders, at the account designated by the Agent and shall be made in Dollars and in immediately available funds, no later than 12:00 noon (Pacific time) on the date specified herein. Any payment received by the Agent after such time shall be deemed (for purposes of calculating interest only) to have been received on the following Business Day and any applicable interest shall continue to accrue.
          (b) Subject to the provisions set forth in the definition of “Interest Period”, whenever any payment is due on a day other than a Business Day, such payment shall be due on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.
     3.6 Payments as Revolving Loans. At the election of the Agent, all payments of principal, interest, reimbursement obligations in connection with Letters of Credit and Credit Support for Letters of Credit, fees, premiums, reimbursable expenses, and other sums payable hereunder, may be paid from the proceeds of Revolving Loans made hereunder. The Obligated Parties hereby irrevocably authorize the Agent to charge the Loan Account for the purpose of paying all amounts from time to time due hereunder and agrees that all such amounts charged shall constitute Revolving Loans (including Non-Ratable Loans and Agent Advances).

     3.7 Apportionment, Application and Reversal of Payments. Principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Loans to which such payments relate held by each Lender) and payments of the fees shall, as applicable, be apportioned ratably among the Lenders, except for fees payable: (i) solely to the Agent as set forth herein; (ii) to the Agent, for its own benefit, and certain Lenders as set forth in the Fee Letter; (iii) solely to the Letter of Credit Issuer as set forth in Section 2.6, and (iv) to certain Lenders as set forth in Section 11.1(b). All payments shall be remitted to the Agent and all such payments not relating to principal or interest of specific Loans, or not constituting payment of specific fees, and all proceeds of Accounts or other Collateral received by the Agent, shall be applied, ratably, subject to the provisions of this Agreement: first, to pay any fees, indemnities, or expense reimbursements (including any obligations and liabilities of whatever kind or nature relating to Bank Products) then due to the Agent from the Obligated Parties; second, to pay any fees or expense reimbursements then due to the Lenders from the Obligated Parties; third, to pay interest due in respect of all Loans, including Non-Ratable Loans and Agent Advances; fourth, to pay or prepay principal of the Non-Ratable Loans and Agent Advances; fifth, to pay or prepay principal of the Revolving Loans (other than Non-Ratable Loans and Agent Advances) and unpaid reimbursement obligations in respect of Letters of Credit; sixth, to pay to the Agent and/or the applicable Letter of Credit Issuer(s) an aggregate amount equal to all outstanding Letter of Credit Obligations to be held as cash collateral for such Obligations; and seventh, to the payment of all other Obligations, if any. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless an Event of Default has occurred and is continuing, neither the Agent nor any Lender shall apply any payments that it receives to any LIBOR Revolving Loan, except: (a) on the expiration date of the Interest Period applicable to any such LIBOR Revolving Loan; or (b) in the event, and only to the extent, that there are no outstanding Base Rate Revolving Loans and, in any event, the Obligated Parties shall pay LIBOR breakage losses in accordance with Section 4.4. Each Obligated Party irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that the Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations and to retain proceeds of Collateral or payments and prepayments in respect of the Obligations to Cash Collateralize Letters of Credit and Credit Support during the continuation of an Event of Default, all in such manner as the Agent deems advisable, notwithstanding any entry by the Agent in its records.
     3.8 Indemnity for Returned Payments. If after receipt of any payment that is applied to the payment of all or any part of the Obligations, the Agent, any Lender, the Bank or any Affiliate of the Bank is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Agent, such Lender, the Bank, or such Affiliate of the Bank and the Obligated Parties shall be liable to pay to the Agent, and hereby does indemnify the Indemnified Parties harmless for the amount of such payment or proceeds surrendered; provided that interest on any Obligations or part thereof revived and continued pursuant to this Section 3.8 shall begin to accrue from the date of surrender of the applicable payments or proceeds. The provisions of this Section 3.8 shall be and remain effective notwithstanding any contrary action that may have been taken by any Indemnified Person in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Indemnified Parties’ rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 3.8 shall survive the termination of this Agreement and the Payment in Full of all other Obligations.
     3.9 Agent’s and Lenders’ Books and Records; Monthly Statements. The Agent shall record the principal amount of the Loans owing to each Lender, the undrawn face amount of all outstanding Letters of Credit and Credit Support and the aggregate amount of unpaid reimbursement obligations outstanding with respect to the Letters of Credit and Credit Support from time to time on its books. In addition, each Lender may note the date and amount of each payment or prepayment of principal of such Lender’s Loans in its books and records. Failure by the Agent or any Lender to make such notation shall not affect the obligations of the Obligated Parties with respect to the Loans or the Letters of Credit and Credit Support. The Obligated Parties agree that the Agent’s and each Lender’s books and records showing the Obligations and the transactions pursuant to this Agreement and the other Loan Documents shall be admissible in any action or proceeding arising therefrom, and shall constitute rebuttably presumptive proof thereof, irrespective of whether any Obligation is also evidenced by a promissory note or other instrument. If there is a discrepancy between the Agent’s books and records and those of another Lender, then the Agent shall first attempt to reconcile such discrepancy, but if no reconciliation can be made, then the Agent’s books and records shall control. The Agent will provide to the Borrower a monthly statement of Loans, payments, and other transactions pursuant to this Agreement. Such statement shall be deemed correct, accurate, and binding on the Obligated Parties and an account stated (except for reversals and reapplications of payments made as provided in Section 3.7 and corrections of errors discovered by the Agent), unless the Borrower notifies the Agent in writing to the contrary within thirty (30) days after such statement is rendered. If timely written notice of objections is given by the Borrower, only the items to which exception is expressly made in writing will be considered to be disputed by the Obligated Parties.
     3.10 Joint and Several Liability of Obligated Parties.
          (a) Each Obligated Party hereby guarantees, becomes surety for, and is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Secured Parties under this Agreement, for the mutual benefit, directly and indirectly, of each Obligated Party and in consideration of the undertakings of the other Obligated Parties to guarantee, become a surety for, and accept joint and several liability for the Obligations. The foregoing is a guaranty and assurance of payment and not of collection and is an absolute, unconditional, irrevocable, and continuing guaranty and assurance and will remain in full force and effect until all of the Obligations have been Paid in Full.

          (b) Each Obligated Party, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a guarantor and surety, but also as a co-debtor, joint and several liability with the other Obligated Parties, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 3.10), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Obligated Party without preferences or distinction among them.
          (c) If and to the extent that any Obligated Party fails to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Obligated Parties will make such payment with respect to, or perform, such Obligation.
          (d) The Obligations of each Obligated Party under the provisions of this Section 3.10 constitute the absolute and unconditional, full recourse Obligations of each Obligated Party enforceable against each Obligated Party to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.
          (e) Except as otherwise expressly required to be given to the Borrower as provided in this Agreement, each Obligated Party hereby waives notice of acceptance of its joint and several liability, notice of any Loans or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Agent or the Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise expressly provided in this Agreement). Each Obligated Party hereby assents to, and (except as otherwise expressly required to be given to the Borrower as provided in this Agreement) waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Agent or the Lenders at any time or times in respect of any default by any Obligated Party in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Agent or the Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Obligated Party. Without limiting the generality of the foregoing, each Obligated Party assents to any other action or delay in acting or failure to act on the part of the Agent or any Lender with respect to the failure by any Obligated Party to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, that might, but for the provisions of this Section 3.10 afford grounds for terminating, discharging or relieving any Obligated Party, in whole or in part, from any of its Obligations under this Section 3.10, it being the intention of each Obligated Party that, so long as any of the Obligations hereunder have not been Paid in Full, the Obligations of each Obligated Party under this Section 3.10 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Obligated Party under this Section 3.10 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Obligated Party or the Agent or any Lender.
          (f) Each Obligated Party represents and warrants to the Agent and the Lenders that such Obligated Party is currently informed of the financial condition of the Obligated Parties and of all other circumstances that a diligent inquiry would reveal and that may bear upon the risk of nonpayment of the Obligations. Each Obligated Party further represents and warrants to the Agent and the Lenders that such Obligated Party has read and understands the terms and conditions of the Loan Documents. Each Obligated Party hereby covenants that such Obligated Party will continue to keep informed of the Obligated Parties financial condition, the financial condition of other guarantors, if any, and of all other circumstances that may bear upon the risk of nonpayment or nonperformance of the Obligations.
          (g) Each Obligated Party waives all rights and defenses arising out of an election of remedies by the Agent or any Lender, even though that election of remedies, such as a non-judicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Agent’s or such Lender’s rights of subrogation and reimbursement against such Obligated Party by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise:
          (h) Each Obligated Party waives all rights and defenses that such Obligated Party may have because the Obligations are or may be secured by Real Estate at any time. This means, among other things:
          (i) the Agent and Lenders may collect from such Obligated Party without first foreclosing on any Real Estate or other Property Collateral pledged by the Obligated Parties.
          (ii) If the Agent or any Lender forecloses on any Real Estate pledged by the Obligated Parties:
     (A) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price;
     (B) the Agent and the Lenders may collect from such Obligated Party even if the Agent or the Lenders, by foreclosing on the Real Estate, have destroyed any right such Obligated Party may have to collect from the other Obligated Parties.
          (i) This is an unconditional and irrevocable waiver of any rights and defenses such Obligated Party may have because the Obligations are secured by Real Estate. These rights and defenses include, but are not limited to, any rights or defenses based upon Sections 580a, 580b, 580d or 726 of the California Code of Civil Procedure.

          (j) The provisions of this Section 3.10 are made for the benefit of the Secured Parties, and may be enforced by them from time to time against any or all of the Obligated Parties as often as occasion therefor may arise and without requirement on the part of any such Secured Party first to marshal any of its or their claims or to exercise any of its or their rights against any Obligated Party or to exhaust any remedies available to them against any Obligated Party or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 3.10 shall remain in effect until all of the Obligations have been Paid in Full. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy or reorganization of any Obligated Party, or otherwise, the provisions of this Section 3.10 will forthwith be reinstated in effect, as though such payment had not been made.
          (k) Each Obligated Party hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Obligated Party with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agent with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been Paid in Full. Any claim that any Obligated Party may have against any other Obligated Party with respect to any payments to the Agent hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior Payment in Full cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Obligated Party, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be Paid in Full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Obligated Party therefor.
          (l) Each Obligated Party, to the extent permitted by applicable law, waives any rights, benefits, and defenses that are or may become available to such Obligated Party by reason of California Civil Code §§2845 and 2850, which would otherwise require the Agent to proceed against another Obligated Party or any other Person, or to proceed against or exhaust any security held by the Agent at any time, or to first apply any security of any Obligated Party to the discharge of the Obligations, or to pursue any other remedy in the Agent’s power before proceeding against such Obligated Party hereunder.
          (m) Each Obligated Party, to the extent permitted by applicable law, waives any and all rights, benefits and defenses under California Civil Code §2849, which provides that a surety is entitled to the benefit of every security for the performance of the principal obligation held by the creditor.
          (n) Each Obligated Party, to the extent permitted by applicable law, waives any rights and defenses that are or may become available to such Obligated Party by reason of California Civil Code Section 2856(a)(1)-(3), inclusive, which includes, without limitation, any rights and defenses that are or may become available to such Obligated Party by reason of California Civil Code Sections 2787 to 2855.
          (o) Each Obligated Party, to the extent permitted by applicable law, waives any right or defense it may have at law or equity, including California Code of Civil Procedure Section 580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.
          (p) Each Obligated Party, to the extent permitted by applicable law, waives any rights, benefits, and defenses that are or may become available to such Obligated Party by reason of California Civil Code Section 2810 (which generally provides that a surety is not liable if for certain reasons there is no liability upon the part of the principal or if the principal ceases to become liable) and under California Civil Code Section 2809 (which generally provides that the obligation of a surety must not be larger nor more burdensome than that of the principal).
ARTICLE 4
TAXES, YIELD PROTECTION AND ILLEGALITY
     4.1 Taxes.
          (a) Any and all payments by the Obligated Parties to each Lender or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Taxes. In addition, the Obligated Parties shall pay all Other Taxes.
          (b) The Obligated Parties agree to indemnify and hold harmless each Lender and the Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by any Lender or the Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within thirty (30) days after the date such Lender or the Agent makes written demand to the Borrower therefor.
          (c) If the Obligated Parties are required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, then:
          (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;
          (ii) the Obligated Parties shall make such deductions and withholdings;

          (iii) the Obligated Parties shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and
          (iv) the Obligated Parties shall also pay to each Lender or the Agent for the account of such Lender, at the time interest is paid, all additional amounts that the respective Lender specifies as necessary to preserve the after-tax yield such Lender would have received if such Taxes or Other Taxes had not been imposed.
          (d) At the Agent’s request, within thirty (30) days after the date of any payment by the Obligated Parties of Taxes or Other Taxes, the Borrower shall furnish the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Agent.
          (e) If the Obligated Parties are required to pay additional amounts to any Lender or the Agent pursuant to Section 4.1(c), then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office so as to eliminate any such additional payment by the Obligated Parties that may thereafter accrue, if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.
     4.2 Illegality.
          (a) If any Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make LIBOR Revolving Loans, then, on notice thereof by that Lender to the Borrower through the Agent, any obligation of that Lender to make LIBOR Revolving Loans shall be suspended until that Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist.
          (b) If a Lender determines that it is unlawful to maintain any LIBOR Revolving Loan, the Obligated Parties shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Agent), prepay in full such LIBOR Revolving Loans of that Lender then outstanding, together with interest accrued thereon and any amounts required under Section 4.4, either on the last day of the Interest Period thereof, if that Lender may lawfully continue to maintain such LIBOR Revolving Loans to such day, or immediately, if that Lender may not lawfully continue to maintain such LIBOR Revolving Loans until such last day of the Interest Period. If the Obligated Parties are required to so prepay any LIBOR Revolving Loans, then concurrently with such prepayment, the Borrower shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Revolving Loan.

     4.3 Increased Costs and Reduction of Return.
          (a) If any Lender determines that due to either: (i) the introduction of or any change in the interpretation of any law or regulation; or (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBOR Revolving Loans, then the Obligated Parties shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.
          (b) If any Lender shall have determined that: (i) the introduction of any Capital Adequacy Regulation; (ii) any change in any Capital Adequacy Regulation; (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or (iv) compliance by such Lender or any corporation or other entity controlling such Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation or other entity controlling such Lender and (taking into consideration such Lender’s or such corporation’s or other entity’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitments, loans, credits or obligations under this Agreement, then, upon demand of such Lender to the Borrower through the Agent, the Obligated Parties shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.
     4.4 Funding Losses. The Obligated Parties shall reimburse each Lender and hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of:
          (a) the failure of the Obligated Parties to make on a timely basis any payment of principal of any LIBOR Revolving Loan;
          (b) the failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Continuation/Conversion; or
          (c) the prepayment or other payment (including after acceleration thereof) of any LIBOR Revolving Loans on a day that is not the last day of the relevant Interest Period, including any such loss of anticipated profit and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Revolving Loans or from fees payable to terminate the deposits from which such funds were obtained. The Obligated Parties shall also pay any customary administrative fees charged by any Lender in connection with the foregoing.

     4.5 Inability to Determine Rates. If the Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Revolving Loan, or that the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Revolving Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Revolving Loans hereunder shall be suspended until the Agent revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or Notice of Continuation/Conversion then submitted by it. If the Borrower does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Revolving Loans instead of LIBOR Revolving Loans.
     4.6 Certificates of Agent. If any Lender claims reimbursement or compensation under this Article 4, the Agent shall determine the amount thereof and shall deliver to the Borrower (with a copy to the affected Lender) a certificate setting forth in reasonable detail the amount payable to the affected Lender, and such certificate shall be conclusive and binding on the Obligated Parties in the absence of manifest error.
     4.7 Survival. The agreements and obligations of the Obligated Parties in this Article 4 shall survive the termination of this Agreement and the Payment in Full of all other Obligations.
ARTICLE 5
BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES
     5.1 Books and Records. The Obligated Parties shall maintain at all times, correct and complete books, records, and accounts in which complete, correct, and timely entries are made of its transactions in accordance with GAAP (applied consistently with the audited Financial Statements required to be delivered pursuant to Section 5.2(a)). The Obligated Parties shall, by means of appropriate entries, reflect in such accounts and in all Financial Statements proper liabilities and reserves for all taxes and proper provision for depreciation, amortization of property, and bad debts, all in accordance with GAAP. The Obligated Parties shall maintain at all times books and records pertaining to the Collateral in such detail, form, and scope as the Agent or any Lender shall reasonably require, including, but not limited to, records of: (a) all payments received and all credits and extensions granted with respect to the Accounts; (b) the return, rejection, repossession, stoppage in transit, loss, damage, or destruction of any Inventory; and (c) all other dealings affecting the Collateral.
     5.2 Financial Information. The Obligated Parties shall promptly furnish to each Lender all such financial information as the Agent shall reasonably request. Without limiting the foregoing, the Obligated Parties will furnish to the Agent, in sufficient copies for distribution by the Agent to each Lender and in such detail as the Agent or the Lenders shall request, the following:
     (a) (i) As soon as available, but in any event not later than ninety (90) days after the close of each Fiscal Year, consolidated reviewed and consolidating unaudited balance sheets, and income statements, cash flow statements and changes in stockholders’ equity for Holdings and its Subsidiaries for such Fiscal Year, and the accompanying notes to such consolidated statements (such consolidating statements to include the unaudited balance sheets, and income statements, cash flow statements and changes in stockholders’ equity for the Borrower for such Fiscal Year, and the accompanying notes to such statements); setting forth in each case in comparative form figures for the previous Fiscal Year, all in reasonable detail, fairly presenting the financial position and the results of operations of Holdings and its Subsidiaries or the Borrower (as applicable) as at the date thereof and for the Fiscal Year then-ended, and prepared in accordance with GAAP. The statements required to be delivered pursuant to clause (a)(i) above shall be reviewed in accordance with generally accepted standards by and accompanied by a report thereon unqualified in any respect of independent certified public accountants selected by Holdings and the Borrower and reasonably satisfactory to the Agent. The Borrower shall cause Holdings, simultaneously with retaining such independent public accountants to conduct such annual review, to send a letter to such accountants, with a copy to the Agent and the Lenders, notifying such accountants that one of the primary purposes for retaining such accountants’ services and having reviewed financial statements prepared by them is for use by the Agent and the Lenders;
          (ii) As soon as available, but in any event not later than ninety (90) days after the close of each Fiscal Year, consolidated audited and consolidating unaudited balance sheets, and income statements, cash flow statements and changes in stockholders’ equity for Alon and its consolidated Subsidiaries for such Fiscal Year, and the accompanying notes to such consolidated statements, setting forth in each case in comparative form figures for the previous Fiscal Year, all in reasonable detail, fairly presenting the financial position and the results of operations of Alon and its consolidated Subsidiaries as at the date thereof and for the Fiscal Year then-ended, and prepared in accordance with GAAP. Such statements shall be examined in accordance with generally accepted auditing standards by and, in the case of such statements performed on a consolidated basis, accompanied by a report thereon unqualified in any respect of independent certified public accountants selected by Alon;
          (iii) At reasonable times and upon reasonable advance notice and the provision of an opportunity for a representative of Holdings and the Obligated Parties to participate or accompany the Agent, the Obligated Parties hereby authorize the Agent to communicate directly with its and Holdings’ certified public accountants and, by this provision, authorize those accountants to disclose to the Agent any and all financial statements and other supporting financial documents and schedules relating to the Obligated Parties and their respective Subsidiaries, and to discuss directly with the Agent the finances and affairs of the Obligated Parties and their respective Subsidiaries; and

          (iv) The Obligated Parties hereby authorize the Agent to communicate directly with Alon and, if Alon’s public accountants are different from Holdings’ public accountants, with Alon’s certified public accountants, subject to satisfaction of the following conditions: (A) the Agent shall provide written notice of its desire to communicate with Alon’s certified public accountants; (B) Alon shall arrange for a mutually acceptable time and, if necessary, place for any such communications, such date to be not greater than seven Business Days following any such written notice to Alon under clause (A) above, or, if such certified public accountants are not available until some time following seven Business Days, on the first date on which such accountants are available; and (C) a representative of Alon shall be permitted to participate or accompany the Agent in connection with any such communications; provided that if Alon fails to arrange any such meeting, the Agent may contact Alon’s accountant’s directly. The Obligated Parties hereby direct Alon to provide the Agent with access in accordance with the foregoing to Alon’s certified public accountants and authorize those accountants to disclose to the Agent any and all financial statements and other supporting financial documents and schedules relating to Alon to the extent affecting Holdings, the Obligated Parties and their respective Subsidiaries, and to discuss directly with the Agent the finances and affairs of Alon to the extent affecting Holdings, the Obligated Parties and their respective Subsidiaries.
          (b) As soon as available, but in any event not later than forty-five (45) days after the end of each month, consolidated and consolidating unaudited balance sheets of Holdings and its consolidated Subsidiaries as at the end of such month, and consolidated and consolidating unaudited income statements and cash flow statements for Holdings and its consolidated Subsidiaries for such month and for the period from the beginning of the Fiscal Year to the end of such month, all in reasonable detail, fairly presenting the financial position and results of operations of Holdings and its consolidated Subsidiaries as at the date thereof and for such periods, and prepared in accordance with GAAP (applied consistently with the audited Financial Statements required to be delivered pursuant to Section 5.2(a)). Holdings shall certify by a certificate signed by its chief financial officer that all such statements have been prepared in accordance with GAAP and present fairly in all material respects Holdings’ and its Subsidiaries’ financial position as at the dates thereof and their results of operations for the periods then ended, subject to normal year-end adjustments and the absence of footnotes;
          (c) With each of the annual audited Financial Statements delivered pursuant to Section 5.2(a), and within forty-five (45) days after the end of each month (the “subject month”), a certificate of the chief financial officer of the Borrower setting forth in reasonable detail (i) the calculations required to establish whether or not a Low Availability Trigger Date occurred during the subject month and whether or not a Low Availability Period should have been instituted during the subject month or based on the average Availability during the subject month; (ii) if a Low Availability Period was in effect during the subject month, the calculations required to establish that the Obligated Parties were in compliance with the covenants set forth in Sections 7.22 and 7.23 during the period covered in such Financial Statements and as at the end thereof; and (iii) if a Low Availability Period was not in effect during the subject month, the calculations required to determine the amounts used in determining the Fixed Charge Coverage Ratio during the period covered in such Financial Statements and as at the end thereof.
          (d) Within forty-five (45) days after the end of each quarter, a certificate of the chief financial officer of the Borrower stating that, except as explained in reasonable detail in such certificate: (i) all of the representations and warranties of the Obligated Parties contained in this Agreement and the other Loan Documents are correct and complete in all material respects as at the date of such certificate as if made at such time, except for those that speak as of a particular date (which representations and warranties shall be correct and complete in all material respects as of such date); (ii) the Obligated Parties are, at the date of such certificate, in compliance in all material respects with all of their respective covenants and agreements in this Agreement and the other Loan Documents; and (iii) no Default or Event of Default then exists or existed during the period covered by the Financial Statements for such quarter. If such certificate discloses that a representation or warranty is not correct or complete, that a covenant has not been complied with, or that a Default or Event of Default existed or exists, such certificate shall set forth what action the Obligated Parties have taken or propose to take with respect thereto;
          (e) No sooner than sixty (60) days and not later than thirty (30) days prior to the beginning of each Fiscal Year, annual forecasts (to include forecasted consolidated and consolidating balance sheets, income statements and cash flow statements) for Holdings and its Subsidiaries as at the end of and for each quarter of such Fiscal Year;
          (f) Promptly after filing with the IRS, a copy of each annual report or other filing filed with respect to each Plan of any Obligated Party;
          (g) Promptly upon the filing thereof, copies of (i) all reports, if any, to or other documents filed by any Obligated Party or any of its Subsidiaries with the Securities and Exchange Commission under the Exchange Act, (ii) all reports, notices, or statements sent or received by any Obligated Party or any of its Subsidiaries to or from the holders of any equity interests of such Obligated Party (other than routine non-material correspondence sent by shareholders of such Obligated Party to such Obligated Party) or any such Subsidiary or of any Debt of any Obligated Party or any of its Subsidiaries registered under the Securities Act of 1933 or to or from the trustee under any indenture under which the same is issued, and (iii) to the extent applicable to any Obligated Party or any of its Subsidiaries, all filings made by such Obligated Party or any of its Subsidiaries, and any of its respective principal executive officers and principal financial officers (or individuals performing similar functions) under the Sarbanes-Oxley Act;
          (h) As soon as available, but in any event not later than fifteen (15) days after any Obligated Party’s receipt thereof, a copy of all management reports and management letters prepared for such Obligated Party by any independent certified public accountants of the Obligated Parties;

          (i) Promptly after their preparation, copies of any and all proxy statements, financial statements, and reports that any of the Obligated Parties or Alon makes available to its shareholders;
          (j) If requested by the Agent, promptly after the filing thereof, a copy of each income tax return and any amendments thereto filed with the IRS by the Obligated Parties or by any of their Subsidiaries;
          (k) (i) If no Low Availability Period is in effect, then on or before the 15th day of each month, a Borrowing Base Certificate as of the end of the previous month, or (ii) if a Low Availability Period is in effect, then on or before the 10th day of each month, a Borrowing Base Certificate as of the end of the previous month and, in addition thereto, on or before the 25th day of each month, a Borrowing Base Certificate as of the 15th of such month, together with such additional Borrowing Base Certificates as and when requested by the Agent in writing. Together with each such Borrowing Base Certificate, the Borrower shall deliver: (1) a schedule of the Borrower’s Accounts created, credits given, cash collected, and other adjustments to Accounts since the last such schedule; (2) an ageing of the Borrower’s Accounts, together with a reconciliation to the corresponding Borrowing Base and to the Borrower’s general ledger; (3) an ageing of the Borrower’s accounts payable; (4) a detailed calculation and description of Eligible Petroleum Inventory, Eligible Cash and Cash Equivalents, Eligible Investments, Eligible Margin Deposits, Eligible Petroleum Inventory in Transit, Paid but Unexpired Letters of Credit, First Purchaser Liens, and Eligible Exchange Balances; (5) a schedule in reasonable detail setting forth the additions and reductions in the Borrower’s accounts receivable since delivery of the previous Borrowing Base Certificate with a reconciliation to the corresponding accounts receivable ageing; (6) Inventory reports by category and location, together with reconciliation to the corresponding Borrowing Base and to the Borrower’s general ledger. Upon request of the agent, the Borrower shall deliver: (A) inventory reports by category and location; (B) copies of invoices in connection with the Borrower’s Accounts, customer statements, credit memos, remittance advices and reports, deposit slips, shipping and delivery documents in connection with the Borrower’s Accounts and for Inventory and Equipment acquired by the Borrower, purchase orders, and invoices; (C) a statement of the balance of each intercompany Account, if any; (D) such other reports as to the Collateral as the Agent shall reasonably request from time to time; and (E) with the delivery of each of the foregoing, a certificate of the Borrower executed by an officer thereof certifying as to the accuracy and completeness of the foregoing. If the Borrower’s records or reports of the Collateral are prepared by an accounting service or other agent, the Borrower hereby authorizes such service or agent to deliver such records, reports, and related documents to the Agent, for distribution to the Lenders.
          (l) If requested by the Agent, a list, certified by an officer of the applicable Obligated Party, of such Obligated Party’s suppliers of Petroleum Product and such information about such suppliers and source of such Inventory as the Agent may reasonably request; and
          (m) Such additional information as the Agent and/or any Lender may from time to time reasonably request regarding the financial and business affairs of the Obligated Parties or any of their Subsidiaries.

     5.3 Notices to the Lenders. The Obligated Parties shall notify the Agent and the Lenders in writing of the following matters at the following times:
          (a) Immediately after becoming aware of any Default or Event of Default;
          (b) Immediately after becoming aware of the assertion by the holder of any capital stock of any Obligated Party or of any of its Subsidiaries or the holder of any Debt of any Obligated Party or of any of its Subsidiaries, in either case, that involves a face amount in excess of One Hundred Thousand Dollars ($100,000) that a default exists with respect thereto or that such Obligated Party or such Subsidiary is not in compliance with the terms thereof, or the threat or commencement by such holder of any enforcement action because of such asserted default or non-compliance;
          (c) Immediately after becoming aware of any event or circumstance that could have a Material Adverse Effect;
          (d) Immediately after becoming aware of any pending or threatened action, suit, or proceeding, by any Person, or any pending or threatened investigation by a Governmental Authority, which could reasonably be expected to have a Material Adverse Effect;
          (e) Immediately after becoming aware of any pending or threatened strike, work stoppage, unfair labor practice claim, or other labor dispute affecting the Obligated Parties or any of their Subsidiaries in a manner that could reasonably be expected to have a Material Adverse Effect;
          (f) Immediately after becoming aware of any violation of any law, statute, regulation, or ordinance of a Governmental Authority affecting the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect;
          (g) Immediately after receipt of any notice of any violation by any Obligated Party or any of its Subsidiaries of any Environmental Law that could reasonably be expected to have a Material Adverse Effect or that any Governmental Authority has asserted in writing that either (i) any Obligated Party or any of its Subsidiaries is not in compliance with any Environmental Law or (ii) such Governmental Authority is investigating any Obligated Party’s or such Subsidiary’s compliance with any Environmental Law;
          (h) Immediately after receipt of any written notice that any Obligated Party or any of its Subsidiaries is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant or that any Obligated Party or any of its Subsidiaries is subject to investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to the Release or threatened Release of any Contaminant that, in either case, is reasonably likely to give rise to liability in excess of Five Hundred Thousand Dollars ($500,000);
          (i) Immediately after receipt of any written notice of the imposition of any Environmental Lien against any property of any Obligated Party or any of its Subsidiaries;

          (j) Any change in any Obligated Party’s name, type of entity, organizational identification number, state of organization, locations of Collateral, form of organization, trade names under which such Obligated Party will sell Inventory or create Accounts, or to which instruments in payment of Accounts may be made payable, in each case at least thirty (30) days prior thereto;
          (k) Five (5) Business Days before the initial purchase during the term of this Agreement by any Obligated Party of any Petroleum Product from a Person who may be the beneficiary of a First Purchaser Lien or may belong to the class of Persons intended to be protected by a statute or other law providing for a First Purchaser Lien;
          (l) (i) Within ten (10) Business Days after any Obligated Party knows or has reason to know, that an ERISA Event or a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred, and, when known, any action taken or threatened by the IRS, the DOL or the PBGC with respect thereto; and (ii) within thirty (30) Business Days after any ERISA Affiliate knows or has reason to know, that an ERISA Event or a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred, and, when known, any action taken or threatened by the IRS, the DOL or the PBGC with respect thereto;
          (m) Upon request, or, if such filing reflects a significant change with respect to the matters covered thereby, copies of the following: (i) each annual report (form 5500 series), including Schedule B thereto, filed with the PBGC, the DOL or the IRS with respect to each Plan; (ii) a copy of each funding waiver request filed with the PBGC, the DOL or the IRS with respect to any Plan and all communications received by any Obligated Party or any ERISA Affiliate from the PBGC, the DOL or the IRS with respect to such request; and (iii) a copy of each other filing or notice filed with the PBGC, the DOL or the IRS, with respect to each Plan by any Obligated Party or any ERISA Affiliate; in each case, within three (3) Business Days after the filing thereof by any Obligated Party with the PBGC, the DOL or the IRS, as applicable, and within fifteen (15) Business Days after the filing thereof by any ERISA Affiliate with the PBGC, the DOL or the IRS, as applicable;
          (n) Upon request, copies of each actuarial report for any Plan or Multi-employer Plan and annual report for any Multi-employer Plan; and within three (3) Business Days after receipt thereof by any Obligated Party and within fifteen (15) Business Days after receipt thereof by any ERISA Affiliate, copies of the following: (i) any notices of the PBGC’s intention to terminate a Plan or to have a trustee appointed to administer such Plan; (ii) any favorable or unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Code; or (iii) any notice from a Multi-employer Plan regarding the imposition of withdrawal liability;
          (o) Within three (3) Business Days after the occurrence thereof: (i) any changes in the benefits of any existing Plan that increase the Obligated Parties’ annual costs with respect thereto by an amount in excess of $1,000,000, or the establishment of any new Plan or the commencement of contributions to any Plan to which any Obligated Party was not previously contributing; or (ii) any failure by any Obligated Party or any ERISA Affiliate to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment;
          (p) Within fifteen (15) Business Days after the occurrence thereof: (i) the establishment of any new Plan or the commencement of contributions to any Plan to which any ERISA Affiliate was not previously contributing; or (ii) any failure by any ERISA Affiliate to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment;
          (q) Within three (3) Business Days after any Obligated Party knows or has reason to know that any of the following events has or will occur, and within fifteen (15) Business Days after any ERISA Affiliate knows or has reason to know that any of the following events has or will occur: (i) a Multi-employer Plan has been or will be terminated; (ii) the administrator or plan sponsor of a Multi-employer Plan intends to terminate a Multi-employer Plan; or (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multi-employer Plan.
Each notice given under this Section shall describe the subject matter thereof in reasonable detail, and shall set forth the action that the Obligated Parties, their Subsidiaries, or any ERISA Affiliate, as applicable, has taken or proposes to take with respect thereto.
ARTICLE 6
GENERAL WARRANTIES AND REPRESENTATIONS
     The Obligated Parties warrant and represent to the Agent, the Lenders, and the Bank that except as hereafter disclosed to and accepted by the Agent and the Required Lenders in writing:
     6.1 Authorization, Validity, and Enforceability. Each Obligated Party has the power and authority to execute, deliver, and perform this Agreement and the other Loan Documents to which it is a party, to incur the Obligations, and to grant to the Agent, for the benefit of the Lenders, Liens upon and security interests in the Collateral. Each Obligated Party has taken all necessary action (including without limitation, obtaining approval of its stockholders if necessary) to authorize its execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and the other Loan Documents to which each Obligated Party is a party have been duly executed and delivered by such Obligated Party and constitute the legal, valid, and binding obligations of such Obligated Party enforceable against it in accordance with their respective terms. Each Obligated Party’s execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party do not and will not conflict with, constitute a violation or breach of, or result in the imposition of any Lien upon the property of such Obligated Party or any of its Subsidiaries by reason of the terms of: (a) any contract, mortgage, lease, agreement, indenture, or instrument to which such Obligated Party is a party or that is binding upon it; (b) any Requirement of Law applicable to such Obligated Party or any of its Subsidiaries; or (c) the certificate or articles of incorporation or by-laws or the limited liability company or limited partnership agreement of such Obligated Party or any of its Subsidiaries, as applicable.
     6.2 Validity and Priority of Security Interest. The provisions of the Loan Documents create legal and valid Liens on all the Collateral in favor of the Agent, for the ratable benefit of the Agent and the Lenders. Such Liens constitute perfected and continuing Liens on all the Collateral, having priority over all other Liens on the Collateral, except for those Liens identified in clauses (c), (d), (e), and (f) of the definition of “Permitted Liens”. Such Liens secure all the Obligations, and are enforceable against the Obligated Parties and all third parties.
     6.3 Organization and Qualification. Each Obligated Party: (a) is duly organized or incorporated and validly existing and in good standing under the laws of the state of its organization or incorporation; (b) is qualified to do business and is in good standing in the jurisdictions set forth on Schedule 6.3, which are the only jurisdictions in which qualification is necessary in order for it to own or lease its property and conduct its business; and (c) has all requisite power and authority to conduct its business and to own its property.
     6.4 Corporate Name; Prior Transactions. Other than as set forth on Schedule 6.4, no Obligated Party has, during the past five (5) years, been known by or used any corporate, organizational, or fictitious name, or been a party to any merger or consolidation (other than any Unrestricted Merger and Acquisition entered into after the Closing Date), acquired all or substantially all of the assets of any Person, or acquired any of its property outside of the ordinary course of business.
     6.5 Subsidiaries. Schedule 6.5 is a correct and complete list of the name of Holdings and all of Holdings’ Subsidiaries and a description of their relationship to Holdings. Holdings and each Obligated Party is: (a) duly incorporated or organized and validly existing in good standing under the laws of its state of incorporation or organization set forth on Schedule 6.5; and (b) qualified to do business and in good standing in each jurisdiction in which the failure to so qualify or be in good standing could reasonably be expected to have a material adverse effect on any such Person’s business, operations, prospects, property, or condition (financial or otherwise); and (c) has all requisite power and authority to conduct its business and own its property.
     6.6 Financial Statements and Projections.
          (a) The Obligated Parties have delivered the following to the Agent: (i) the audited balance sheet and related statements of income, retained earnings, cash flows, and changes in stockholders equity for the Borrower and its consolidated Subsidiaries as of December 31, 2005, and for the Fiscal Year then-ended, accompanied by the report thereon of the Borrower’s independent certified public accountants; and (ii) the unaudited balance sheet and related statements of income and cash flows for the Borrower and its consolidated Subsidiaries as of September 30, 2006. Such financial statements are attached hereto as Exhibit C. All such financial statements have been prepared in accordance with GAAP and fairly present in all material respects the financial position of the Borrower and its consolidated Subsidiaries as at the dates thereof and their results of operations for the periods then-ended.
          (b) The Latest Projections when submitted to the Lenders as required herein represent the Obligated Parties’ best estimate of the future financial performance of Holdings and its Subsidiaries for the periods set forth therein. The Latest Projections have been prepared on the basis of the assumptions set forth therein, which the Obligated Parties believe are fair and reasonable in light of current and reasonably foreseeable business conditions at the time submitted to the Lenders.
          (c) The pro forma balance sheet of the Obligated Parties as at December 31, 2006, attached hereto as Exhibit C, fairly presents in all material respects the Obligated Parties’ financial condition as at such date after giving effect to the transactions contemplated by this Agreement as if the closing of such transactions had occurred on such date and the Closing Date had been such date, and has been prepared in accordance with GAAP.
     6.7 Capitalization. The authorized capital stock of each Obligated Party is as set forth on Schedule 6.7. All of the Obligated Parties’ authorized stock is issued and outstanding and held beneficially and of record by the stockholders and in the amounts set forth on Schedule 6.7. All such outstanding shares of the Obligated Parties’ stock have been duly authorized and validly issued, are fully paid and non-assessable, have been issued in compliance with all applicable federal and state securities laws, and are not subject to any preemptive rights or rights of first refusal created by statute, the charter documents of the Obligated Parties or any agreement to which any Obligated Party is a party or by which it is bound.
     6.8 Solvency. Each Obligated Party is Solvent prior to and after giving effect to the Borrowings to be made on the Closing Date and the issuance of the Letters of Credit to be issued on the Closing Date, and shall remain Solvent during the term of this Agreement.
     6.9 Debt. After giving effect to the making of the Loans to be made on the Closing Date, the Obligated Parties and their Subsidiaries have no Debt, except: (a) the Obligations; (b) Subordinated Debt, including the Subordinated Term Loan Debt; (c) Guaranties permitted by Section 7.12; and (d) other Debt described on Schedule 6.9 (as such Schedule may be amended by delivery to the Agent from time to time of a revised schedule to reflect the incurrence of Unrestricted Debt).
     6.10 Distributions. Since August 4, 2006, no Distribution has been declared, paid, or made upon or in respect of any capital stock or other securities of any Obligated Party or any of its Subsidiaries, except for Permitted Distributions made after the Closing Date.
     6.11 Real Estate; Leases. Schedule 6.11 sets forth a correct and complete list of all Real Estate owned by the Obligated Parties and all Real Estate owned by any of their Subsidiaries, all leases and subleases of real or personal property held by any Obligated Party as lessee or sublessee (other than leases of personal property as to which such Obligated Party is lessee or sublessee for which the value of such personal property in the aggregate is less than

$250,000), and all leases and subleases of real or personal property held by the Obligated Parties as lessor, or sublessor. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists. Each Obligated Party has good and marketable title in fee simple to the Real Estate identified on Schedule 6.11 as “owned” by such Obligated Party, or valid leasehold interests in all Real Estate designated therein as “leased” by such Obligated Party and each Obligated Party has good, indefeasible, and merchantable title to all of its other property reflected on the Financial Statements as of September 30, 2006, delivered to the Agent and the Lenders, except as disposed of in the ordinary course of business since the date thereof, free of all Liens except Permitted Liens.
     6.12 Proprietary Rights. Schedule 6.12 sets forth a correct and complete list of all of the Obligated Parties’ Proprietary Rights. None of the Proprietary Rights is subject to any licensing agreement or similar arrangement except as set forth on Schedule 6.12. To the best of the Obligated Parties’ knowledge, none of the Proprietary Rights infringes on or conflicts with any other Person’s property, and no other Person’s property infringes on or conflicts with the Proprietary Rights. The Proprietary Rights described on Schedule 6.12 constitute all of the property of such type necessary to the current and anticipated future conduct of the Obligated Parties’ business.
     6.13 Trade Names. All trade names or styles under which Obligated Parties or any of their Subsidiaries will sell Inventory or create Accounts, or to which instruments in payment of Accounts may be made payable, are listed on Schedule 6.13.
     6.14 Litigation. Except as set forth on Schedule 6.14, there is no pending, or to the best of the Obligated Parties’ knowledge threatened, action, suit, proceeding, or counterclaim by any Person, or to the best of the Obligated Parties’ knowledge, investigation by any Governmental Authority, or any basis for any of the foregoing, that could reasonably be expected to have a Material Adverse Effect.
     6.15 Labor Disputes. Except as set forth on Schedule 6.15: (a) there is no collective bargaining agreement or other labor contract covering employees of any Obligated Party or any of its Subsidiaries; (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement; (c) no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of any Obligated Party or any of its Subsidiaries or for any similar purpose; and (d) there is no pending or (to the best of the Obligated Parties’ knowledge) threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting any Obligated Party or any of its Subsidiaries or their respective employees.
     6.16 Environmental Laws. Except as otherwise disclosed on Schedule 6.16.:
          (a) Except as could not reasonably be expected to result in a Material Adverse Effect, each Obligated Party and its Subsidiaries have complied in all material respects with all Environmental Laws and neither any Obligated Party nor any of its Subsidiaries nor any of their presently owned or leased real property or presently conducted operations, nor their previously owned real property or prior operations, are subject to any enforcement order from or liability agreement with any Governmental Authority or private Person respecting: (i) compliance with any Environmental Law; or (ii) any potential liabilities and costs or remedial action arising from the Release or threatened Release of a Contaminant.
          (b) Except as could not reasonably be expected to result in a Material Adverse Effect, each Obligated Party and its Subsidiaries have obtained all permits necessary for their current operations under Environmental Laws, and all such permits are in good standing and each Obligated Party and its Subsidiaries are in compliance with all material terms and conditions of such permits.
          (c) Except as could not reasonably be expected to result in a Material Adverse Effect, neither any Obligated Party nor any of its Subsidiaries, nor, to the best of the Obligated Parties’ knowledge, any of their predecessors in interest, has stored, treated or disposed of any hazardous waste in violation of applicable law.
          (d) Except as could not reasonably be expected to result in a Material Adverse Effect, neither any Obligated Party nor any of its Subsidiaries has received any unresolved summons, complaint, order or similar written notice indicating that it is not currently in compliance with, or that any Governmental Authority is investigating its compliance with, any Environmental Laws or that it is or may be liable to any other Person as a result of a Release or threatened Release of a Contaminant.
          (e) None of the present or past operations of the Obligated Parties and their Subsidiaries is the subject of any investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to a Release or threatened Release of a Contaminant, except where any such Release or the determination that such remedial action is needed in could not reasonably be expected to result in a Material Adverse Effect.
          (f) There is not now, nor to the best of the Obligated Parties’ knowledge has there ever been, on or in the Real Estate:
          (i) any underground storage tanks or surface impoundments;
          (ii) any asbestos-containing material;
          (iii) any polychlorinated biphenyls (PCBs) used in hydraulic oils, electrical transformers or other equipment;
          (iv) any Release in concentrations or amounts likely to give rise to liability under any Environmental Law, except as could not reasonably be expected to result in a Material Adverse Effect.
          (g) Except as could not reasonably be expected to result in a Material Adverse Effect, neither any Obligated Party nor any of its Subsidiaries has filed any notice under any requirement of Environmental Law reporting a spill or accidental and unpermitted Release or discharge of a Contaminant into the environment.
          (h) Neither any Obligated Party nor any of its Subsidiaries has entered into any negotiations or settlement agreements with any Person (including the prior owner of any of its property) imposing obligations or liabilities on any Obligated Party or any of its Subsidiaries with respect to any remedial action in response to the Release of a Contaminant or environmentally related claim, except where the failure to comply with such obligations or liabilities could not reasonably be expected to result in a Material Adverse Effect.
          (i) No Environmental Lien has attached to the Real Estate.
     6.17 No Violation of Law. Neither any Obligated Party nor any of its Subsidiaries is in violation of any law, statute, regulation, ordinance, judgment, order, or decree applicable to it, which violation could reasonably be expected to have a Material Adverse Effect. To the extent applicable to any Obligated Party or any of its Subsidiaries, each Obligated Party and its Subsidiaries and their respective principal executive officers and principal financial officers (and any individuals performing similar functions) are in compliance with any certification requirements of the Sarbanes-Oxley Act.
     6.18 No Default. Neither any Obligated Party nor of any of its Subsidiaries is in default with respect to any note, indenture, loan agreement, mortgage, lease, deed, or other agreement to which it is a party or by which it is bound, which default could reasonably be expected to have a Material Adverse Effect.
     6.19 ERISA Compliance. Except as specifically disclosed on Schedule 6.19:
          (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and, to the best knowledge of the Obligated Parties, nothing has occurred that would cause the loss of such qualification. Each Obligated Party and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
          (b) There are no pending or, to the best knowledge of the Obligated Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
          (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Obligated Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Obligated Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multi-employer Plan; and (v) neither any Obligated Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
     6.20 Taxes. Each Obligated Party and its Subsidiaries have filed all federal and other tax returns and reports required to be filed, and have paid all federal and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable unless such unpaid taxes and assessments would constitute a Permitted Lien.
     6.21 Regulated Entities. None of Obligated Parties, any Person controlling any Obligated Party, or any of their Subsidiaries, is an “Investment Company” within the meaning of the Investment Company Act of 1940. Neither any Obligated Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code or law, or any other federal or state statute or regulation limiting its ability to incur indebtedness.
     6.22 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely to repay existing indebtedness and for working capital and other corporate purposes to the extent not prohibited by the organizational documents of the Borrower, this Agreement or any other Loan Document. Neither any Obligated Party nor any of its Subsidiaries is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.
     6.23 Copyrights, Patents, Trademarks and Licenses, etc. The Obligated Parties own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, licenses, rights of way, authorizations and other rights that are reasonably necessary for the operation of their businesses, without conflict with the rights of any other Person. To the best knowledge of the Obligated Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Obligated Party or any of its Subsidiaries infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Obligated Parties, proposed, that, in either case, could reasonably be expected to have a Material Adverse Effect.
     6.24 No Material Adverse Effect. No Material Adverse Effect has occurred since August 30, 2006.

     6.25 Full Disclosure. None of the representations or warranties made by any Obligated Party or any of its Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of any Obligated Party or any of its Subsidiaries in connection with the Loan Documents (including any offering and disclosure materials delivered by or on behalf of any Obligated Party or any of its Subsidiaries to the Agent prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.
     6.26 Material Agreements. All agreements, contracts, and leases for the purchase, sale, storage or shipment of Petroleum Product or Inventory (including any terminal leases) to which any Obligated Party or any of its Subsidiaries (in each case, other than an Immaterial Company) is a party or is bound and that involve greater than $5,000,000 in obligations and are for greater than 90 day terms are set forth on Schedule 6.26 (as such Schedule may be amended by delivery to the Agent from time to time of a revised schedule together with the certificate required to be delivered pursuant to Section 5.2(a)).
     6.27 Bank Accounts. Schedule 6.27 contains a complete and accurate list as of the Closing Date of all bank accounts maintained by the Obligated Parties with any bank or other financial institution.
     6.28 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Obligated Parties or any of their Subsidiaries of this Agreement or any other Loan Document.
     6.29 First Purchaser Liens. None of the Petroleum Product owned or purchased by the Obligated Parties is subject to a First Purchaser Lien except as the Obligated Parties may have previously notified the Agent in accordance with Section 5.3(k).
     6.30 Richmond Pier. The Obligated Parties do not use the pier and dock facilities located offshore of the Richmond Pier for any use other than the shipment and receipt of Petroleum Product. The Obligated Parties do not store any Petroleum Product at such pier or dock facilities.
ARTICLE 7
AFFIRMATIVE AND NEGATIVE COVENANTS
     The Obligated Parties covenant to the Agent, the Bank, and each Lender that so long as any of the Obligations remain outstanding or this Agreement is in effect:
     7.1 Taxes and Other Obligations. Each Obligated Party shall, and shall cause each of its Subsidiaries to: (a) file when due all tax returns and other reports that it is required to file;

(b) pay or provide for the payment, when due, of all taxes, fees, assessments, and other governmental charges against it or upon its property, income, and franchises, make all required withholding and other tax deposits, and establish adequate reserves for the payment of all such items, and provide to the Agent and the Lenders, upon request, satisfactory evidence of its timely compliance with the foregoing; and (c) pay when due all Debt owed by it and all claims of materialmen, mechanics, carriers, warehousemen, landlords, processors, and other like Persons, and all other indebtedness owed by it and perform and discharge in a timely manner all other obligations undertaken by it; provided, however, that neither the Obligated Parties nor any of their Subsidiaries need pay any claims or indebtedness, tax, fee, assessment, or governmental charge: (i) that is being contesting in good faith by appropriate proceedings diligently pursued; (ii) as to which the applicable Obligated Party or Subsidiary, as the case may be, has established proper reserves as required under GAAP; (iii) the nonpayment of which does not result in the imposition of a Lien (other than a Permitted Lien); (iv) does not consist of Obligations; and (v) in the case of claims and indebtedness, so long as the aggregate amount of such claims and indebtedness does not exceed Three Million Dollars ($3,000,000).
     7.2 Legal Existence and Good Standing. Each Obligated Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence and its qualification and good standing in all jurisdictions in which the failure to maintain such existence and qualification or good standing could reasonably be expected to have a Material Adverse Effect.
     7.3 Compliance with Law and Agreements; Maintenance of Licenses. Each Obligated Party (other than any Immaterial Company) shall comply, and shall cause each of its Subsidiaries (other than any Immaterial Company) to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act, all Environmental Laws, and, to the extent applicable to such Obligated Party or its Subsidiaries, the Sarbanes-Oxley Act). Each Obligated Party (other than any Immaterial Company) shall, and shall cause each of its Subsidiaries (other than any Immaterial Company) to, obtain and maintain all licenses, permits, franchises, and governmental authorizations necessary to own its property and to conduct its business as conducted on the Closing Date. No Obligated Party shall modify, amend, or alter its certificate or articles of incorporation, as applicable, or its Bylaws or operating agreement, other than in a manner that does not adversely affect the rights of the Lenders or the Agent and, in such event, only after giving written notice of the proposed change to the Agent. To the extent applicable to the Obligated Parties, the Obligated Parties shall cause their principal executive officers and principal financial officers (or other individuals performing similar functions) to comply with all provisions of the Sarbanes-Oxley Act.
     7.4 Maintenance of Property; Inspection of Property.
          (a) Each Obligated Party (other than any Immaterial Company) shall, and shall cause each of its Subsidiaries (other than any Immaterial Company) to, maintain all of its property (including its leased properties) necessary and useful in the conduct of its business in good operating condition and repair, ordinary wear and tear excepted.

          (b) Each Obligated Party shall permit representatives and independent contractors of the Agent to visit and inspect any of the Obligated Parties’ properties to examine its corporate, financial, and operating records and make copies thereof or abstracts therefrom and to discuss its affairs, finances, and accounts with its directors, officers, and independent public accountants during normal business hours, and the Obligated Parties shall provide at their own cost and expense any assistance reasonably requested by the Agent’s representatives and independent contractors in connection with such examinations, subject to the following:
          (i) If no Event of Default has occurred and is continuing: (x) the Agent shall provide the Borrower with reasonable advance notice of any such examination; and (y) subject to clause (ii) below, the Agent shall not conduct more than one (1) such examination in any year so long as Average Monthly Availability was greater than $100,000,000 at all times during the previous twelve consecutive month period, and not more than two (2) such examinations per year if Average Monthly Availability was less than $100,000,000 at any times during the previous twelve consecutive month period; and
          (ii) If an Event of Default has occurred and is continuing: (x) Agent shall not be required to provide advance notice of any such examination to the Borrower or any other Obligated Party or conduct any such examination during normal business hours; (y) any such examination commenced at any time during which an Event of Default has occurred and is continuing shall not be counted as one of the examinations described in clause (i) above (even if the Event of Default ceases to be continuing during the course of such examination), and (z) any costs incurred by the Agent in connection with such examinations shall be paid in full by the Obligated Parties (which cost reimbursement shall apply even if the Event of Default ceases to be continuing during the course of an examination).
     7.5 Insurance.
          (a) Each Obligated Party shall maintain insurance with respect to the Collateral, covering casualty, hazard, public liability, theft, malicious mischief, flood and other risks, in amounts that are normal and customary for companies with similar industry risks, with endorsements and with insurers (with a Best Rating of at least A7 or equivalent, unless otherwise approved by the Agent) satisfactory to the Agent. All proceeds under each property damage or casualty policy and all business interruption proceeds shall, subject to the CS Intercreditor Agreement, be paid to the Agent (it being understood and agreed that instruments of payment issued by any insurer may be made payable jointly to the Agent and the Borrower). From time to time upon request, the Obligated Parties shall deliver to the Agent copies of its insurance policies and updated flood plain searches. Unless the Agent agrees otherwise, each policy shall include satisfactory endorsements (i) showing the Agent as loss payee or additional insured, as appropriate; (ii) requiring 30 days prior written notice to the Agent in the event of cancellation of the policy for any reason other than non-payment of premiums, and 10 days notice for cancellation due to non-payment; and (iii) specifying that the interest of the Agent shall not be impaired or invalidated by any act or neglect of any Obligated Party or the owner of any Real

Estate, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. Without limiting the foregoing, in the event that any portion of the Real Estate is determined to be located within an area that has been identified by the Director of the Federal Emergency Management Agency as a Special Flood Hazard Area (“SFHA”), the Obligated Parties shall purchase and maintain flood insurance on the Real Estate and any Equipment and Inventory located on the Real Estate. The amount of said flood insurance will be reasonably determined by the Agent, and shall, at a minimum, comply with applicable federal regulations as required by the Flood Disaster Protection Act of 1973, as amended. The Obligated Parties shall also maintain flood insurance for its Inventory and Equipment that is, at any time, located in a SFHA.
          (b) If any Obligated Party fails to provide and pay for any insurance, the Agent may, at its option, but shall not be required to, procure the insurance and charge the Loan Account therefor. The Agent will endeavor to provide the Borrower with concurrent notice of any such procurement of insurance, but the failure to provide any such notice shall not result in any liability on the part of the Agent or the Lenders and shall not otherwise affect any such insurance sop procured. Each Obligated Party agrees to deliver to the Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default is continuing, the Obligated Parties may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to the Agent. If an Event of Default has occurred and is continuing, only the Agent shall be authorized to settle, adjust and compromise such claims.
          (c) Subject to the CS Intercreditor Agreement, any proceeds of any property damage or casualty insurance and business interruption insurance and any awards arising from condemnation of any Collateral shall be paid to the Agent; provided, however, that, so long as any amounts guarantied pursuant to the CS Guarantee and Collateral Agreement are outstanding, CS may also be listed as an insured or loss payee in accordance with the CS Intercreditor Agreement.
     7.6 Insurance and Condemnation Proceeds. The Obligated Parties shall promptly notify the Agent of any loss, damage, or destruction to the Collateral in an aggregate amount in excess of $1,000,000 in any year, whether or not covered by insurance. The Agent is hereby authorized to collect all property damage and casualty insurance, business interruption insurance, and condemnation proceeds in respect of Collateral directly and to apply or remit them as follows:
          (a) With respect to insurance and condemnation proceeds not relating to Collateral that serves as first priority collateral for CS in accordance with the CS Intercreditor Agreement, after deducting from such proceeds the reasonable expenses, if any, incurred by the Agent in the collection or handling thereof, the Agent shall apply such proceeds, ratably, to the reduction of the Obligations in the order provided for in Section 3.7.
          (b) With respect to insurance and condemnation proceeds relating to any Collateral that serves as first priority collateral for CS in accordance with the CS Intercreditor Agreement, the Agent shall: (i) only so long as any amounts guarantied pursuant to the CS

Guarantee and Collateral Agreement are outstanding, permit the Obligated Parties to use such proceeds in accordance with the CS Guarantee and Collateral Agreement; and (ii) if the amounts guarantied pursuant to the CS Guarantee and Collateral Agreement have been paid in full (whether by application of insurance and/or condemnation proceeds pursuant to the immediately preceding clause (i) or otherwise), permit or require the Obligated Parties to use such proceeds, or any part thereof, to replace, repair, restore, or rebuild any such Collateral consisting of Fixed Assets in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage, or destruction so long as: (x) no Default or Event of Default has occurred and is continuing; (y) the aggregate proceeds do not exceed $5,000,000, and (iii) the Obligated Parties first: (x) provide the Agent and the Required Lenders with plans and specifications for any such repair or restoration in form and substance reasonably satisfactory to the Agent and the Required Lenders; and (y) demonstrate to the reasonable satisfaction of the Agent and the Required Lenders that the funds available to the Obligated Parties will be sufficient to complete such project in the manner provided therein. In all other circumstances, the Agent shall apply such insurance and condemnation proceeds, ratably, to the reduction of the Obligations in the order provided for in Section 3.7.
     7.7 Environmental Laws.
          (a) Each Obligated Party shall, and shall cause each of its Subsidiaries to, conduct its business in material compliance with all Environmental Laws applicable to it, including those relating to the generation, handling, use, storage, and disposal of any Contaminant. Each Obligated Party shall, and shall cause each of its Subsidiaries to, take prompt and appropriate action to respond to any material non-compliance with Environmental Laws and shall regularly report to the Agent on such response.
          (b) Without limiting the generality of the foregoing, the Obligated Parties shall submit to the Agent and the Lenders (i) annually on each Anniversary Date, an update of the status of each such environmental material non-compliance or liability issue, and (ii) within 5 Business Days after receipt thereof, a copy of any environmental audits or reports delivered or deliverable to CS that relate to the Collateral. The Agent may request copies of technical reports prepared by the Obligated Parties and their communications with any Governmental Authority to determine whether the Obligated Parties or any of their Subsidiaries are proceeding reasonably to correct, cure, or contest in good faith any alleged non-compliance or environmental liability. If requested by the Agent following an alleged material non-compliance with Environmental Laws, or upon the Agent having a reasonable belief that any such material non-compliance with Environmental Laws may exist, the Obligated Parties shall, at the Agent’s request and at the Obligated Parties’ expense: (1) retain an independent environmental engineer acceptable to the Agent to evaluate the site, including tests if appropriate, where the material non-compliance or alleged material non-compliance with Environmental Laws has occurred and prepare and deliver to the Agent, in sufficient quantity for distribution by the Agent to the Lenders, a report setting forth the results of such evaluation, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof; and (2) provide to the Agent a supplemental report of such engineer whenever the scope of the environmental problems, or the response thereto or the estimated costs thereof, shall increase in any material respect.

          (c) At any time during the continuance of an Event of Default, and at any other time during which the Obligated Parties have not complied with the requirements of clause (b) above, the Agent and its representatives will have the right at any reasonable time to enter and visit the Real Estate and any other place where any property of the Obligated Parties is located for the purposes of observing the Real Estate, taking and removing soil or groundwater samples, and conducting tests on any part of the Real Estate, all at the Obligated Parties’ expense. The Agent is under no duty, however, to visit or observe the Real Estate or to conduct tests, and any such acts by the Agent will be solely for the purposes of protecting the Agent’s Liens and preserving the Agent and the Lenders’ rights under the Loan Documents. No site visit, observation, or testing by the Agent and the Lenders will result in a waiver of any default of the Obligated Parties or impose any liability on the Agent or the Lenders. In no event will any site visit, observation, or testing by the Agent be a representation that hazardous substances are or are not present in, on, or under the Real Estate, or that there has been or will be compliance with any Environmental Law. Neither any Obligated Party nor any of its Subsidiaries nor any other party is entitled to rely on any site visit, observation, or testing by the Agent. The Agent and the Lenders owe no duty of care to protect the Obligated Parties or any other party against, or to inform the Obligated Parties or any other party of, any Hazardous Substances or any other adverse condition affecting the Real Estate. The Agent may in its discretion disclose to the Obligated Parties or to any other party if so required by law any report or findings made as a result of, or in connection with, any site visit, observation, or testing by the Agent. The Obligated Parties understand and agree that the Agent makes no warranty or representation to the Obligated Parties or any other party regarding the truth, accuracy, or completeness of any such report or findings that may be disclosed. The Obligated Parties also understand that depending on the results of any site visit, observation, or testing by the Agent and disclosed to the Obligated Parties, the Obligated Parties may have a legal obligation to notify one or more environmental agencies of the results. The Obligated Parties also understand that such reporting requirements are site-specific and are to be evaluated by the Obligated Parties without advice or assistance from the Agent. In each instance, the Agent will give the Obligated Parties reasonable notice before entering the Real Estate or any other place the Agent is permitted to enter under this Section 7.7(c). The Agent will make reasonable efforts to avoid interfering with the Obligated Parties’ use of the Real Estate or any other property in exercising any rights provided hereunder and will repair any damage to the Real Estate or any other property of the Obligated Parties caused by the Agent in exercising any rights, ordinary wear and tear excepted.
     7.8 Compliance with ERISA. Each Obligated Party shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan that is qualified under Section 401(a) of the Code to maintain such qualification; (c) make all required contributions to any Plan subject to Section 412 of the Code; (d) not engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan; and (e) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
     7.9 Mergers, Consolidations or Sales. Neither any Obligated Party nor any of its Subsidiaries shall enter into any transaction of merger, reorganization, or consolidation, or, with respect to any Obligated Party, change its status as of the Closing Date from that of a corporation or limited liability company, to another type of entity, or transfer, sell, assign, lease, or otherwise dispose of all or any part of its property, or wind up, liquidate or dissolve, or agree to do any of the foregoing, except: (a) sales of Inventory in the ordinary course of its business; (b) Unrestricted Mergers and Acquisitions; (c) sales or other dispositions of Equipment in the ordinary course of business that are obsolete or no longer useable by the Obligated Parties in their business with an orderly liquidation value not to exceed $250,000 in any Fiscal Year. Subject to the rights granted to CS and the CS Intercreditor Agreement, within thirty (30) days following each such Equipment sale or disposition described in clause (c) above, the Obligated Parties shall either (i) apply such proceeds to the Loans in accordance with Section 3.7, or (ii) reinvest the proceeds of that sale or disposition in other Equipment, such Equipment to be free and clear of all Liens, except the Agent’s Liens; and (d) Unrestricted Sales.
     7.10 Distributions; Capital Change; Restricted Investments. Neither any Obligated Party nor any of its Subsidiaries shall: (a) make any change in its capital structure that could have a Material Adverse Effect; (b) make any Restricted Investment; or (c) directly or indirectly declare or make, or incur any liability to make, any Distribution, except Permitted Distributions, it being agreed and understood that if any Obligated Party or any of its Subsidiaries makes a Distribution believed to be a Permitted Distribution when made, but later determined to have been impermissible as of such date, such Obligated Party shall cause the return to it or its Subsidiary, as applicable, of such amount of the Distribution so that the balance of the Distribution would have been a Permitted Distribution when made. The foregoing adjustment shall occur no later than fifteen (15) days of the earlier to occur of (i) written notice by the Agent to the Borrower that such Distribution was impermissibly made, or (i) the date upon which the Borrower knows or should have known that such Distribution was impermissibly made.
     7.11 Transactions Affecting Collateral or Obligations. Neither any Obligated Party nor any of its Subsidiaries shall enter into any transaction that would be reasonably expected to have a Material Adverse Effect.
     7.12 Guaranties. Neither any Obligated Party nor any of its Subsidiaries shall make, issue, or become liable on any Guaranty, except: (i) Guaranties of the Obligations in favor of the Agent; (ii) the CS Guarantee and Collateral Agreement; and (iii) Guaranties of Unrestricted Debt, Unrestricted Sales & Leasebacks, Unrestricted Mergers and Acquisitions, and Debt described on Schedule 6.9.
     7.13 Debt. Neither any Obligated Party nor any of its Subsidiaries shall incur or maintain any Debt, other than: (a) the Obligations; (b) Subordinated Debt, including the Subordinated Term Loan Debt; (c) Debt described on Schedule 6.9 (as such Schedule may be amended by delivery to the Agent from time to time of a revised schedule to reflect the incurrence of Unrestricted Debt); (d) Unrestricted Debt to the extent described on Schedule 6.9 (as such Schedule may be amended by delivery to the Agent from time to time); (e) Capital Leases of Equipment and purchase money secured Debt incurred to purchase Equipment; provided that: (i) Liens securing the same attach only to the Equipment acquired by the incurrence of such Debt; and (ii) the aggregate amount of such Debt (including Capital Leases) outstanding does not exceed Five Hundred Thousand Dollars ($500,000) at any time; (f) Debt evidencing a refunding, refinancing, replacement, renewal, or extension of the Debt described on Schedule 6.9 (as such Schedule may be amended by delivery to the Agent from time to time of a revised schedule to reflect the incurrence of Unrestricted Debt); provided that: (i) the principal amount thereof is not increased; (ii) the Liens, if any, securing such refunded, refinanced, replaced, renewed, or extended Debt do not attach to any assets in addition to those assets, if any, securing the Debt to be refunded, refinanced, replaced, renewed, or extended; (iii) no Person that is not an obligor or guarantor of such Debt as of the Closing Date shall become an obligor or guarantor thereof; and (iv) the terms of such refunding, refinancing, replacement, renewal, or extension are no less favorable to the Obligated Parties, the Agent, or the Lenders than the original Debt; and (g) Debt permitted pursuant to Section 7.12.
     7.14 Prepayment. Neither any Obligated Party nor any of its Subsidiaries shall make any payments on any Debt, other than regularly scheduled payments of principal and interest that are due and payable and made in the ordinary course of business, except that (a) the Obligations shall be paid and prepaid in accordance with the terms of this Agreement, (b) so long as no Low Availability Period is in effect or would result from the making of such prepayment, the Obligated Parties may make prepayments under the CS Guarantee and Collateral Agreement in accordance with the CS Intercreditor Agreement, Permitted Subordinated Debt Payments, and prepayments of any Unrestricted Debt, and (c) the Obligated Parties may make prepayments under the CS Guarantee and Collateral Agreement out of the proceeds (including insurance proceeds) of any Collateral that serves as first priority collateral for CS in accordance with the CS Intercreditor Agreement.
     7.15 Transactions with Affiliates. Except as set forth below, neither any Obligated Party nor any of its Subsidiaries shall, sell, transfer, distribute, or pay any money or property, including, but not limited to, any fees or expenses of any nature (including, but not limited to, any fees or expenses for management services), to any Affiliate, or lend or advance money or property to any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or indebtedness, or any property, of any Affiliate, or become liable on any Guaranty of the indebtedness, dividends, or other obligations of any Affiliate (other than any Guaranty permitted by Section 7.12). Notwithstanding the foregoing, while no Event of Default has occurred and is continuing, the Obligated Parties and their Subsidiaries may (a) engage in transactions with Affiliates in the ordinary course of business consistent with past practices, in amounts and upon terms fully disclosed to the Agent and the Lenders, and no less favorable to the Obligated Parties and their Subsidiaries than would be obtained in comparable arm’s-length transactions with a third party who is not an Affiliate, and (b) make (i) Unrestricted Distributions, (ii) Permitted Subordinated Debt Payments, and (iii) Permitted Affiliate Property Transfers.
     7.16 Investment Banking and Finder’s Fees. Neither any Obligated Party nor any of its Subsidiaries shall pay or agree to pay, or reimburse any other party (other than the Bank, the Agent, or the Lenders) with respect to, any investment banking or similar or related fee, underwriter’s fee, finder’s fee, or broker’s fee to any Person in connection with this Agreement, except for any such fees expressly provided for in this Agreement or the Fee Letter. The Obligated Parties shall defend and indemnify the Indemnified Parties against and hold them harmless from all claims of any Person that the Obligated Parties are obligated to pay for any such fees, and all costs and expenses (including attorneys’ fees) incurred by the Indemnified Parties in connection therewith.
     7.17 Business Conducted. The Obligated Parties shall not and shall not permit any of their respective Subsidiaries to engage, directly or indirectly, in any line of business other than the businesses in which the Obligated Parties or each respective Subsidiary was engaged on the Closing Date, and any business reasonably related, ancillary, or complementary to such business as conducted on the Closing Date.
     7.18 Liens. Neither any Obligated Party nor any of its Subsidiaries shall create, incur, assume, or permit to exist any Lien on any property now owned or hereafter acquired by any of them, except Permitted Liens, and Liens, if any, in effect as of the Closing Date described on Schedule 7.18, securing Debt described on Schedule 6.9 and Liens securing Capital Leases and purchase money Debt permitted by Section 7.13.
     7.19 Sale and Leaseback Transactions. Neither any Obligated Party nor any of its Subsidiaries shall, directly or indirectly, enter into any arrangement with any Person providing for such Obligated Party or such Subsidiary to lease or rent property that such Obligated Party or such Subsidiary has sold or will sell or otherwise transfer to such Person, except for Unrestricted Sale and Leasebacks.
     7.20 New Subsidiaries. No Obligated Party shall, directly or indirectly, organize, create, acquire, or permit to exist any Subsidiary of such Obligated Party or of Holdings, in each case, other than those listed on Schedule 6.5 (as such Schedule may be amended by delivery to the Agent from time to time of a revised schedule to reflect the organization, creation, acquisition, or existence of Subsidiaries in connection with Unrestricted Mergers and Acquisitions) and unless, within 15 days after the organization, creation, or acquisition of any such Subsidiary, the Obligated Parties, at the Obligated Parties’ expense:
          (a) furnish to the Agent and each Lender such information regarding the real and personal property of such Subsidiary (and to the extent not previously provided to the Agent and the Lenders, of each direct and indirect parent of such Subsidiary) as would have been required under the Loan Documents had such Subsidiary existed as of the Closing Date;
          (b) cause such Subsidiary to become a party to this Agreement and the other Loan Documents as an Obligated Party and to guaranty the payment and performance of the Obligations in a manner and pursuant to documentation reasonably satisfactory to the Agent (including the execution and delivery of such documents, instruments, agreements, and certificates as the Agent may reasonably require);
          (c) cause such Subsidiary to take such other actions as the Agent may reasonably require to evidence and perfect a first-priority Lien in favor of the Agent on all assets of such Person, subject only to Permitted Liens (including the preparation and filing of Uniform Commercial Code financing statements and delivery of all pledged equity interests in and of such

Person, and other instruments of the type specified in Section 15 of the Security Agreement), securing payment of all the Obligations under the Loan Documents; in each case in a manner and pursuant to documentation reasonably satisfactory to the Agent (including the execution and delivery of such documents, instruments, and agreements as the Agent may reasonably require);
          (d) deliver to the Agent, upon the request of the Agent in its sole discretion, a signed copy of a favorable opinion of counsel for the Obligated Parties and each such Subsidiary, addressed to the Agent and the Lenders and addressing such matters as the Agent may reasonably request; and
          (e) upon request of the Agent, execute and deliver any and all further instruments and documents and take all such other action as the Agent may reasonably deem necessary or desirable in obtaining the full benefits of all such guaranties, security agreement supplements and other security and pledge agreements, or in perfecting and preserving the Agent’s Liens, as applicable.
For the avoidance of doubt, no Accounts, Inventory, or other property of any Person joining this Agreement pursuant to this Section 7.20 may be included in the Borrowing Base without the prior written consent of the Agent, the Lenders, the Letter of Credit Issuer, and the Bank, such consent to be given or withheld in each such Person’s sole discretion, and which consent may be conditioned upon, among other things, the execution and delivery of such documents, instruments, and agreements as the Agent may require and the receipt of satisfactory appraisals, audits and field examinations of such Accounts, Inventory, and other property.
     7.21 Fiscal Year. Neither any Obligated Party nor any of its Subsidiaries may change its Fiscal Year.
     7.22 Capital Expenditures. Neither any Obligated Party nor any of its Subsidiaries shall make or incur any Capital Expenditure during any Low Availability Period if, after giving effect thereto, the aggregate amount of all Capital Expenditures by the Obligated Parties and their Subsidiaries on a consolidated basis would exceed $10,000,000 in the aggregate during any Fiscal Year.
     7.23 Fixed Charge Coverage Ratio. The Obligated Parties will cause the Fixed Charge Coverage Ratio to be greater than 1.1 to 1.0 at all times during each Low Availability Period.
     7.24 Use of Proceeds. The Borrower shall not, and shall not suffer or permit any Obligated Party or any of their respective Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly: (a) to purchase or carry Margin Stock; (b) to repay or otherwise refinance indebtedness of the Obligated Parties or others incurred to purchase or carry Margin Stock; (c) to extend credit for the purpose of purchasing or carrying any Margin Stock; (d) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act; (e) to fund any personal loan to or for the benefit of a director or executive officer of any Obligated Party or for any purpose that, to the extent applicable to the Obligated Parties or any of their respective

Subsidiaries, is prohibited by the Sarbanes-Oxley Act; or (f) for any purpose that is prohibited by any Requirement of Law.
     7.25 Bank Products. Except as expressly provided herein or in another Loan Document, the Obligated Parties are not required to obtain Bank Products from the Bank or the Bank’s Affiliates; provided that the Obligated Parties hereby agree to negotiate in good faith with the Agent and the Bank to maintain the Bank as the Obligated Parties’ principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity and other deposit accounts for the conduct of the Obligated Parties’ business.
     7.26 Richmond Pier. The Obligated Parties shall use their best efforts to obtain, on or before June 30, 2007, a consent and access agreement with respect to the Richmond Pier in form and substance reasonably acceptable to the Agent; provided that the failure to timely obtain such agreement shall not result in a Default or Event of Default, but shall entitle the Agent to implement such reserves as the Agent may determine to be necessary or desirable from time to time with respect to Inventory in transit to the pier and the dock facilities located offshore at the Richmond Pier.
     7.27 Further Assurances. The Obligated Parties shall execute and deliver, or cause to be executed and delivered, to the Agent and/or the Lenders such documents and agreements, including Consent Agreements, Mortgages, amendments, and any title policies and/or endorsements relating to any such Mortgage or amendment, and shall take or cause to be taken such actions, as the Agent or any Lender may, from time to time, request to carry out the terms and conditions of this Agreement and the other Loan Documents.
ARTICLE 8
CONDITIONS OF LENDING
     8.1 Conditions Precedent to Making of Loans on the Closing Date. The obligations of the Lenders to make the Revolving Loans on or after the Closing Date, and the obligation of the Agent to cause the Letter of Credit Issuer to issue a Letter of Credit on or after the Closing Date, are subject to the following conditions precedent having been satisfied in a manner satisfactory to the Agent and each Lender:
          (a) This Agreement and the other Loan Documents shall have been executed by each party thereto and the Obligated Parties shall have performed and complied with all covenants, agreements and conditions contained herein and the other Loan Documents that are required to be performed or complied with by the Obligated Parties before or on the Closing Date.
          (b) All representations and warranties made hereunder and in the other Loan Documents shall be true and correct as if made on such date.
          (c) No Default or Event of Default shall have occurred and be continuing after giving effect to the Loans to be made and the Letters of Credit to be issued on the Closing Date.

          (d) The Agent and the Lenders shall have received such opinions of counsel for the Obligated Parties, their Subsidiaries and any other obligors on the Obligations as the Agent or any Lender shall request, each such opinion to be in a form, scope, and substance satisfactory to the Agent, the Lenders, and their respective counsel.
          (e) The Agent shall have received:
          (i) acknowledgment copies of proper financing statements, duly filed on or before the Closing Date under the UCC of all jurisdictions that the Agent may deem necessary or desirable in order to perfect the Agent’s Liens; and
          (ii) duly authorized UCC-3 Termination Statements and such other instruments, in form and substance satisfactory to the Agent, as shall be necessary to terminate and satisfy all Liens on the Property of the Obligated Parties, their Subsidiaries and all other Collateral except Permitted Liens.
          (f) The Obligated Parties shall have paid all fees and expenses of the Agent and the Attorney Costs incurred in connection with any of the Loan Documents and the transactions contemplated thereby to the extent invoiced.
          (g) The Agent shall have received evidence, in form, scope, and substance, reasonably satisfactory to the Agent, of all insurance coverage as required by this Agreement.
          (h) The Agent and the Lenders shall have had an opportunity, if they so choose, to examine the books of account and other records and files of the Obligated Parties and to make copies thereof, and to conduct a pre-closing audit that shall include without limitation, verification of Inventory, Accounts, and the Borrowing Base, and the results of such examination and audit shall have been satisfactory to the Agent and the Lenders in all respects.
          (i) All proceedings taken in connection with the execution of this Agreement, and all other Loan Documents and all documents and papers relating thereto shall be satisfactory in form, scope, and substance to the Agent and the Lenders.
          (j) The Agent shall have received a reaffirmation of each of the documents or instruments executed in connection with the Original Credit Agreement or the Amended and Restated Credit Agreement, or has received a replacement therefor, in either case, duly executed and delivered by an authorized officer of each party thereto, and in form and substance satisfactory to the Agent.
          (k) The Agent shall have received an executed Revolving Loan Note from the Obligated Parties for each of the Lenders to reflect their respective Commitments.
          (l) The Obligated Parties shall have delivered to the Agent an executed original of the Fee Letter.

          (m) Without limiting the generality of the items described above, the Obligated Parties shall have delivered or caused to be delivered to the Agent (in form and substance reasonably satisfactory to the Agent), the financial statements, instruments, resolutions, documents, agreements, certificates, opinions and other items set forth herein and on the “Closing Checklist” delivered by the Agent to the Borrower on and prior to the Closing Date, together with any other documents or other items reasonably requested by the Agent or any Lender.
     The acceptance by the Borrower of any Loans made or Letters of Credit issued on or after the Closing Date shall be deemed to be a representation and warranty made by the Obligated Parties to the effect that all of the conditions precedent to the making of such Loans or the issuance of such Letters of Credit have been satisfied, with the same effect as delivery to the Agent and the Lenders of a certificate signed by a Responsible Officer, dated the Closing Date, to such effect.
     Execution and delivery to the Agent by a Lender of a counterpart of this Agreement shall be deemed confirmation by such Lender that: (i) all conditions precedent in this Section 8.1 have been fulfilled to the satisfaction of such Lender; (ii) the decision of such Lender to execute and deliver to the Agent an executed counterpart of this Agreement was made by such Lender independently and without reliance on the Agent or any other Lender as to the satisfaction of any condition precedent set forth in this Section 8.1; and (iii) all documents sent to such Lender for approval consent, or satisfaction were acceptable to such Lender.
     8.2 Conditions Precedent to Each Loan. The obligation of the Lenders to make each Loan, including the Revolving Loans on the Closing Date, and the obligation of the Agent to cause the Letter of Credit Issuer to issue any Letter of Credit shall be subject to the further conditions precedent that on and as of the date of any such extension of credit:
          (a) The following statements shall be true, and the acceptance by the Borrower of any extension of credit shall be deemed to be a statement to the effect set forth in clauses (i), (ii) and (iii) below with the same effect as the delivery to the Agent and the Lenders of a certificate signed by a Responsible Officer, dated the date of such extension of credit, stating that:
          (i) The representations and warranties contained in this Agreement and the other Loan Documents are correct and complete in all material respects on and as of the date of such extension of credit as though made on and as of such date, other than any such representation or warranty that relates to a specified prior date (which representations and warranties are correct and complete in all material respects as of such date) and except to the extent the Agent and the Lenders have been notified in writing by the Borrower that any representation or warranty is not correct and the Agent and the Required Lenders have explicitly waived in writing compliance with such representation or warranty; and

          (ii) No event has occurred and is continuing, or would result from such extension of credit, that constitutes (or would constitute) a Default or an Event of Default; and
          (iii) No event has occurred and is continuing, or would result from such extension of credit, that has had (or would have) a Material Adverse Effect.
          (b) No such Borrowing shall cause Availability to be less than zero, provided, however, that the foregoing conditions precedent are not conditions to each Lender participating in or reimbursing the Bank or the Agent for such Lenders’ Pro Rata Share of any Non-Ratable Loan or Agent Advance made in accordance with the provisions of Sections 1.2(h) and (i).
ARTICLE 9
DEFAULT; REMEDIES
     9.1 Events of Default. It shall constitute an event of default (“Event of Default”) if any one or more of the following shall occur for any reason:
          (a) any failure by the Obligated Parties to pay the principal of or interest or premium on any of the Obligations or any fee or other amount owing hereunder when due, whether upon demand or otherwise;
          (b) any representation or warranty made or deemed made by the Obligated Parties in this Agreement or by the Obligated Parties or any of their Affiliates or Subsidiaries in any of the other Loan Documents, any Financial Statement, or any certificate furnished by the Obligated Parties or any of their Affiliates or Subsidiaries at any time to the Agent or any Lender shall prove to be untrue in any material respect as of the date on which made, deemed made, or furnished;
          (c) (i) any default shall occur in the observance or performance of any of the covenants and agreements contained in Sections 5.2(k), 7.2, 7.5, 7.9 through 7.27 hereof, or Section 11 of the Security Agreement; (ii) any default shall occur in the observance or performance of any of the covenants and agreements contained in Sections 5.2 (other than 5.2(k)) or 5.3 and such default shall continue for three (3) days or more; or (iii) any default shall occur in the observance or performance of any of the other covenants or agreements contained in any other Section of this Agreement or any other Loan Document, any other Loan Documents, or any other agreement entered into at any time to which any Obligated Party or any of its Subsidiaries and the Agent or any Lender are party (including in respect of any Bank Products) and such default shall continue for fifteen (15) days or more;
          (d) any default shall occur with respect to any Debt (other than the Obligations) of any Obligated Party or any of its Subsidiaries (in each case, other than an Immaterial Company) in an outstanding principal amount that exceeds $3,000,000 in any single instance, or $5,000,000 in the aggregate for all such defaults, or under any agreement or instrument under or pursuant to which any such Debt may have been issued, created, assumed, or guaranteed by any Obligated Party or any of its Subsidiaries, and such default shall continue for more than the period of grace, if any, therein specified, if the effect thereof (with or without the giving of notice or further lapse of time or both) is to accelerate, or to permit the holders of any such Debt to accelerate, the maturity of any such Debt; or any such Debt shall be declared due and payable or be required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof. For the avoidance of doubt, the Obligated Parties and their Subsidiaries shall be deemed to be in default of their Debt arising under the CS Guarantee and Collateral Agreement only if there has been a demand for payment by CS or CS has commenced any enforcement action under the CS Guarantee and Collateral Agreement;
          (e) any Obligated Party or any of its Subsidiaries, in each case, other than any Immaterial Company: (i) files a voluntary petition in bankruptcy or file a voluntary petition or an answer or otherwise commences any action or proceeding seeking reorganization, arrangement or readjustment of its debts or for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing, or consents to, approves of, or acquiesces in, any such petition, action or proceeding; (ii) applies for or acquiesces in the appointment of a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee or similar officer for it or for all or any part of its property; (iii) makes an assignment for the benefit of creditors; or (iv) becomes unable generally to pay its debts as they become due;
          (f) an involuntary petition is filed or an action or proceeding otherwise commenced seeking reorganization, arrangement, consolidation or readjustment of the debts of any Obligated Party (other than any Immaterial Company) or any of its Subsidiaries (other than any Immaterial Company) or for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing and such petition or proceeding is not be dismissed within thirty (30) days after the filing or commencement thereof or an order of relief shall be entered with respect thereto;
          (g) (i) a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee or similar officer for any Obligated Party (other than any Immaterial Company) or any of its Subsidiaries (other than any Immaterial Company) or for all or any part of its property shall be appointed; or (ii) a warrant of attachment, execution or similar process shall be issued against any part of the property of any Obligated Party (other than any Immaterial Company) or any of its Subsidiaries (other than any Immaterial Company);
          (h) any Obligated Party (other than any Immaterial Company) or any of its Subsidiaries (other than any Immaterial Company) files a certificate of dissolution under applicable state law or is liquidated, dissolved or wound-up or commences or has commenced against it any action or proceeding for dissolution, winding-up or liquidation, or takes any corporate action in furtherance thereof;
          (i) all or any material part of the property of any Obligated Party (other than any Immaterial Company) or any of its Subsidiaries (other than any Immaterial Company) is nationalized, expropriated or condemned, seized or otherwise appropriated, or custody or control of such property or of any Obligated Party (other than any Immaterial Company) or any of its Subsidiaries (other than any Immaterial Company) is assumed by any Governmental Authority or any court of competent jurisdiction at the instance of any Governmental Authority, except where contested in good faith by proper proceedings diligently pursued where a stay of enforcement is in effect;
          (j) any Loan Document, including the CS Intercreditor Agreement or the Intercompany Subordination Agreement, is terminated, revoked or declared void or invalid or unenforceable or challenged or breached by any Obligated Party or any of its Subsidiaries, any other obligor or any other party to a Loan Document (other than the Agent or any Lender); provided, however, that the termination of the CS Intercreditor Agreement or Intercompany Subordination Agreement resulting from the release of the CS Guarantee and Collateral Agreement or the payment in full of the Subordinated Term Loan Debt, respectively, shall not be an Event of Default hereunder or under any other Loan Document;
          (k) there occurs under the Alon Loan Documents one or more monetary “event(s) of default” (as defined in the Alon Loan Documents) in the amount of $40,000,000 or more either individually for any single event of default or in the aggregate for all such monetary events of default, or a non-monetary event of default, in each case, unless and until each such event of default has either been waived in writing in accordance with the requirements of the Alon Loan Documents or such event(s) of default has been cured to the extent permitted by, and in compliance with, the terms of the Alon Loan Documents;
          (l) one or more judgments, orders, decrees, or arbitration awards is entered against any Obligated Party (other than any Immaterial Company) or any of its Subsidiaries (other than any Immaterial Company) involving in the aggregate liability (to the extent not covered by independent third-party insurance and as to which the insurer does not dispute coverage) as to any single or related or unrelated series of transactions, incidents or conditions, of $3,000,000 or more for any individual judgment, order, decree, or arbitration award, or of $5,000,000 or more in the aggregate for all such judgments, orders, decrees, or arbitration awards and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof;
          (m) any loss, theft, damage or destruction of any item or items of Collateral or other property of any Obligated Party or any of its Subsidiaries occurs that could reasonably be expected to cause a Material Adverse Effect and is not adequately covered by insurance;
          (n) there is filed by a Governmental Authority against any Obligated Party or any of its Subsidiaries any action, suit or proceeding under any federal or state racketeering statute (including the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding: (i) is not dismissed within one hundred twenty (120) days; and (ii) could reasonably be expected to result in the confiscation or forfeiture of any material portion of the Collateral;

          (o) for any reason other than the failure of the Agent to take any action available to it to maintain perfection of the Agent’s Liens, pursuant to the Loan Documents, any Loan Document ceases to be in full force and effect or any Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or is not, valid, perfected and prior to all other Liens (other than Permitted Liens) or is terminated, revoked, or declared void;
          (p) (i) an ERISA Event shall occur with respect to a Pension Plan or Multi-employer Plan that has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multi-employer Plan, or the PBGC in an aggregate amount in excess of $2,500,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $2,500,000; or (iii) any Obligated Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multi-employer Plan in an aggregate amount in excess of $2,500,000;
          (q) there occurs a Change of Control; or
          (r) there occurs an event having a Material Adverse Effect.
     9.2 Remedies.
          (a) If a Default or an Event of Default exists, the Agent may, in its discretion, and shall, at the direction of the Required Lenders, do one or more of the following at any time or times and in any order, without notice to or demand on any Obligated Party or any of its Subsidiaries: (i) reduce the Maximum Revolver Amount, the advance rates against Eligible Accounts and/or Eligible Petroleum Inventory used in computing the Borrowing Base, or one or more of the other elements used in computing the Borrowing Base; (ii) restrict the amount of or refuse to make Revolving Loans; and (iii) restrict or refuse to provide Letters of Credit and/or Credit Support. If an Event of Default exists, the Agent shall, at the direction of the Required Lenders, do one or more of the following, in addition to the actions described in the preceding sentence, at any time or times and in any order, without notice to or demand on any Obligated Party or any of its Subsidiaries: (w) terminate the Commitments and/or this Agreement; (x) declare any or all Obligations to be immediately due and payable; provided, however, that upon the occurrence of any Event of Default described in Sections 9.1(e), 9.1(f), 9.1(g)(i), or 9.1(h), the Commitments shall automatically and immediately expire and all Obligations shall automatically become immediately due and payable without notice or demand of any kind; (y) require the Obligated Parties to Cash Collateralize all outstanding Letter of Credit Obligations; and (z) pursue its other default rights and remedies under the Loan Documents and applicable law.
          (b) If an Event of Default has occurred and is continuing: (i) the Agent shall have for the benefit of the Lenders, in addition to all other rights of the Agent and the Lenders, the default rights and remedies of a secured party under the Loan Documents and the UCC; (ii) the Agent may, at any time, take possession of the Collateral and keep it on the Obligated

Parties’ premises, at no cost to the Agent or any Lender, or remove any part of it to such other place or places as the Agent may desire, or the Obligated Parties shall, upon the Agent’s demand, at the Obligated Parties’ cost, assemble the Collateral and make it available to the Agent at a place reasonably convenient to the Agent; and (iii) the Agent may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Agent deems advisable, in its sole discretion, and may, if the Agent deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Without in any way requiring notice to be given in the following manner, the Obligated Parties agree that any notice by the Agent of sale, disposition or other intended action hereunder or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to the Obligated Parties if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least ten (10) days prior to such action to the Borrower’s address specified in or pursuant to Section 13.8. If any Collateral is sold on terms other than payment in full in cash at the time of sale, no credit shall be given against the Obligations until the Agent receives payment therefor in cash, and if the buyer defaults in payment, the Agent may resell the Collateral without further notice to the Obligated Parties. If the Agent seeks to take possession of all or any portion of the Collateral by judicial process, the Obligated Parties irrevocably waive: (1) the posting of any bond, surety or security with respect thereto that might otherwise be required; (2) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (3) any requirement that the Agent retain possession and not dispose of any Collateral until after trial or final judgment. The Obligated Parties agree that the Agent has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person. The Agent is hereby granted a license or other right to use, without charge, the Obligated Parties’ labels, patents, copyrights, name, trade secrets, trade names, trademarks, and advertising matter or any similar property in completing production of, advertising, or selling any Collateral, and the Obligated Parties’ rights under all licenses and all franchise agreements shall inure to the Agent’s benefit for such purpose. The proceeds of sale shall be applied first to all expenses of sale, including attorneys’ fees, and then to the Obligations. The Agent will return any excess to the Person entitled thereto and the Obligated Parties shall remain liable for any deficiency.
          (c) If an Event of Default occurs, the Obligated Parties hereby waive all rights to notice and hearing prior to the exercise by the Agent of the Agent’s rights to repossess the Collateral without judicial process and/or to reply, attach or levy upon the Collateral without notice or hearing.
ARTICLE 10
TERM AND TERMINATION
     10.1 Term and Termination. The term of this Agreement shall end on the Stated Termination Date unless sooner terminated in accordance with the terms hereof. Upon the occurrence of an Event of Default, the Agent, upon direction from the Required Lenders, may terminate this Agreement without notice to the Obligated Parties or any other Person. Upon the effective date of termination of this Agreement for any reason whatsoever, all Obligations (including all unpaid principal, accrued and unpaid interest, and any early termination or prepayment fees or penalties) shall become immediately due and payable and the Obligated Parties shall immediately arrange for the cancellation and return of Letters of Credit then outstanding or the Cash Collateralization of all Letter of Credit Obligations pursuant to Section 1.3(g) hereof. Notwithstanding the termination of this Agreement, until all Obligations are Paid in Full, the Obligated Parties shall remain bound by the terms of this Agreement and shall not be relieved of any of its Obligations hereunder or under any other Loan Document, and the Agent and the Lenders shall retain all their rights and remedies hereunder (including the Agent’s Liens in and all rights and remedies with respect to all then existing and after-arising Collateral). The Agent shall provide to the Borrower, upon the request of the Borrower made concurrently with the satisfaction of each of the requirements set forth in clauses (a), (b) and (d) of the definition of “Paid in Full”, a written statement identifying the amounts or other actions required to satisfy clause (c) of such definition.
ARTICLE 11
AMENDMENTS; WAIVERS; PARTICIPATIONS; ASSIGNMENTS; SUCCESSORS
     11.1 Amendments and Waivers.
          (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Obligated Parties therefrom, shall be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders (or by the Agent at the written request of the Required Lenders). Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and the Borrower and acknowledged by the Agent, do any of the following:
          (i) increase or extend the Commitment of any Lender;
          (ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;
          (iii) reduce the principal of, or the rate of interest specified herein, on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document;
          (iv) change either the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder;
          (v) increase any of the percentages set forth in the definition of the Borrowing Base;

          (vi) amend this Section or any provision of this Agreement providing for consent or other action by all Lenders;
          (vii) release any Guaranties of the Obligations or release Collateral other than as permitted by Section 12.11;
          (viii) change the definitions of “Majority Lenders” or “Required Lenders”; or
          (ix) increase the Maximum Revolver Amount; provided, however, that the Agent may, in its sole discretion and notwithstanding the limitations contained in clause (v) above and any other terms of this Agreement, make Agent Advances in accordance with Section 1.2(i) and, provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent, affect the rights or duties of the Agent under this Agreement or any other Loan Document and provided, further, that Schedule A-1 hereto (Commitments) may be amended from time to time by the Agent alone to reflect assignments of Commitments in accordance herewith.
          (b) If any fees are paid to the Lenders as consideration for amendments, waivers or consents with respect to this Agreement, at the Agent’s election, such fees may be paid only to those Lenders that agree to such amendments, waivers or consents within the time specified for submission thereof.
          (c) If, in connection with any proposed amendment, waiver or consent (a “Proposed Change”):
          (i) requiring the consent of all Lenders, the consent of Required Lenders is obtained, but the consent of other Lenders is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clause (ii) below being referred to as a “Non-Consenting Lender”); or
          (ii) requiring the consent of Required Lenders, the consent of Majority Lenders is obtained;
then, so long as the Agent is not a Non-Consenting Lender, at the Borrower’s request, the Agent or an Eligible Assignee shall have the right (but not the obligation) with the Agent’s approval, to purchase from the Non-Consenting Lenders, and the Non-Consenting Lenders agree that they shall sell, all the Non-Consenting Lenders’ Commitments for an amount equal to the principal balances thereof and all accrued interest and fees payable with respect thereto through the date of sale pursuant to Assignment and Acceptance Agreement(s), without premium or discount.
          (d) No amendment of Sections 12.21(a) or (b) shall be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders (or by the Agent at the written request of the Required Lenders) and consented to in writing by the CS.

          (e) The agreement of the Obligated Parties shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of the Lenders, the Agent, the Letter of Credit Issuer, or the Bank as among themselves.
     11.2 Participations and Assignments.
          (a) Participations. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to a financial institution (a “Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by the Obligated Parties shall be determined as if such Lender had not sold such participating interests, and the Obligated Parties and the Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and the Agent and the other Lenders shall not have any obligation or liability to any such Participant. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Obligated Party, other guarantor of the Obligations, or any substantial portion of the Collateral. The Obligated Parties agree that each Participant shall have a right of set off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set off with respect to any participating interests sold by it. By exercising any right of set off, a Participant agrees to share with the Lenders all amounts received through its set off, in accordance with Section 12.12 as if such Participant were a Lender.
          (b) Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (i) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $10,000,000 (unless otherwise agreed by the Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (ii) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $15,000,000 (unless otherwise agreed by the Agent in its discretion); and (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording, an Assignment and Acceptance in the form of Exhibit F (“Assignment and Acceptance”) together with any note or notes subject to such assignment. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (1) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such

Federal Reserve Bank, or (2) counterparties to swap agreements relating to any Loans; provided, however, that any payment by the Obligated Parties to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy the Obligated Parties’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder. Upon delivery to the Agent of an assignment notice in the form attached to the Assignment and Acceptance, and a processing fee of $3,500 (unless otherwise agreed by the Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 11.2(b). From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder and the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
ARTICLE 12
THE AGENT
     12.1 Appointment and Authorization. Each Lender hereby designates and appoints Bank of America, N.A. as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. The Agent agrees to act as such on the express conditions contained in this Article 12. The provisions of this Article 12 shall survive Payment in Full of the Obligations and are solely for the benefit of the Agent and the Lenders and the Obligated Parties shall have no rights as a third party beneficiaries or otherwise of any of the provisions contained herein. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Agreement, the Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that the Agent is expressly entitled to take or assert under this Agreement and the other Loan Documents, including: (a) the determination of the applicability of ineligibility criteria with respect to the calculation of the Borrowing Base; (b) the making of Agent Advances pursuant to Section 1.2(i); and (c) the exercise of remedies pursuant to Section 9.2; and any action so taken or not taken shall be deemed consented to by the Lenders.
     12.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees, or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.
     12.3 Liability of Agent. None of the Agent-Related Persons shall: (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct); or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation, or warranty made by any Obligated Party or any of its Subsidiaries or any other Affiliate of any Obligated Party, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement, Financial Statement, or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability, or sufficiency of this Agreement or any other Loan Document, or for any failure of any Obligated Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books, or records of any Obligated Party or any of its Subsidiaries or Affiliates.
     12.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement, or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Obligated Parties), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or all Lenders if so required by Section 11.1) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.
     12.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or

Event of Default and stating that such notice is a “notice of default”. The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
     12.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Obligated Parties and their Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Obligated Parties and their Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Obligated Parties. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals, and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition, and creditworthiness of the Obligated Parties. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition, or creditworthiness of the Obligated Parties that may come into the possession of any of the Agent-Related Persons.
     12.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify, upon demand, the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Obligated Parties and without limiting the obligation of the Obligated Parties to do so), in accordance with their Pro Rata Shares, from and against any and all Indemnified Liabilities as such term is defined in Section 13.11; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Agent-Related Person’s gross negligence or willful misconduct as determined by a final, non-appealable order of a court of competent jurisdiction. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its Pro Rata Share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Obligated Parties. The undertaking in this Section shall survive the termination of this Agreement, the payment of all Obligations hereunder and the resignation or replacement of the Agent.
     12.8 Agent in Individual Capacity. Bank of America, N.A. and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with the Obligated Parties and their Subsidiaries and Affiliates as though Bank of America, N.A. were not the Agent hereunder and without notice to or consent of the Lenders. Bank of America, N.A. or its Affiliates may receive information regarding the Obligated Parties, their Affiliates, and Account Debtors (including information that may be subject to confidentiality obligations in favor of the Obligated Parties or such Affiliate) and acknowledge that Bank of America, N.A. shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America, N.A. shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” include Bank of America, N.A. in its individual capacity as a Lender.
     12.9 Successor Agent. The Agent may resign as the Agent upon at least thirty (30) days’ prior notice to the Lenders and the Borrower, such resignation to be effective upon the acceptance of a successor agent to its appointment as the Agent. In the event the Bank sells all of its Commitment and Revolving Loans as part of a sale, transfer or other disposition by the Bank of a substantial portion of its loan portfolio, the Bank shall resign as the Agent and such purchaser or transferee shall become the successor agent hereunder. Subject to the foregoing, if the Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring agent and the term “Agent” shall mean such successor agent and the retiring agent’s appointment, powers, and duties as the Agent shall be terminated. After any retiring agent’s resignation hereunder as the Agent, the provisions of this Article 12 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.
     12.10 Withholding Tax.
          (a) If any Lender is a “foreign corporation, partnership or trust” within the meaning of the Code and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of the Agent, to deliver to the Agent:
          (i) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States of America tax treaty, properly completed IRS Forms W-8BEN and W-8ECI before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;
          (ii) if such Lender claims that interest paid under this Agreement is exempt from United States of America withholding tax because it is effectively connected with a United States of America trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement, and IRS Form W-9; and
          (iii) such other form or forms as may be required under the Code or other laws of the United States of America as a condition to exemption from, or reduction of, United States of America withholding tax.
Such Lender agrees to promptly notify the Agent of any change in circumstances that would modify or render invalid any claimed exemption or reduction.
          (b) If any Lender claims exemption from, or reduction of, withholding tax under a United States of America tax treaty by providing IRS Form FW-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations owing to such Lender, such Lender agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Obligated Parties to such Lender. To the extent of such percentage amount, the Agent will treat such Lender’s IRS Form W-8BEN as no longer valid.
          (c) If any Lender claiming exemption from United States of America withholding tax by filing IRS Form W-8ECI with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations owing to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.
          (d) If any Lender is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Section 12.10(b) are not delivered to the Agent, then the Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.
          (e) If the IRS or any other Governmental Authority of the United States of America or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.
     12.11 Collateral Matters.
          (a) The Lenders hereby irrevocably authorize the Agent, at its option and in its sole discretion, to release any Agent’s Liens upon any Collateral: (i) upon the termination of the Commitments and Payment in Full of all Obligations; (ii) constituting property being sold or disposed of if the Borrower certifies to the Agent that the sale or disposition is made in compliance with Section 7.9 (and the Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which the Obligated Parties owned no interest at the time the Lien was granted or at any time thereafter; or (iv) constituting property leased to any Obligated Party under a lease that has expired or been terminated in a transaction permitted under this Agreement. Except as provided above, the Agent will not release any of the Agent’s Liens without the prior written authorization of the Lenders; provided that the Agent may, in its discretion, release the Agent’s Liens on Collateral valued in the aggregate not in excess of $2,000,000 during each Fiscal Year without the prior written authorization of the Lenders and the Agent may release the Agent’s Liens on Collateral valued in the aggregate not in excess of $5,000,000 during each Fiscal Year with the prior written authorization of Required Lenders. Upon request by the Agent or the Borrower at any time, the Lenders will confirm in writing the Agent’s authority to release any Agent’s Liens upon particular types or items of Collateral pursuant to this Section 12.11.
          (b) Upon receipt by the Agent of any authorization required pursuant to Section 12.11(a) from the Lenders of the Agent’s authority to release Agent’s Liens upon particular types or items of Collateral, and upon at least five (5) Business Days’ prior written request by the Borrower, the Agent may (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Agent’s Liens upon such Collateral; provided, however, that: (i) the Agent shall not be required to execute any such document on terms that, in the Agent’s opinion, would expose any Agent-Related Person to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty; and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Obligated Parties in respect of) all interests retained by the Obligated Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
          (c) The Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by the Obligated Parties or is cared for, protected or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion given the Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing.
     12.12 Restrictions on Actions by Lenders; Sharing of Payments.
          (a) Each of the Lenders agrees that it shall not, without the express consent of all Lenders, and that it shall, to the extent it is lawfully entitled to do so, upon the request of all Lenders, set off against the Obligations, any amounts owing by such Lender to the Obligated Parties or any accounts of the Obligated Parties now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by the Agent, take or cause to be taken any action to enforce its rights under this Agreement or against the Obligated Parties, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral. No Lender shall set off against any Payment Account without the prior consent of Agent.
          (b) If at any time or times any Lender shall receive: (i) by payment, foreclosure, setoff or otherwise, any proceeds of Collateral or any payments with respect to the Obligations of the Obligated Parties to such Lender arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from the Agent pursuant to the terms of this Agreement; or (ii) payments from the Agent in excess of such Lender’s ratable portion of all such distributions by the Agent, such Lender shall promptly: (x) turn such excess over to the Agent, in kind, and with such endorsements as may be required to negotiate the same to the Agent, or in same day funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement; or (y) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
     12.13 Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Lenders’ security interest in assets that, in accordance with Article 8 or 9 of the UCC can be perfected only by possession or control. Should any Lender (other than the Agent) obtain possession or control of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or in accordance with the Agent’s instructions.

     12.14 Payments by Agent to Lenders. All payments to be made by the Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds to each Lender pursuant to wire transfer instructions delivered in writing to the Agent on or prior to the Closing Date (or if such Lender is an Assignee, as designated in the applicable Assignment and Acceptance), or pursuant to such other wire transfer instructions as each party may designate for itself by written notice to the Agent. Concurrently with each such payment, the Agent shall identify whether such payment (or any portion thereof) represents principal, premium or interest on the Revolving Loans or otherwise. Unless the Agent receives notice from the Borrower, prior to the date on which any payment is due to the Lenders, that the Obligated Parties will not make such payment in full as and when required, the Agent may assume that the Obligated Parties have made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Obligated Parties have not made such payment in full to the Agent, each Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.
     12.15 Settlement.
          (a) Procedure for Settlement.
          (i) Each Lender’s funded portion of the Revolving Loans is intended by the Lenders to be equal at all times to such Lender’s Pro Rata Share of the outstanding Revolving Loans. Notwithstanding such agreement, the Agent, the Bank, and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by the Obligated Parties) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Revolving Loans, (including the Non-Ratable Loans and the Agent Advances) shall take place on a periodic basis in accordance with the following provisions:
          (ii) The Agent shall request settlement (“Settlement”) with the Lenders on at least a weekly basis, or on a more frequent basis at the Agent’s election: (1) on behalf of the Bank, with respect to each outstanding Non-Ratable Loan; (2) for itself, with respect to each Agent Advance; and (3) with respect to collections received, in each case, by notifying the Lenders of such requested Settlement by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 12:00 noon (Pacific time) on the date of such requested Settlement (the “Settlement Date”). Each Lender (excluding, however the Bank, in the case of Non-Ratable Loans and the Agent in the case of Agent Advances) shall transfer the amount of such Lender’s Pro Rata Share of the outstanding principal amount of the Non-Ratable Loans and Agent Advances with respect to each Settlement to the Agent, to the Agent’s account, not later than 2:00 p.m. (Pacific time) on the Settlement Date applicable thereto. Settlements may occur during the continuation of a Default or an Event of Default and whether or not the applicable conditions precedent set forth in Article 8 have then been satisfied. Such amounts made available to the Agent shall be applied against the amounts of the applicable Non-Ratable Loan or Agent Advance and, together with the portion of such Non-Ratable Loan or Agent Advance representing the Bank’s Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders. If any such amount is not transferred to the Agent by any Lender on the Settlement Date applicable thereto, the Agent shall be entitled to recover such amount on demand from such Lender, together with interest thereon at the Federal Funds Rate for the first three (3) days from and after the Settlement Date and thereafter at the Interest Rate then applicable to the Revolving Loans: (A) on behalf of the Bank, with respect to each outstanding Non-Ratable Loan; and (B) for itself, with respect to each Agent Advance.
          (iii) Notwithstanding the foregoing, not more than one (1) Business Day after demand is made by the Agent (whether before or after the occurrence of a Default or an Event of Default and regardless of whether the Agent has requested a Settlement with respect to a Non-Ratable Loan or Agent Advance), each other Lender: (x) shall irrevocably and unconditionally purchase and receive from the Bank or the Agent, as applicable, without recourse or warranty, an undivided interest and participation in such Non-Ratable Loan or Agent Advance equal to such Lender’s Pro Rata Share of such Non-Ratable Loan or Agent Advance; and (y) if Settlement has not previously occurred with respect to such Non-Ratable Loans or Agent Advances, upon demand by the Bank or the Agent, as applicable, shall pay to the Bank or the Agent, as applicable, as the purchase price of such participation an amount equal to one-hundred percent (100%) of such Lender’s Pro Rata Share of such Non-Ratable Loans or Agent Advances. If such amount is not in fact made available to the Agent by any Lender, the Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three (3) days from and after such demand and thereafter at the Interest Rate then applicable to Base Rate Revolving Loans.
          (iv) From and after the date, if any, on which any Lender purchases an undivided interest and participation in any Non-Ratable Loan or Agent Advance pursuant to Section 12.15(a)(iii), the Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds to be distributed in respect of Collateral received by the Agent in respect of such Non-Ratable Loan or Agent Advance.
          (v) Between Settlement Dates, the Agent, to the extent no Agent Advances are outstanding, may pay over to the Bank any payments received by the Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Bank’s Revolving Loans including Non-Ratable Loans. If, as of any Settlement Date, collections received since the then immediately preceding Settlement Date have been applied to the Bank’s Revolving Loans (other than to Non-Ratable Loans or Agent Advances in which such Lender has not yet funded its purchase of a participation pursuant to clause (iii) above), as provided for in the previous sentence, the Bank shall pay to the Agent for the accounts of the Lenders, to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans. During the period between Settlement Dates, the Bank with respect to Non-Ratable Loans, the Agent with respect to Agent Advances, and each Lender with respect to the Revolving Loans other than Non-Ratable Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the actual average daily amount of funds employed by the Bank, the Agent, and the other Lenders.
          (vi) Unless the Agent has received written notice from a Lender to the contrary, the Agent may assume that the applicable conditions precedent set forth in Article 8 have been satisfied and the requested Borrowing will not exceed Availability on any Funding Date for a Revolving Loan or Non-Ratable Loan.
          (b) Lenders’ Failure to Perform. All Revolving Loans (other than Non-Ratable Loans and Agent Advances) shall be made by the Lenders simultaneously and in accordance with their Pro Rata Shares. It is understood that: (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loans hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligation to make any Revolving Loans hereunder; (ii) no failure by any Lender to perform its obligation to make any Revolving Loans hereunder shall excuse any other Lender from its obligation to make any Revolving Loans hereunder; and (iii) the obligations of each Lender hereunder shall be several, not joint and several.
          (c) Defaulting Lenders. Unless the Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one (1) Business Day prior to the date of such Borrowing, that such Lender will not make available, as and when required hereunder, to the Agent that Lender’s Pro Rata Share of a Borrowing, the Agent may assume that each Lender has made such amount available to the Agent in immediately available funds on the Funding Date. Furthermore, the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If any Lender has not transferred its full Pro Rata Share to the Agent in immediately available funds and the Agent has transferred corresponding amount to the Borrower on the Business Day following such Funding Date that Lender shall make such amount available to the Agent, together with interest at the Federal Funds Rate for that day. A notice by the Agent submitted to any Lender with respect to amounts owing shall be conclusive, absent manifest error. If each Lender’s full Pro Rata Share is transferred to the Agent as required, the amount transferred to the Agent shall constitute that Lender’s Revolving Loan for all purposes of this Agreement. If that amount is not transferred to the Agent on or before the Business Day following the Funding Date, the Agent will notify the Borrower of such failure to fund and, upon demand by the Agent, the Obligated Parties shall pay such amount to the Agent for the Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the Interest Rate applicable at the time to the Revolving Loans comprising that particular Borrowing. The failure of any Lender to make any Revolving Loan on any Funding Date (any such Lender, prior to the cure of such failure, being hereinafter referred to as a “Defaulting Lender”) shall not relieve any other Lender of its obligation hereunder to make a Revolving Loan on that Funding Date. No Lender shall be responsible for any other Lender’s failure to advance such other Lenders’ Pro Rata Share of any Borrowing.
          (d) Retention of Defaulting Lender’s Payments. The Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Obligated Parties to the Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Agent. In its discretion, the Agent may loan the Borrower the amount of all such payments received or retained by the Agent for the account of such Defaulting Lender. Any amounts so loaned to the Borrower shall bear interest at the rate applicable to Base Rate Revolving Loans and for all other purposes of this Agreement shall be treated as if they were Revolving Loans; provided, however, that for purposes of voting or consenting to matters with respect to the Loan Documents and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender”. Until a Defaulting Lender cures its failure to fund its Pro Rata Share of any Borrowing: (i) such Defaulting Lender shall not be entitled to any portion of the Unused Line Fee; and (ii) the Unused Line Fee shall accrue in favor of the Lenders that have funded their respective Pro Rata Shares of such requested Borrowing and shall be allocated among such performing Lenders ratably based upon their relative Commitments. This Section shall remain effective with respect to such Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement. The terms of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender or relieve or excuse the performance by the Obligated Parties of their duties and obligations hereunder.
          (e) Removal of Defaulting Lender. At the Borrower’s request, the Agent or an Eligible Assignee reasonably acceptable to the Agent and the Borrower shall have the right (but not the obligation) to purchase from any Defaulting Lender, and each Defaulting Lender shall, upon such request, sell and assign to the Agent or such Eligible Assignee, all of the Defaulting Lender’s outstanding Commitments hereunder. Such sale shall be consummated promptly after the Agent has arranged for a purchase by the Agent or an Eligible Assignee pursuant to an Assignment and Acceptance, and at a price equal to the outstanding principal balance of the Defaulting Lender’s Loans, plus accrued interest and fees, without premium or discount.
     12.16 Letters of Credit; Inter-Lender Issues.
          (a) Notice of Letter of Credit Balance. On each Settlement Date the Agent shall notify each Lender of the issuance of all Letters of Credit and Credit Support since the prior Settlement Date.
          (b) Participations in Letters of Credit.
          (i) Purchase of Participations. Immediately upon issuance of any Letter of Credit in accordance with Section 1.3(d), each Lender shall be deemed to have irrevocably and unconditionally purchased and received without recourse or warranty, an undivided interest and participation equal to such Lender’s Pro Rata Share of the face amount of such Letter of Credit or the Credit Support provided through the Agent to the Letter of Credit Issuer, if not the Bank, in connection with the issuance of such Letter of Credit (including all obligations of the Obligated Parties with respect thereto, and any security therefor or guaranty pertaining thereto).
          (ii) Sharing of Reimbursement Obligation Payments. Whenever the Agent receives a payment from the Obligated Parties on account of reimbursement obligations in respect of a Letter of Credit or Credit Support as to which the Agent has previously received for the account of the Letter of Credit Issuer thereof payment from a Lender, the Agent shall promptly pay to such Lender such Lender’s Pro Rata Share of such payment from the Obligated Parties. Each such payment shall be made by the Agent on the next Settlement Date.
          (iii) Documentation. Upon the request of any Lender, the Agent shall furnish to such Lender copies of any Letter of Credit, Credit Support for any Letter of Credit, reimbursement agreements executed in connection therewith, applications for any Letter of Credit, and such other documentation as may reasonably be requested by such Lender.
          (iv) Obligations Irrevocable. The obligations of each Lender to make payments to the Agent with respect to any Letter of Credit or with respect to their participation therein or with respect to any Credit Support for any Letter of Credit or with respect to the Revolving Loans made as a result of a drawing under a Letter of Credit and the obligations of the Obligated Parties to make payments to the Agent, for the account of the Lenders, shall be irrevocable and shall not be subject to any qualification or exception whatsoever, including any of the following circumstances:
     (A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;
     (B) the existence of any claim, setoff, defense or other right that the Obligated Parties may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Lender, the Agent, the issuer of such Letter of Credit, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Obligated Parties or any other Person and the beneficiary named in any Letter of Credit);
     (C) any draft, certificate, or any other document presented under the Letter of Credit proving to be forged,

fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;
     (E) the occurrence of any Default or Event of Default; or
     (F) the failure of the Obligated Parties to satisfy the applicable conditions precedent set forth in Article 8.
          (c) Recovery or Avoidance of Payments; Refund of Payments In Error. In the event any payment by or on behalf of the Obligated Parties received by the Agent with respect to any Letter of Credit or Credit Support provided for any Letter of Credit and distributed by the Agent to the Lenders on account of their respective participations therein is thereafter set aside, avoided or recovered from the Agent in connection with any receivership, liquidation or bankruptcy proceeding, the Lenders shall, upon demand by the Agent, pay to the Agent their respective Pro Rata Shares of such amount set aside, avoided, or recovered, together with interest at the rate required to be paid by the Agent upon the amount required to be repaid by it. Unless the Agent receives notice from the Borrower prior to the date on which any payment is due to the Lenders that the Obligated Parties will not make such payment in full as and when required, the Agent may assume that the Obligated Parties have made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Obligated Parties have not made such payment in full to the Agent, each Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.
          (d) Indemnification by Lenders. To the extent not reimbursed by or on behalf of the Obligated Parties and without limiting the obligations of the Obligated Parties hereunder, the Lenders agree to indemnify the Letter of Credit Issuer ratably in accordance with their respective Pro Rata Shares, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Letter of Credit Issuer in any way relating to or arising out of any Letter of Credit or the transactions contemplated thereby or any action taken or omitted by the Letter of Credit Issuer under any Letter of Credit or any Loan Document in connection therewith; provided that no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the Person to be indemnified. Without limitation of the foregoing, each Lender agrees to reimburse the Letter of Credit Issuer promptly upon demand for its Pro Rata Share of any costs or expenses payable by the Obligated Parties to the Letter of Credit Issuer, to the extent that the Letter of Credit Issuer is not promptly reimbursed for such costs and expenses by the

Obligated Parties. The agreement contained in this Section shall survive termination of this Agreement and Payment in Full of all other Obligations.
     12.17 Concerning the Collateral and the Related Loan Documents. Without limiting Section 12.21, each Lender authorizes and directs the Agent to enter into the other Loan Documents, for the ratable benefit and obligation of the Agent and the Lenders. Each Lender agrees that any action taken by the Agent, Majority Lenders or Required Lenders, as applicable, in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Agent, the Majority Lenders, or the Required Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders. The Lenders acknowledge that the Revolving Loans, Agent Advances, Non-Ratable Loans, Hedge Agreements, Bank Products and all interest, fees and expenses hereunder constitute one Debt, secured pari passu by all of the Collateral.
     12.18 Field Audit and Examination Reports; Disclaimer by Lenders. By signing this Agreement, each Lender:
          (a) is deemed to have requested that the Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by or on behalf of the Agent;
          (b) expressly agrees and acknowledges that neither the Bank nor the Agent: (i) makes any representation or warranty as to the accuracy of any Report; or (ii) shall be liable for any information contained in any Report;
          (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or the Bank or other party performing any audit or examination will inspect only specific information regarding the Obligated Parties and will rely significantly upon the Obligated Parties’ books and records, as well as on representations of the Obligated Parties’ personnel;
          (d) agrees to keep all Reports confidential and strictly for its internal use, and not to distribute (except to its Participants) or use any Report in any other manner; and
          (e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Obligated Parties, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrower; and (ii) to pay and protect, and indemnify, defend and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including Attorney Costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
     12.19 Relation Among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.
     12.20 Co-Agents. None of the Lenders identified on the facing page or signature pages of this Agreement as a “co-agent” or “documentation agent”, if any, shall have any right, power, obligation, liability, or responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the generality of the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
     12.21 CS Intercreditor Agreement.
          (a) Each of the Lenders irrevocably authorizes the Agent, at its option and in its discretion, to enter into the CS Intercreditor Agreement and to take such actions as required or permitted thereunder from time to time.
          (b) Each Lender hereby agrees to be bound by the terms of the CS Intercreditor Agreement and acknowledges that CS and the lenders represented by CS in connection with the CS Guarantee and Collateral Agreement are third party beneficiaries of this Section 12.21(b).
          (c) In the event that the CS Guarantee and Collateral Agreement is replaced due to the refinancing of the obligations of the Obligated Parties to CS in a bona fide third party transaction, the Lenders hereby authorize and direct the Agent to enter into a replacement intercreditor agreement conforming in substance to the CS Intercreditor.
ARTICLE 13
MISCELLANEOUS
     13.1 No Waivers; Cumulative Remedies. No failure by the Agent or any Lender to exercise any right, remedy, or option under this Agreement or any present or future supplement thereto, or in any other agreement between or among the Obligated Parties and the Agent and/or any Lender, or delay by the Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by the Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by the Agent or the Lenders on any occasion shall affect or diminish the Agent’s and each Lender’s rights thereafter to require strict performance by the Obligated Parties of any provision of this Agreement. The Agent and the Lenders may proceed directly to collect the Obligations without any prior recourse to the Collateral. The Agent’s and each Lender’s rights under this Agreement will be cumulative and not exclusive of any other right or remedy that the Agent or any Lender may have.

     13.2 Severability. The illegality or unenforceability of any provision of this Agreement or any Loan Document or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.
     13.3 Governing Law; Choice of Forum; Service of Process.
          (a) This Agreement shall be interpreted and the rights and liabilities of the parties hereto determined in accordance with the internal laws (as opposed to the conflict of laws provisions, provided that perfection issues with respect to Article 9 of the UCC may give effect to applicable choice or conflict of law rules set forth in Article 9 of the UCC) of the State of California; provided that the Agent and the Lenders shall retain all rights arising under federal law.
          (b) Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of California or of the United States of America located in Los Angeles County, California, or in the courts of the State of New York or of the United States of America located in the City of New York, Borough of Manhattan and by execution and delivery of this Agreement, each of the Obligated Parties, the Agent, the Bank and the Lenders consents, for itself and in respect of its property, to the exclusive jurisdiction (subject only to the provisions of clause (d) below) of those courts. Each of the Obligated Parties, the Agent, the Bank and the Lenders irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement, any other Loan Document, or any document related thereto. Notwithstanding the foregoing: (i) the Agent, the Bank and the Lenders shall have the right to bring any action or proceeding against the Obligated Parties or their property in the courts of any other jurisdiction the Agent, the Bank, or the Lenders deem necessary or appropriate in order to realize on the Collateral or other security for the Obligations; and (ii) each of the parties hereto acknowledges that any appeals from the courts described in the first sentence of this paragraph may have to be heard by a court located outside those jurisdictions.
          (c) The Obligated Parties hereby waive personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to the Borrower at its address set forth in Section 13.8 and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. Mail, postage prepaid. Nothing contained herein shall affect the right of the Agent, the Bank, or the Lenders to serve legal process by any other manner permitted by law.
          (d) Notwithstanding any other provision of this Agreement to the contrary, any controversy or claim between or among the parties, arising out of or relating to this Agreement or any other Loan Document, including any claim based on or arising from an alleged tort, shall at the request of any party hereto be determined by binding arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the

Commercial Rules of the American Arbitration Association (“AAA”). The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuant to a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.
          (e) Notwithstanding the provisions of Section 13.3(d), no controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim arises from or related to an Obligation secured by real estate property collateral (exclusive of real estate space lease assignments). If all the parties do not consent to submission of such a controversy or claim to arbitration, the controversy or claim shall be determined as provided in Section 13.3(f).
          (f) At the request of any party a controversy or claim that is not submitted to arbitration as provided and limited in Section 13.3(d) and (e) shall be determined by judicial reference. If such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, shall be an active attorney or retired judge. Judgment upon the award rendered by such referee or referees shall be entered in the court in which such proceeding was commenced.
          (g) No provision of Sections 13.3(d) through (f) shall limit the right of the Agent, the Bank, or the Lenders to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or obtaining provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of any party to resort to arbitration or reference. At the Agent’s option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage or by judicial foreclosure.
     13.4 Waiver of Jury Trial. Subject to the provisions of Section 13.3(d), the Obligated Parties, the Lenders, the Bank, and the Agent each irrevocably waive, to the maximum extent not prohibited by applicable law, their respective rights to a trial by jury of any claim or cause of action based upon or arising out of or related to this Agreement, the other Loan Documents, or the transactions contemplated hereby or thereby, in any action, proceeding or other litigation of any type brought by any of the parties against any other party or any Agent-Related Person, Participant or Assignee, whether with respect to contract claims, tort claims, or otherwise. The Obligated Parties, the Lenders, the Bank, and the Agent each agree that any such claim or cause of action shall be tried by a court trial without a jury. Without limiting the foregoing, the parties further agree that their respective right to a trial by jury is waived by operation of this Section as to any action, counterclaim or other proceeding that seeks, in whole or in part, to challenge the validity or enforceability of this Agreement or any other Loan Document or any provision hereof or thereof. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement or the other Loan Documents.
     13.5 Survival of Representations and Warranties. All of the Obligated Parties’ representations and warranties contained in this Agreement shall survive the execution, delivery, and acceptance thereof by the parties, notwithstanding any investigation by the Agent, the Bank, or the Lenders or their respective agents.
     13.6 Other Security and Guaranties. The Obligated Parties’ obligations hereunder shall not be affected if the Agent, without notice to or demand on the Obligated Parties, from time to time: (a) takes from any Person and holds collateral (other than the Collateral) for the payment of all or any part of the Obligations and exchanges, enforces or releases such collateral or any part thereof; and (b) accepts and holds any endorsement or guaranty of payment of all or any part of the Obligations and releases or substitutes any such endorser or guarantor or any Person who has given any Lien in any other collateral as security for the payment of all or any part of the Obligations, or any other Person in any way obligated to pay all or any part of the Obligations.
     13.7 Fees and Expenses. The Obligated Parties agree to pay to the Agent, for its benefit, on demand, all costs and expenses that the Agent pays or incurs in connection with the negotiation, preparation, syndication, consummation, administration, enforcement, and termination of this Agreement or any of the other Loan Documents, including without limitation: (a) Attorney Costs; (b) costs and expenses (including attorneys’ and paralegals’ fees and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (c) costs and expenses of lien and title searches and title insurance; (d) taxes, fees and other charges for recording the Mortgage, filing financing statements and continuations, and other actions to perfect, protect, and continue the Agent’s Liens (including costs and expenses paid or incurred by the Agent in connection with the consummation of this Agreement); (e) sums paid or incurred to pay any amount or take any action required of the Obligated Parties under the Loan Documents that the Obligated Parties fail to pay or take; (f) costs of appraisals, inspections, and verifications of the Collateral, including travel, lodging, and meals for inspections of the Collateral and the Obligated Parties’ operations by the Agent plus the Agent’s then customary charge for field examinations and audits and the preparation of reports thereof (such charge not to exceed $850 per day (or portion thereof) for each Person retained or employed by the Agent with respect to each field examination or audit and not to exceed $25,000 in the aggregate per field examination conducted at any time other than during the continuance of an Event of Default; it being understood and agreed that, subject only to the $850 per day limitation set forth above, there shall be no limitation on the aggregate charges in connection with any field examination conducted, in whole or in part, during the continuance of any Event of Default); and (g) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining Payment Accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral. In addition, the Obligated Parties agree to pay costs and expenses incurred by the Agent (including Attorneys’ Costs) to the Agent, for its benefit, on demand, and to the other Lenders for their benefit, on demand, and all reasonable fees, expenses and disbursements incurred by such other Lenders for one law firm retained by such other Lenders, in each case, paid or incurred to obtain payment of the Obligations, enforce the Agent’s Liens, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents, or to defend any claims made or threatened against the Agent or any Lender arising out of the transactions contemplated hereby (including preparations for and consultations concerning any such matters), together with all other Extraordinary Expenses. The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by the Obligated Parties. All of the foregoing costs and expenses shall be charged to the Loan Account as Revolving Loans as described in Section 3.6.
     13.8 Notices. Except as otherwise provided herein, all notices, demands, and requests that any party is required or elects to give to any other party shall be in writing or by a telecommunications device capable of creating a written record, and any such notice shall become effective: (a) upon personal delivery thereof, including, but not limited to, delivery by overnight mail and courier service; (b) four (4) days after it shall have been mailed by United States mail, first class, certified or registered, with postage prepaid; provided that, unless otherwise required by applicable law, such four-day period shall not extend any time period for notices contained in this Agreement; or (c) in the case of notice by such a telecommunications device, when properly transmitted, in each case addressed to the party to be notified as follows:
     If to the Agent or to the Bank:
Bank of America, N.A.
55 S. Lake Avenue, Suite 900
Pasadena, California 91101
Attention: Todd Eggertsen, Vice President
Telecopy No.: (626) 584-4602
with copies to:
Gary Samson, Esq.
McGuireWoods LLP
1800 Century Park East, 8th Floor
Los Angeles, California 90067
Telecopy No.: (310) 956-3148

     If to any Obligated Party:
c/o Paramount Petroleum Corporation
14700 Downey Avenue
Paramount, California 90723
Attention: Shai Even, Chief Financial Officer
Telecopy No.: (972) 367-3726
and:
Paramount Petroleum Corporation
7616 LBJ Freeway, Suite 300
Dallas, Texas 75251-1100
Attention: Shai Even, Chief Financial Officer
Telecopy No.: (972) 367-3726
with copies to:
Jones Day
2727 North Harwood Street
Dallas, Texas 75201-1515
Attention: Mark T. Goglia
Telecopy No.: (214) 969-5100
or to such other address as each party may designate for itself by like notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall not adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration, or other communication.
     13.9 Waiver of Notices. Unless otherwise expressly provided herein, the Obligated Parties waive presentment, notice of demand or dishonor and protest as to any instrument, notice of intent to accelerate the Obligations and notice of acceleration of the Obligations, as well as any and all other notices to which it might otherwise be entitled. No notice to or demand on the Obligated Parties that the Agent or any Lender may elect to give shall entitle the Obligated Parties to any or further notice or demand in the same, similar, or other circumstances.
     13.10 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective representatives, successors, and permitted assigns of the parties hereto; provided, however, that no interest herein may be assigned by the Obligated Parties without the prior written consent of the Agent and each Lender. The rights and benefits of the Agent and the Lenders hereunder shall, if such Persons so agree, inure to any party acquiring any interest in the Obligations or any part thereof.

     13.11 Indemnity of the Agent and the Lenders by the Obligated Parties.
          (a) The Obligated Parties agree to defend, indemnify, and hold each Indemnified Person harmless from and against any and all Claims (including Attorney Costs and Extraordinary Expenses) of any kind or nature whatsoever that may at any time (including at any time following repayment of the Loans and the termination, resignation, or replacement of the Agent or replacement of any Lender) be imposed on, incurred by, or asserted against any such Indemnified Person in any way relating to or arising out of this Agreement, any document contemplated by or referred to herein or the transactions contemplated hereby, or any action taken or omitted by any such Indemnified Person under or in connection with any of the foregoing, including with respect to any investigation, litigation, or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement, any other Loan Document, or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the Obligated Parties shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person as determined in a final, non-appealable order of or court of competent jurisdiction. The agreements in this Section shall survive termination of this Agreement and Payment in Full of all other Obligations.
          (b) Without limiting the rights of the Agent and the Lenders under any separate environmental indemnity agreement delivered by the Obligated Parties, the Obligated Parties agree to indemnify, defend and hold harmless the Agent and the Lenders from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal, or presence of a Hazardous Substance relating to the Obligated Parties’ operations, business, or property. This indemnity will apply whether the hazardous substance is on, under, or about the Obligated Parties’ property or operations or property leased to any Obligated Party. The indemnity includes but is not limited to Attorneys Costs. The indemnity extends to the Agent and the Lenders, their parents, affiliates, subsidiaries, and all of their directors, officers, employees, agents, successors, attorneys and assigns. “Hazardous Substance” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including petroleum or natural gas. This indemnity will survive repayment of all other Obligations.
     13.12 Limitation of Liability. No claim may be made by the Obligated Parties, any Lender, or other Person against the Agent, any Lender, or the affiliates, directors, officers, employees, counsel, representatives, agents or attorneys-in-fact of any of them for any special, indirect, consequential, or punitive damages in respect of any claim for breach of contract, tort or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Loan Document, or any act, omission or event occurring in connection therewith, and the Obligated Parties and each Lender hereby waive, release and agree not to sue upon any claim for such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     13.13 Final Agreement. This Agreement and the other Loan Documents are intended by the Obligated Parties, the Agent and the Lenders to be the final, complete, and exclusive expression of the agreement between them. Subject to Section 13.20, this Agreement and the other Loan Documents supersede any and all prior oral or written agreements relating to the subject matter hereof. No modification, rescission, waiver, release, or amendment of any provision of this Agreement or any other Loan Document shall be made, except by a written agreement signed by the Borrower and a duly authorized officer of each of the Agent and the requisite Lenders.
     13.14 Counterparts. This Agreement may be executed in any number of counterparts, and by the Agent, each Lender, and the Obligated Parties in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.
     13.15 Captions. The captions contained in this Agreement are for convenience of reference only, are without substantive meaning and should not be construed to modify, enlarge, or restrict any provision.
     13.16 Right of Setoff. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, the Agent, the Bank, and each Lender is hereby authorized at any time and from time to time, without prior notice to the Obligated Parties, any such notice being waived by the Obligated Parties to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Agent, the Bank, or such Lender or any Affiliate of such Person to or for the credit or the account of the Obligated Parties against any and all Obligations owing to such Person, now or hereafter existing, irrespective of whether or not such Person shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each of the Agent, the Bank and each Lender agrees promptly to notify the Borrower and the Agent after any such setoff and application made by such Person; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the foregoing, no Lender shall exercise any right of setoff, banker’s lien, or the like against any deposit account or Property of the Obligated Parties held or maintained by such Lender without the prior written consent of the Agent.
     13.17 Confidentiality.
          (a) The Obligated Parties hereby consent that the Agent, the Bank, and each Lender may issue and disseminate to the public general information describing the credit accommodation entered into pursuant to this Agreement, including the name and address of the

Obligated Parties and a general description of the Obligated Parties’ business, and may use the Obligated Parties’ names in advertising and other promotional material. The Agent, the Bank, and each Lender shall provide the Borrower with a reasonable opportunity to review a sample of any such proposed advertising or other promotional material prior to the dissemination thereof; provided that the Obligated Parties’ consent or approval shall not be required in connection with any such dissemination.
     (b) Each Lender severally agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of information provided to the Agent or such Lender by or on behalf of the Obligated Parties pursuant to this Agreement or any other Loan Document, except to the extent that such information: (i) was or becomes generally available to the public other than as a result of disclosure by the Agent or such Lender; or (ii) was or becomes available on a non-confidential basis from a source other than the Obligated Parties; provided that such source is not bound by a confidentiality agreement with the Obligated Parties known to the Agent or such Lender; provided, further, that the Agent and any Lender may disclose such information: (1) at the request or pursuant to any requirement of any Governmental Authority to which the Agent or such Lender is subject or in connection with an examination of the Agent or such Lender by any such Governmental Authority; (2) pursuant to subpoena or other court process; (3) when required to do so in accordance with the provisions of any applicable Requirement of Law; (4) to the extent reasonably required in connection with any litigation or proceeding (including, but not limited to, any bankruptcy proceeding) to which the Agent, any Lender, or their respective Affiliates may be party; (5) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (6) to the Agent’s or such Lender’s independent auditors, accountants, attorneys, and other professional advisors; (7) to any prospective Participant or Assignee under any Assignment and Acceptance, actual or potential, or to any actual or prospective counterparty (or its advisors) to any securitization, swap or derivative transaction relating to any Obligated Party or any of its Subsidiaries and the obligations hereunder; provided that such prospective Participant, Assignee or counterparty agrees to keep such information confidential to the same extent required of the Agent and the Lenders hereunder; (8) as expressly permitted under the terms of any other document or agreement regarding confidentiality to which any Obligated Party or any of its Subsidiaries is party or is deemed party with the Agent or such Lender; and (9) to its Affiliates.
     13.18 Conflicts with Other Loan Documents. Unless otherwise expressly provided in this Agreement (or in another Loan Document by specific reference to the applicable provision contained in this Agreement), if any provision contained in this Agreement conflicts with any provision of any other Loan Document, the provision contained in this Agreement shall govern and control.
     13.19 USA Patriot Act Notice. The Agent (for itself and not on behalf of any Lender), the Bank, and each Lender hereby notifies the Obligated Parties that pursuant to the requirements of the Patriot Act, the Agent, the Bank, and each such Lender is required to obtain, verify, and record information that identifies the Obligated Parties, which information includes the name and address of the Borrower and other information that will allow the Agent, the Bank, and each such Lender to identify the Obligated Parties in accordance with the Patriot Act.

     13.20 Amendment and Restatement; Waiver of Claims.
          (a) This Agreement is an amendment and restatement of the Amended and Restated Credit Agreement. All “Obligations” under the Amended and Restated Credit Agreement, and all security interests, liens, and collateral assignments granted to the Agent for the benefit of the Lenders under the Amended and Restated Credit Agreement or any of the other “Loan Documents” defined therein, hereby are renewed and continued in full force and effect, and hereafter shall be governed by this Agreement. All existing “Loan Documents” previously executed in connection with the Original Loan Agreement shall continue in full force and effect, except to the extent any such agreement is amended, restated, or replaced in connection with this Agreement, and any and all references therein to the Amended and Restated Credit Agreement (regardless of terminology) shall refer to and mean this Agreement.
          (b) The Obligated Parties hereby represent and warrant that as of the date of this Agreement there are no claims, offsets against, or defenses or counterclaims to the Obligations under the Amended and Restated Credit Agreement or any other Loan Document. The Obligated Parties hereby waive and release any and all such claims, offsets, defenses, or counterclaims, whether known or unknown, arising prior to the date of this Agreement.
          (c) The Obligated Parties intend the above release to cover, encompass, release, and extinguish, inter alia, all claims, demands, and causes of action that might otherwise be reserved by the California Civil Code Section 1542, which provides as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
          (d) The Obligated Parties acknowledge that they may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action, and agrees that this Agreement and the above release are and will remain effective in all respects notwithstanding any such differences or additional facts.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

“BORROWER”

PARAMOUNT PETROLEUM CORPORATION

By:	/s/ Harlin R. Dean

Name:	Harlin R. Dean
Title:	Vice President and Secretary
Signature Pages

“OBLIGATED PARTIES”

PARAMOUNT PETROLEUM CORPORATION OF ARIZONA, INC.

By:	/s/ Harlin R. Dean

Name:	Harlin R. Dean
Title:	Vice President and Secretary

PARAMOUNT OF OREGON, LLC

By:	/s/ Harlin R. Dean

Name:	Harlin R. Dean
Title:	Vice President and Secretary

PARAMOUNT OF WASHINGTON, LLC

By:	/s/ Harlin R. Dean

Name:	Harlin R. Dean
Title:	Vice President and Secretary

EDGINGTON OIL COMPANY, LLC

By:	/s/ Harlin R. Dean

Name:	Harlin R. Dean
Title:	Vice President and Secretary

ALON ASPHALT BAKERSFIELD, INC.

By:	/s/ Harlin R. Dean

Name:	Harlin R. Dean
Title:	Vice President and Secretary
Signature Pages

BANK OF AMERICA, N.A., as the Agent, Bank, and Lender

By:	/s/ Todd R. Eggertsen

Name:	Todd R. Eggertsen
Title:	Vice President
Signature Pages

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender

By:	/s/ Rebecca A. Ford

Name:	Rebecca A. Ford

Title:	Duly Authorized Signatory

Signature Pages

ANNEX A
to
Second Amended and Restated Credit Agreement
Definitions
     Initially capitalized terms used in the Loan Documents have the following respective meanings (unless otherwise defined therein), and all section, annex, exhibit, or schedule references in the following definitions refer to sections of annexes, exhibits, or schedules attached to the Agreement:
     “Accounts” means all of the Obligated Parties’ now owned or hereafter acquired or arising “accounts”, as defined in the UCC, including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.
     “Account Debtor” means each Person obligated in any way on or in connection with an Account, Chattel Paper, or General Intangibles (including a payment intangible).
     “ACH Transactions” means any cash management or related services including the automatic clearing house transfer of funds by the Bank for the account of any Obligated Party pursuant to agreement or overdrafts.
     “Adjusted Net Earnings from Operations” means, with respect to any fiscal period of any Person (the “subject Person”), the subject Person’s net income after provision for income taxes for such fiscal period, as determined in accordance with GAAP and reported on the Financial Statements for such period, excluding any and all of the following included in such net income: (a) gain or loss arising from the sale of any capital assets; (b) gain arising from any write-up in the book value of any asset to the extent exceeding any prior write down in the value of such asset; (c) earnings of any other Person, substantially all the assets of which have been acquired by the Subject Person in any manner, to the extent realized by such other Person prior to the date of acquisition; (d) earnings of any Person in which the subject Person has an ownership interest (other than a Subsidiary consolidated with the subject Person in accordance with GAAP) unless (only to the extent) such earnings shall actually been received by the subject Person in the form of cash distributions; (e) earnings of any other Person to which assets of the subject Person shall have been sold, transferred or disposed of, or into which the subject Person shall have been merged, or that has been a party with the subject Person to any consolidation or other form of reorganization, prior to the date of such transaction; (f) gain arising from the acquisition of debt or equity securities of the subject Person or from cancellation or forgiveness of Debt; and (g) gain arising from extraordinary items, as determined in accordance with GAAP, or from any other non-recurring transaction.
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or that owns, directly

Annex A

or indirectly, five percent (5%) or more of the outstanding equity interest of such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.
     “Agent” means Bank of America, N.A., solely in its capacity as administrative agent for the Lenders, and any successor agent for the Lenders.
     “Agent Advances” has the meaning specified in Section 1.2(i).
     “Agent’s Liens” means the Liens in the Collateral granted to the Agent, for the benefit of the Secured Parties pursuant to this Agreement and the other Loan Documents.
     “Agent-Related Persons” means, collectively, the Agent, together with its Affiliates, and the officers, directors, employees, counsel, representatives, agents and attorneys-in-fact of the Agent and such Affiliates.
     “Aggregate Revolver Outstandings” means, at any date of determination: the sum of: (a) the unpaid balance of Revolving Loans; (b) one hundred percent (100%) of the aggregate stated amount of all outstanding Letters of Credit; and (c) the aggregate amount of any unpaid reimbursement obligations in respect of Letters of Credit.
     “Agreement” means the Second Amended and Restated Credit Agreement to which this Annex A is attached, as from time to time amended, modified or restated.
     “Alon” means Alon USA Energy, Inc.
     “Alon Loan Agreement” means that certain Credit Agreement dated as of June 22, 2006, and executed by and among certain financial institutions party thereto from time to time, Credit Suisse, acting through its Cayman Islands Branch, as Collateral Agent and Alon, as amended, restated, or otherwise modified from time to time; provided that such amendment, restatement, or modification is not in violation of the CS Intercreditor Agreement.
     “Alon Loan Documents” means, collectively, the Alon Loan Agreement and all other agreements, instruments, and documents evidencing, securing, guaranteeing, or otherwise relating to the transactions contemplated by the Alon Loan Agreement, as each may be amended, restated, or otherwise modified from time to time; provided that such amendment, restatement, or modification is not in violation of the CS Intercreditor Agreement.
     “Amended and Restated Credit Agreement” has the meaning given in the recitals to this Agreement.
     “Anniversary Date” means the date of each anniversary of the Closing Date.
     “Applicable Margin” means

Annex A

          (a) with respect to Revolving Loans and all other Obligations (other than LIBOR Revolving Loans), 0.25%;
          (b) with respect to LIBOR Revolving Loans, 1.50%;
          (c) with respect to the Letter of Credit Fee for standby Letters of Credit, 1.50%;
          (d) with respect to the Letter of Credit Fee for documentary Letters of Credit, 1.125%; and
          (e) with respect to the Unused Line Fee, 0.375%.
The Applicable Margin shall be adjusted (up or down) as shall be determined by reference to the following grids:

Level of
If the Average Monthly Availability is:	Applicable Margin:
Greater than or equal to $175,000,000	Level I
Less than $175,000,000, but greater than or equal to $100,000,000	Level II
Less than $100,000,000, but greater than or equal to $50,000,000	Level III
Less than $50,000,000	Level IV

	Applicable Margin
	Level I	Level II	Level III	Level IV
Base Rate Revolving Loans	0.00%	0.25%	0.50%	0.75%
LIBOR Revolving Loans	1.25%	1.50%	1.75%	2.00%
Standby L/C Margin	1.25%	1.50%	1.75%	2.00%
Documentary L/C Margin	0.875%	1.125%	1.375%	1.625%
Unused Line Fee	0.375%	0.375%	0.250%	0.250%

Annex A

All adjustments in the Applicable Margins shall be implemented monthly on a prospective basis, starting on the first day of each calendar month, commencing on April 1, 2007. If, as a result of any restatement of or other adjustment to any calculation of Average Monthly Availability, or for any other reason, the Agent determines that (a) the Average Monthly Availability as of any applicable date was inaccurate and (b) a proper calculation of the Average Monthly Availability would have resulted in different pricing for any period, then (i) if the proper calculation of the Average Monthly Availability would have resulted in higher pricing for such period, the Obligated Parties shall automatically and retroactively be obligated to pay to the Agent, promptly on demand by the Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Average Monthly Availability would have resulted in lower pricing for such period, the Agent and the Lenders shall have no obligation to repay any interest or fees to the Obligated Parties; provided that if, as a result of any restatement or other event a proper calculation of the Average Monthly Availability would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of amounts from one period to another period or any similar reason), then the amount payable by the Obligated Parties pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods.
     “Assignee” has the meaning specified in Section 11.2(a).
     “Assignment and Acceptance” has the meaning specified in Section 11.2(a).
     “Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other counsel engaged by the Agent, and the reasonably allocated costs and expenses of internal legal services of the Agent.
     “Availability” means, at any time: (a) the lesser of: (i) the Maximum Revolver Amount; or (ii) the Borrowing Base; minus (b) Reserves other than Reserves deducted in the calculation of the Borrowing Base; minus (c) in each case, the Aggregate Revolver Outstandings.
     “Bank” means Bank of America, N.A., a national banking association, or any successor entity thereto.
     “Bank Products” means any one or more of the following types of services or facilities extended to any Obligated Party by the Bank or any affiliate of the Bank in reliance on the Bank’s agreement to indemnify such affiliate: (a) credit cards; (b) ACH Transactions; (c) cash management, including controlled disbursement services; and (d) Hedge Agreements.
     “Bank Product Reserves” means all reserves that the Agent from time to time establishes in its reasonable discretion for the Bank Products then provided or outstanding.
     “Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).
     “BAS” means Banc of America Securities LLC, or any successor entity thereto.

Annex A

     “Base Rate” means the rate of interest announced by the Bank from time to time as its prime rate. Such rate is a rate set by the Bank based upon various factors including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change. Each Interest Rate based upon the Base Rate shall be adjusted simultaneously with any change in the Base Rate.
     “Base Rate Revolving Loan” means a Revolving Loan during any period in which it bears interest based on the Base Rate.
     “Blocked Account Agreement” means an agreement among any Obligated Party, the Agent, and the Bank, in form and substance reasonably satisfactory to the Agent, concerning the collection of payments that represent the proceeds of Accounts or of any other Collateral.
     “Borrowing” means a borrowing hereunder consisting of Revolving Loans made on the same day by the Lenders to the Borrower, or by the Bank in the case of a Borrowing funded by Non-Ratable Loans, or by the Agent in the case of a Borrowing consisting of an Agent Advance, or the issuance of Letters of Credit or Credit Support hereunder.
     “Borrowing Base” means, at any time, an amount determined by the Agent with reference to the most recent Borrowing Base Certificate delivered to the Agent, that is equal to:
          (a) the sum of the following:
          (i) up to ninety percent (90%) of the Net Amount of Eligible Accounts; plus
          (ii) up to eighty-five percent (85%) of Eligible Petroleum Inventory, including Eligible Petroleum Inventory in Transit; plus
          (iii) up to one hundred percent (100%) of Eligible Cash and Cash Equivalents; plus
          (iv) up to ninety-five percent (95%) of Eligible Investments; plus
          (v) up to eighty-five percent (85%) of Eligible Margin Deposits; plus
          (vi) up to one hundred percent (100%) of Paid but Unexpired Letters of Credit; minus
          (b) Reserves from time to time established by the Agent in its credit judgment, reasonably exercised.
     “Borrowing Base Certificate” means a certificate by a Responsible Officer of the Borrower, substantially in the form of Exhibit B (or another form acceptable to the Agent),

Annex A

setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in such detail as shall be reasonably satisfactory to the Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by the Borrower and certified to the Agent; provided, that the Agent shall have the right to review and adjust, with written or verbal notice to the Borrower substantially concurrent with such adjustment, in the exercise of its reasonable credit judgment, any such calculation: (1) to reflect its reasonable estimate of declines in value of any of the Collateral described therein; and (2) to the extent that such calculation is not in accordance with this Agreement.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina or Pasadena, California, and if such day relates to a LIBOR Revolving Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.
     “Capital Adequacy Regulation” means any guideline, request, or directive of any central bank or other Governmental Authority, or any other law, rule, or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.
     “Capital Expenditures” means all payments that become due (whether or not paid during any fiscal period) in respect of the cost of any fixed asset or improvement, or replacement, substitution, or addition thereto (excluding expenditures financed by the Term Loan and out of the proceeds of any Equipment described in Section 7.9(i)), that has a useful life of more than one year, including without limitation, those costs arising in connection with the direct or indirect acquisition of such asset by way of increased product or service charges or in connection with a Capital Lease (including capitalized interest).
     “Capital Lease” means any lease of property by any Obligated Party that, in accordance with GAAP, should be reflected as a capital lease on the balance sheet of such Obligated Party.
     “Cash” means U.S. dollar denominated currency, U.S. dollar denominated wire transfers of money, and any other form of immediately available funds approved by the Agent.
     “Cash Collateralize” means the delivery of cash or a Supporting Letter of Credit to the Lender, as security for the payment of Obligations, in an amount equal to (a) with respect to outstanding Letters of Credit and Credit Support, an amount equal to the greater of 105% of the face amount of such Letters of Credit and Credit Support, or the greatest amount for which such Letter of Credit or such Credit Support may be drawn, plus any fees and expenses associated with such Letter of Credit or such Credit Support, and (b) with respect to any inchoate or contingent Obligations (including Obligations arising under Bank Products), the Agent’s reasonable estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.

Annex A

     “Cash Equivalents” means: (a) Repurchase agreements and short-term obligations issued or guaranteed as to principal and interest by the United States of America and having a maturity of not more than twelve (12) months from the date of acquisition; (b) short-term certificates of deposit issued by any bank organized under the laws of the United States of America or any state thereof if such bank has a short-term debt rating of not less than P-1 or A-1 or their equivalents by Moody’s or S&P, respectively; (c) short-term certificates of deposit issued by, and so-called Eurodollar “call deposits” at, any bank or any foreign subsidiary or Affiliate of such bank, if any obligations of such bank or foreign subsidiary or affiliate, as applicable, have a rating of not less than Baa or BBB or their equivalents, or P-3 or A-3 or their equivalents, as applicable, by Moody’s or S&P, respectively; or (d) commercial paper or finance company paper that is rated not less than P-1 or A-1 or their equivalents by Moody’s or S&P, respectively.
     “Change of Control” means if (a) Alon ceases to own directly or indirectly 100% of the issued and outstanding voting capital stock of Holdings, (b) Holdings ceases to own directly or indirectly 100% of the issued and outstanding voting capital stock of any of the Obligated Parties, or (c) the Borrower ceases to own directly or indirectly 100% of the issued and outstanding voting capital stock of PPA.
     “Chattel Paper” means all of the Obligated Parties’ now owned or hereafter acquired “chattel paper”, as defined in the UCC, including electronic chattel paper.
     “Claims” means all liabilities, obligations, losses, damages, penalties, judgments, proceedings, costs and expenses of any kind (including remedial response costs, reasonable Attorney Costs and other Extraordinary Expenses) at any time (including after Payment in Full of the Obligations) incurred by or asserted against any Indemnified Person in any way relating to: (a) any Loan Documents or transactions relating thereto; (b) any action taken or omitted to be taken by any Indemnified Person in connection with any Loan Documents; (c) the existence or perfection of any Liens, or realization upon any Collateral; (d) exercise of any rights or remedies under any Loan Documents or applicable law; or (e) failure by any Loan Party to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including any insolvency proceeding or appellate proceedings), whether or not the applicable Indemnified Person is a party thereto.
     “Closing Date” means the date of this Agreement.
     “Code” means the Internal Revenue Code of 1986.
     “Collateral” means all of the real and personal property and all other assets of any Person from time to time subject to the Agent’s Liens securing payment or performance of the Obligations, as more fully described in the Security Agreement and the other Loan Documents.
     “Commitment” means, at any time with respect to a Lender, the principal amount set forth beside such Lender’s name under the heading “Commitment” on Schedule A-1 attached to the Agreement or on the signature page of the Assignment and Acceptance pursuant to which

Annex A

such Lender became a Lender hereunder in accordance with the provisions of Section 11.2, as such Commitment may be adjusted from time to time in accordance with the provisions of Section 11.2, and “Commitments” means, collectively, the aggregate amount thereof.
     “Contaminant” means any waste, pollutant, Hazardous Substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos in any form or condition, polychlorinated biphenyls (“PCBs”), or any constituent of any such substance or waste.
     “Continuation/Conversion Date” means the date on which a Loan is converted into or continued as a LIBOR Revolving Loan.
     “Consent Agreements” means, as required by the Agent in its sole discretion, agreements between the Agent and: (a) customers of the Obligated Parties under material offtake agreements; and (b) the licensors of intellectual property rights material to the operation of the Obligated Parties’ business, in each case consenting to, among other things, the following: (i) the Obligated Parties’ grant of a Lien in such agreements and the rights of the Obligated Parties thereunder to the Agent as security for the Obligations; (ii) the Agent’s right to obtain the benefit of such agreements during any enforcement action by the Agent with respect to the Collateral; and (iii) the transfer of such rights to a purchaser in foreclosure.
     “Credit Support” has the meaning specified in Section 1.3(a).
     “CS” means Credit Suisse, acting through its Cayman Islands Branch, as Collateral Agent, under the Alon Loan Agreement.
     “CS Guarantee and Collateral Agreement” means that certain Guaranty and Collateral Agreement dated as of August 4, 2006 by the Borrower and certain of its Subsidiaries in favor of CS, as amended, restated, or otherwise modified from time to time; provided that such amendment, restatement, or modification is not in violation of the CS Intercreditor Agreement.
     “CS Intercreditor Agreement” means that certain Intercreditor Agreement dated as of even date herewith by and between the Agent and CS, as amended, restated, or otherwise modified from time to time; provided that such amendment, restatement, or modification is not in violation of its terms. The CS Intercreditor Agreement is a Loan Document.
     “CS Security Documents” means the Term Security Documents (as such term is defined in the CS Intercreditor Agreement).
     “Debt” means, for any Person (the “subject Person”) and without duplication, all liabilities, obligations and indebtedness of the subject Person to any other Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, consisting of indebtedness for borrowed money or the deferred purchase price of property, excluding trade payables, but including: (a) all Obligations; (b) all obligations and liabilities of any other Person secured by any Lien on the subject Person’s property, even though the subject Person has not

Annex A

assumed or become liable for the payment thereof; provided, however, that all such obligations and liabilities that are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of the subject Person prepared in accordance with GAAP; (c) all obligations or liabilities created or arising under any Capital Lease or conditional sale or other title retention agreement with respect to property used or acquired by the subject Person, even if the rights and remedies of the lessor, seller, or lender thereunder are limited to repossession of such property; provided, however, that all such obligations and liabilities that are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of the subject Person prepared in accordance with GAAP; (d) the present value (discounted at the Base Rate) of lease payments due under synthetic leases; and (e) all obligations and liabilities under Guaranties for any of the foregoing.
     “Default” means any event or circumstance that, with the giving of notice, the lapse of time, or both, would (if not cured, waived, or otherwise remedied during such time) constitute an Event of Default.
     “Default Rate” means a fluctuating per annum interest rate at all times equal to the sum of: (a) the otherwise applicable Interest Rate; plus (b) two percent (2%) per annum. Each Default Rate shall be adjusted simultaneously with any change in the applicable Interest Rate. In addition, the Default Rate shall result in an increase in the Letter of Credit Fee by 2 percentage points per annum.
     “Defaulting Lender” has the meaning specified in Section 12.15(c).
     “Designated Account” has the meaning specified in Section 1.2(c).
     “Distribution” means, with respect to any Person (other than a natural person): (a) the payment or making or declaration of any dividend or other distribution of property in respect of such Person’s capital stock (or any options or warrants for, or other rights with respect to, such capital stock of such Person), other than distributions solely in such Person’s capital stock (or any options or warrants for, or other rights with respect to, such capital stock) of the same class; (b) the redemption or other acquisition by such Person of any capital stock (or any options or warrants for, or other rights with respect to, such capital stock) of such Person; (c) with respect to any Obligated Party, any payment or accrual of bonus management fees to any direct or indirect owner of equity interests in such Obligated Party or any of its Affiliates or to any family member or Affiliate of any such Person; and (d) with respect to any Obligated Party, any payment or accrual of salary, consulting fees or other form of compensation paid to any direct or indirect owner of equity interests in such Obligated Party or any of its Affiliates or to any family member or Affiliate of any such Person in an aggregate amount in excess of one hundred seven percent (107%) of such payments or accruals during the previous Fiscal Year to such Person.
     “Documents” means all documents as such term is defined in the UCC, including bills of lading, warehouse receipts, or other documents of title, now owned or hereafter acquired by the Obligated Parties.

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     “DOL” means the United States Department of Labor or any successor department or agency.
     “Dollar” and “$” means dollars in the lawful currency of the United States. Unless otherwise specified, all payments under the Agreements shall be made in Dollars.
     “EBITDA” means, with respect to any Person and for any fiscal quarter of such Person, Adjusted Net Earnings from Operations (excluding the LIFO effect), plus, to the extent deducted in the determination of Adjusted Net Earnings from Operations for that fiscal period, interest expenses, federal, state, local, and foreign income taxes, depreciation, and amortization.
     “Edgington” means Edgington Oil Company, LLC, a Delaware corporation.
     “Eligible Accounts” means the Accounts that the Agent in the exercise of its reasonable commercial discretion determines to be Eligible Accounts. Without limiting the discretion of the Agent to establish other criteria of ineligibility, Eligible Accounts shall not, unless the Agent in its sole discretion elects, include any Account:
          (a) (i) with respect to which more than seventy (70) days have elapsed since the date of the original invoice therefor; or (ii) that relates to Inventory shipped or services rendered by the Borrower more than seventy-two (72) days prior to the date of determination of eligibility, such seventy-two (72) day period to commence on the first day that Inventory is shipped or services rendered in connection with such Account;
          (b) with respect to which any of the representations, warranties, covenants, and agreements contained in the Security Agreement are incorrect or have been breached;
          (c) with respect to which Account (or any other Account due from such Account Debtor), in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment, and returned uncollected for any reason, unless such Account has subsequently been paid; provided that the foregoing shall not apply to any such return to the extent due to a dispute or the like as described in clause (j) below, which clause (j) shall govern in such instance;
          (d) that represents a progress billing (as hereinafter defined) or as to which the Borrower has extended the time for payment without the consent of the Agent; for the purposes hereof, “progress billing” means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon the Borrower’s completion of any further performance under the contract or agreement;
          (e) with respect to which any one or more of the following events has occurred to the Account Debtor on such Account: (i) death or judicial declaration of incompetency of an Account Debtor who is an individual; (ii) the filing by or against the Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy,

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insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; (iii) the making of any general assignment by the Account Debtor for the benefit of creditors; (iv) the appointment of a receiver or trustee for the Account Debtor or for any of the assets of the Account Debtor, including without limitation, the appointment of or taking possession by a “custodian,” as defined in the Federal Bankruptcy Code; (v) the institution by or against the Account Debtor of any other type of insolvency proceeding (under the bankruptcy laws of the United States or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the Account Debtor; (vi) the sale, assignment, or transfer of all or any material part of the assets of the Account Debtor; (vii) the nonpayment generally by the Account Debtor of its debts as they become due; (viii) or the cessation of the business of the Account Debtor as a going concern;
          (f) owed by an Account Debtor if fifty percent (50%) or more of the aggregate Dollar amount of outstanding Accounts owed at such time by such Account Debtor thereon is classified as ineligible under clause (a) above;
          (g) owed by an Account Debtor that: (i) does not maintain its chief executive office in the United States of America or Canada (other than the Province of Newfoundland); or (ii) is not organized under the laws of the United States of America or Canada or any state or province thereof; or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof; except to the extent that such Account is secured or payable by a letter of credit satisfactory to the Agent in its discretion;
          (h) owed by an Account Debtor that is an Affiliate or employee of any Obligated Party;
          (i) except as provided in clause (j) below, with respect to which either the perfection, enforceability, or validity of the Agent’s Liens in such Account, or the Agent’s right or ability to obtain direct payment to the Agent of the proceeds of such Account, is governed by any federal, state, or local statutory requirements other than those of the UCC;
          (j) owed by an Account Debtor to which any Obligated Party or its Subsidiaries, is indebted in any way, or that is subject to any right of setoff or recoupment by the Account Debtor unless the Account Debtor has entered into an agreement acceptable to the Agent to waive setoff rights; or if the Account Debtor thereon has disputed liability or made any claim with respect to any other Account due from such Account Debtor; but in each such case only to the extent of such indebtedness, setoff, recoupment, dispute, or claim;
          (k) owed by the government of the United States of America, or any department, agency, public corporation, or other instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), and any other steps necessary to perfect the Agent’s Liens therein, have been complied with to the Agent’s satisfaction with respect to such Account;

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          (l) owed by any state, municipality, or other political subdivision of the United States of America, or any department, agency, public corporation, or other instrumentality thereof and as to which the Agent determines that its Lien therein is not or cannot be perfected;
          (m) that represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis;
          (n) that is evidenced by a promissory note or other instrument or by chattel paper;
          (o) if the Agent believes, in the exercise of its reasonable judgment, that the prospect of collection of such Account is impaired or that the Account may not be paid by reason of the Account Debtor’s financial inability to pay;
          (p) with respect to which the Account Debtor is located in any state requiring the filing of a Notice of Business Activities Report or similar report in order to permit the Borrower to seek judicial enforcement in such State of payment of such Account, unless the Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year;
          (q) that arises out of a sale not made in the ordinary course of the Borrower’s business;
          (r) with respect to which the goods giving rise to such Account have not been shipped and delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by the Borrower, and if applicable, accepted by the Account Debtor, or the Account Debtor revokes its acceptance of such goods or services;
          (s) owed by an Account Debtor that, together with its Affiliates, is obligated to the Borrower respecting otherwise Eligible Accounts, the aggregate unpaid balance of which exceeds the following percentage of the aggregate unpaid balance of all Eligible Accounts owed to the Borrower at such time by all of the Borrower’s Account Debtors, but only to the extent of such excess: (i) for each of Valero Marketing and Supply Company, the Defense Fuel Supply Center, Chevron/Texaco, Shell Oil, Exxon/Mobil, Conoco/Phillips, and British Petroleum, no percentage limitation applies so long as the debt issued by such Account Debtor remains investment grade as determined by Moody’s Investors Service, Inc. and Standard & Poor’s Corporation; and (ii) in the case of any other Account Debtor, twenty percent (20%), except that Accounts that are supported by a letter of credit assigned to, and otherwise in form and substance satisfactory to, the Agent are excluded for all purposes in determining whether the twenty percent (20%) limitation has been exceeded; or
          (t) that is not subject to a first priority and perfected security interest in favor of the Agent for the benefit of the Lenders.

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     If any Account at any time ceases to be an Eligible Account, then such Account shall promptly be excluded from the calculation of Eligible Accounts.
     "Eligible Assignee” means: (a) a commercial bank, commercial finance company or other asset based lender, having total assets in excess of $1,000,000,000; (b) any Lender listed on the signature page of this Agreement; (c) any Affiliate of any Lender; and (d) if an Event of Default has occurred and is continuing, any other Person reasonably acceptable to the Agent.
     "Eligible Cash and Cash Equivalents” means Cash and Cash Equivalents of the Borrower that are subject to a springing deposit account control agreement with the Bank or other Lender evidencing the valid, first priority, perfected lien and security interest in favor of the Agent, for the benefit of the Lenders.
     "Eligible Exchange Balances” means to the extent not otherwise included in the definition of Eligible Accounts or Eligible Petroleum Inventory, an amount equal to:
          (a) the sum of the values of any and all rights of the Borrower to receive Petroleum Product that would constitute Eligible Petroleum Inventory if owned by the Borrower and located on its premises or to receive payments of money in connection with Exchange Transactions; provided, that the Agent has a perfected, first priority security interest in the rights of the Borrower arising in connection therewith and in the Petroleum Product receivables in connection therewith and the Agent shall otherwise designate such rights as eligible in its reasonable credit judgment; and provided, further, that the Agent shall, unless otherwise determined by the Agent in its sole discretion, exclude from this clause (a) any values created in any Exchange Transaction with respect to which:
          (i) any representation or warranty contained in this Agreement or any other Loan Document is breached;
          (ii) the customer or trading partner has disputed liability or made any claim with respect to such transaction or with respect to any other amount or product due from such customer or trading partner to the Borrower other than for a minimal adjustment in the ordinary course of business and in accordance with regular commercial practice;
          (iii) more than one hundred eighty (180) days have elapsed since the Borrower first earned the right to delivery or payment of such value, or the Borrower’s customer or trading partner does not deliver such value to the Borrower within ten (10) Business Days after the originally scheduled delivery or payment due date therefor;
          (iv) the customer or trading partner is not located in the United States of America, is not creditworthy or is otherwise unsatisfactory to the Agent in the exercise of its reasonable commercial judgment; or
          (v) the customer or trading partner has filed a petition for relief under any existing or future law relating to bankruptcy, insolvency, reorganization, or relief of

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debtors, made a general assignment for the benefit of creditors, had filed against it any petition or other application for relief under any existing or future law relating to bankruptcy, insolvency, reorganization, or relief of debtors, failed, suspended business operations, become insolvent, called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation, or had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs; less
          (b) the sum of the values of any and all obligations of the Borrower to deliver Petroleum Product, to make payments of money not secured by outstanding Letters of Credit or to deliver other value in connection with Exchange Transactions; provided that the value of such rights or obligations shall be determined in accordance with the price or prices set forth in the exchange agreements entered into by the Borrower with each petroleum supplier or purchaser, or, if no such price is set forth, in accordance with the then current market value for such Petroleum Product determined on a Marked-to-Market Basis after deducting: (i) the amount on all such exchanges for which performance has not been made on the date that such performance is due; and (ii) the amount of all discounts, allowances, rebates, credits, and adjustments to such exchanges, to the extent not already deducted in the above calculation of Eligible Exchange Balances. If the amount set forth in clause (b) above exceeds the amount in clause (a) above, Eligible Exchange Balances shall be expressed as a negative number and referred to herein as a "Negative Exchange Balance”.
     "Eligible Investments” means any and all Qualifying Investments owned by the Borrower and held in a blocked custody account subject to the Agent’s dominion and control and that are subject to a valid, first priority, perfected lien and security interest in favor of the Agent, for the benefit of the Lenders.
     "Eligible Margin Deposits” means at any time with respect to the Borrower, the Borrower’s net equity in the aggregate amount of all sums deposited by the Borrower into accounts with commodities brokers on nationally recognized exchanges, after deducting therefrom the aggregate amount of all claims, disputes, contras, and offsets (contingent or otherwise) in favor of such brokers or any other Persons against such sums; provided, however, that no sums deposited into any account with any commodities broker shall be included in Eligible Margin Deposits unless such broker has executed and delivered to the Agent an agency and control agreement, with respect to such account, in form and substance satisfactory to the Lenders and the Agent.
     "Eligible Petroleum Inventory” means, at any given time the sum of:
          (a) the amount, valued on a Marked-to-Market Basis, of Petroleum Product owned by the Borrower and is held for sale or that consists of raw materials and, in each case, that is subject to a valid, first priority perfected lien and security interest in favor of the Agent; provided that, unless the Agent shall otherwise elect in its sole discretion, Eligible Petroleum Inventory shall not include any Petroleum Product:

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          (i) that is held on consignment or not otherwise owned by the Borrower, or is of a type no longer sold by the Borrower;
          (ii) that is obsolete or returned or repossessed or used goods taken in trade;
          (iii) that is not in good condition, is unmerchantable, or does not meet in all material respects all standards imposed by any Governmental Authority having regulatory authority over such goods, their use, or sale;
          (iv) that is subject to any other Lien whatsoever (other than the Liens described in clause (d) of the definition of Permitted Liens, provided that such Permitted Liens: (x) are junior in priority to the Agent’s Liens or subject to Reserves; and (y) do not impair directly or indirectly the ability of the Agent to realize on or obtain the full benefit of the Collateral);
          (v) that is located in a public warehouse or in possession of a bailee or in a facility leased by the Borrower, if the warehouseman, bailee, or lessor has not delivered to the Agent a subordination agreement in form and substance satisfactory to the Agent or if a Reserve for rents or storage charges has not been established for Inventory at that location;
          (vi) that is held by the Borrower on property leased by the Borrower, unless the Agent has received a waiver from the lessor of such leased property and, if any, the sublessor thereof, in form and substance satisfactory to the Agent;
          (vii) that consists solely of chemicals (other than commodity chemicals maintained in bulk), samples, prototypes, supplies, or packing and shipping materials;
          (viii) that has been shipped to a customer of the Borrower regardless of whether such shipment is on a consignment basis;
          (ix) that is not either: (x) located at a location owned or leased by the Borrower and set forth on Schedule 6.11 hereto; or (y) in transit between any such locations:
          (x) that is not currently either usable or salable, at prices approximating market, in the normal course of the Borrower’s business;
          (xi) that contains or bears any Proprietary Rights licensed to the Borrower by any Person, if the Agent is not satisfied that it may sell or otherwise dispose of such Inventory in accordance with the terms of the Security Agreement and Section 9.2 without infringing the rights of the licensor of such Proprietary Rights or violating any contract with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Inventory pursuant to the existing license agreement) and as to which the Borrower has not delivered to the

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Agent a consent or sublicense agreement from such licensor in form and substance acceptable to the Agent if requested; and
          (xii) that the Agent shall otherwise designate as ineligible in its reasonable credit judgment; plus
     (b) Eligible Exchange Balances other than Negative Exchange Balances.
     "Eligible Petroleum Inventory in Transit” means at any given time, the aggregate value on a Marked-to-Market Basis of Petroleum Product contracted for purchase by the Borrower if: (a) such Petroleum Product has not, as of such time, been delivered to the Borrower; (b) such Petroleum Product has not been included as Eligible Petroleum Inventory in the then effective Borrowing Base Certificate but will be eligible for inclusion in the Borrowing Base upon the delivery thereof; (c) the Borrower’s obligation to pay the purchase price of such Petroleum Product is supported by a Letter of Credit; provided, that for purposes of including such Petroleum Product in the Borrowing Base, such Petroleum Product shall be valued at an amount not to exceed the Maximum Drawing Amount of all Letters of Credit supporting the purchase price thereof; and provided, further, that no portion of such Letter of Credit supporting such purchase price is included in the Borrowing Base as a Paid but Unexpired Letter of Credit.
     "Environmental Compliance Reserve” means any reserve that the Agent establishes, in its reasonable discretion after prior written notice to the Borrower, from time to time for amounts that are reasonably likely to be expended by the Obligated Parties in order for the Obligated Parties and their operations and property: (a) to comply with any notice from a Governmental Authority asserting material non-compliance with Environmental Laws; or (b) to correct any such material non-compliance identified in a report delivered to the Agent and the Lenders pursuant to Section 7.7.
     "Environmental Laws” means all federal, state, or local laws, statutes, common law duties, rules, regulations, ordinances, and codes, together with all administrative orders, directed duties, licenses, authorizations, and permits of and agreements with, any Governmental Authority, in each case relating to environmental, health, safety, and land use matters.
     "Environmental Lien” means a Lien in favor of any Governmental Authority for: (a) any liability under Environmental Laws; or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.
     "Equipment” means all of the Obligated Parties’ now owned and hereafter acquired machinery, equipment, furniture, furnishings, fixtures, and other tangible personal property (except Inventory), including embedded software, certificated and uncertificated motor vehicles, aircraft, dies, tools, jigs, molds; and office equipment, as well as all of such types of property leased by the Obligated Parties and all of the Obligated Parties’ rights and interests with respect thereto under such leases (including without limitation, options to purchase), together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any

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of the foregoing, and all manuals, drawings, instructions, warranties, and rights with respect thereto, wherever any of the foregoing is located.
     "ERISA” means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.
     "ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Obligated Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     "ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligated Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligated Party or any ERISA Affiliate from a Multi-employer Plan or notification that a Multi-employer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multi-employer Plan; (e) the failure by any Obligated Party or any ERISA Affiliate to meet any funding obligations with respect to any Pension Plan or Multi-employer Plan; (f) the occurrence of an event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multi-employer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligated Party or any ERISA Affiliate.
     "Event of Default” has the meaning specified in Section 9.1.
     "Exchange Act” means the Securities Exchange Act of 1934 and any regulations promulgated thereunder.
     "Exchange Transaction” means any transaction in which the Borrower trades, lends, borrows, or exchanges Petroleum Product in the ordinary course of business with any Person other than any Affiliate of the Borrower.
     "Extraordinary Expenses” means all reasonable costs, expenses or advances that the Agent may incur during a Default or Event of Default, or during the pendency of any insolvency proceeding related to any Obligated Party or the Collateral, including those relating to: (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against the Agent or any Lender, any Obligated Party, any representative of creditors of any Obligated Party, or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of the Agent’s Liens with respect to any Collateral), any Loan Documents or the

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validity, allowance, or amount of any Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of the Agent or any Lender in, or the monitoring of, any insolvency proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise), whether or not taken in connection with, or for the purposes of instituting, any insolvency proceeding; or (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligated Party or independent contractors in liquidating any Collateral, and travel expenses.
     "Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that: (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day; and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Bank on such day on such transactions as determined by the Agent.
     "Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.
     "Fee Letter” means that certain Letter Agreement dated as of the Closing Date, from the Agent to Obligated Parties setting forth certain fees payable by the Obligated Parties to the Agent in connection with the Loan Documents.
     "Financial Statements” means, according to the context in which it is used, the financial statements referred to in Sections 5.2 and 6.6 or any other financial statements required to be given to the Agent pursuant to this Agreement.
     "First Purchaser Lien” means a statutory Lien created in connection with the sale and purchase of Petroleum Product, including the statutory Liens, if any, created under the laws of Texas, New Mexico, Wyoming, Kansas, Oklahoma, or any other state.
     "First Purchaser Reserve” means the unpaid amount of any payable obligation related to the purchase of Petroleum Product by the Obligated Parties that the Agent determines may be secured by a First Purchaser Lien to the extent such payable obligation is not at the time in question covered by a Letter of Credit.

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     "Fiscal Year” means the Obligated Parties’ fiscal year for financial accounting purposes. As of the Closing Date, the current Fiscal Year of the Obligated Parties will end on December 31, 2007.
     "Fixed Assets” means the Equipment and Real Estate of the Obligated Parties.
     "Fixed Charge Coverage Ratio” means the ratio, determined on a consolidated basis for Holdings and its Subsidiaries for the most recent twelve consecutive calendar months, and calculated as of the last day of the most recently ended calendar month, of (a) EBITDA, to (b) Fixed Charges.
     "Fixed Charges” means, for any Person, the sum of cash Interest Expense, cash Taxes, Distributions, principal payments on Debt and Capital Leases (scheduled and/or actual), and unfinanced Capital Expenditures.
     "Funding Date” means the date on which a Borrowing occurs.
     "GAAP” means generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) that are applicable to the circumstances as of the Closing Date.
     "General Intangibles” means all of the Obligated Parties’ now owned or hereafter acquired general intangibles, choses in action, and causes of action and all other intangible personal property of the Obligated Parties of every kind and nature (other than Accounts), including without limitation, all contract rights, payment intangibles, Proprietary Rights, corporate or other business records, inventions, designs, blueprints, plans, specifications, trade secrets, goodwill, computer software, customer lists, registrations, licenses, franchises, tax refund claims, any funds that may become due to the Obligated Parties in connection with the termination of any Plan or other employee benefit plan or any rights thereto and any other amounts payable to the Obligated Parties from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, property, casualty or any similar type of insurance and any proceeds thereof, proceeds of insurance covering the lives of key employees on which any Obligated Party is beneficiary, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged equity interests or Investment Property and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Obligated Party.
     "Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or

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pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
     "Guaranty” means, with respect to any Person, all obligations of such Person that in any manner directly or indirectly guarantee or assure, or in effect guarantee or assure, the payment or performance of any indebtedness (other than trade payables of another Obligated Party arising in the ordinary course of business), dividend or other obligations of any other Person (the “guaranteed obligations”), or assure or in effect assure the holder of the guaranteed obligations against loss in respect thereof, including any such obligations incurred through an agreement, contingent or otherwise: (a) to purchase the guaranteed obligations or any property constituting security therefor; (b) to advance or supply funds for the purchase or payment of the guaranteed obligations or to maintain a working capital or other balance sheet condition; or (c) to lease property or to purchase any debt or equity securities or other property or services.
     "Hazardous Substance” has the meaning specified in Section 13.11(b).
     "Hedge Agreement” means any and all transactions, agreements or documents now existing or hereafter entered into, that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging the Obligated Parties’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.
     "Holdings” means Alon Paramount Holdings, Inc., a Delaware corporation.
     "Immaterial Company” means each Obligated Party or Subsidiary of any Obligated Party, other than the Borrower and Edgington, that (a) accounts for less than (i) 5.0% of consolidated EBITDA of Holdings and its Subsidiaries for the immediately preceding four fiscal quarters, or (ii) has assets that represent less than 5.0% of the consolidated assets of Holdings and its Subsidiaries, in each case calculated as of the last day of the most recent fiscal quarter in respect of which the Financial Statements have been delivered pursuant to Section 5.2, and (b) is identified as being an “Immaterial Company” on the Compliance Certificate delivered in connection with such Financial Statements; provided that the total consolidated EBITDA for all “Immaterial Companies” included as such on any Compliance Certificate may not exceed 7.5% of the consolidated EBITDA of Holdings and its Subsidiaries and the total assets for all “Immaterial Companies” included as such on any Compliance Certificate may not exceed 7.5% of the consolidated assets of Holdings and its Subsidiaries.
     "Indemnified Person” means, collectively, each Secured Party and its officers, directors, employees, affiliates, agents and attorneys, and includes the Agent and each Agent-Related Parson, and each Lender and the Lender-Related Persons.
     "Instruments” means all instruments as such term is defined in the UCC, now owned or hereafter acquired by the Obligated Parties.

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     "Intercompany Subordination Agreement” means the Intercompany Subordination Agreement dated as of even date herewith by and between the Agent, Holdings, and the Obligated Parties, as amended, restated, or otherwise modified from time to time. The Intercompany Subordination Agreement is a Loan Document.
     "Interest Expense” means, with respect to any Person for any fiscal period, the aggregate amount of interest required to be paid or accrued during such period on all Debt of such Person during such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of Capital Leases or synthetic leases, and including unused commitment fees, facility fees, and similar fees and expenses in connection with the borrowing of money (including all fees and expenses incurred in connection with Hedge Agreements entered into with respect to any Debt).
     "Interest Period” means, as to any LIBOR Revolving Loan, the period commencing on the Funding Date of such Loan or on the Continuation/Conversion Date on which the Loan is converted into or continued as a LIBOR Revolving Loan, and ending on the date one, two, or three months thereafter as selected by the Borrower in its Notice of Borrowing, in the form attached hereto as Exhibit D, or Notice of Continuation/Conversion, in the form attached hereto as Exhibit E; provided that:
          (a) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;
          (b) any Interest Period pertaining to a LIBOR Revolving Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
          (c) no Interest Period shall extend beyond the Stated Termination Date.
     "Interest Rate” means each or any of the interest rates, including the Default Rate, set forth in Section 2.1.
     "Inventory” means all of the Obligated Parties’ now owned and hereafter acquired inventory (including Petroleum Product), goods and merchandise, wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), crude oil, natural gas, natural gas liquids, gasoline, diesel, aviation fuel, fuel oil, propane, ethanol, and other hydrocarbons and other refined products other materials and supplies of any kind, nature or description that are used or consumed in the Obligated Parties’ business or used in connection with the packing, shipping, advertising, selling or finishing of such goods, merchandise, and all documents of title or other Documents representing them.

Annex A

     "Investment Property” means all of the Obligated Parties’ right, title, and interest in and to any and all: (a) securities whether certificated or uncertificated; (b) securities entitlements; (c) securities accounts; (d) commodity contracts; or (e) commodity accounts.
     "IRS” means the Internal Revenue Service and any Governmental Authority succeeding to any of its principal functions under the Code.
     "Latest Projections” means the projections most recently received by the Agent pursuant to Section 5.2(e).
     "Lender” and “Lenders” have the meanings specified in the introductory paragraph hereof and shall include the Agent to the extent of any Agent Advance outstanding and the Bank to the extent of any Non-Ratable Loan outstanding; provided that no such Agent Advance or Non-Ratable Loan shall be taken into account in determining any Lender’s Pro Rata Share.
     "Lender-Related Persons” means, collectively, each Lender, together with its Affiliates, and the officers, directors, employees, counsel, representatives, agents and attorneys-in-fact of such Lender and such Affiliates.
     "Letter of Credit” has the meaning specified in Section 1.3(a).
     "Letter of Credit Fee” has the meaning specified in Section 2.6.
     "Letter of Credit Issuer” means the Bank, any Affiliate of the Bank or any other financial institution that issues any Letter of Credit pursuant to this Agreement.
     "Letter of Credit Reserves” means any reserves established by the Agent in the full amount of all issued and outstanding Letters of Credit plus applicable Bank fees.
     "LIBOR Interest Payment Date” means, with respect to a LIBOR Revolving Loan, the Termination Date and the last day of each Interest Period applicable to such Loan or, with respect to each Interest Period of greater than three months in duration, if any, the last day of the third month of such Interest Period and the last day of such Interest Period.
     "LIBOR Rate” means, for any Interest Period with respect to a LIBOR Revolving Loan, the per annum rate of interest (rounded upward, if necessary, to the nearest 1/8th of 1%), determined by the Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by the Agent); or (b) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of the LIBOR Revolving Loan would be offered by the Bank’s London branch to major banks in the London interbank Eurodollar market. If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by 1 minus the Reserve Percentage.

Annex A

     "LIBOR Revolving Loan” means a Revolving Loan during any period in which it bears interest based on the LIBOR Rate.
     "Lien” means: (a) any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute, or contract, and including a security interest, charge, claim, or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, agreement, security agreement, conditional sale or trust receipt or a lease, consignment, or bailment for security purposes; (b) to the extent not included under clause (a), any reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance affecting property; and (c) any contingent or other agreement to provide any of the foregoing.
     "Loan Account” means the loan account of the Obligated Parties, which account shall be maintained by the Agent.
     "Loan Documents” means this Agreement, the Security Agreement, the Mortgages, the Lockbox Agreement, the Stock Pledge Agreement, the Intercompany Subordination Agreement, the CS Intercreditor Agreement, the Consent Agreements, the Fee Letter, each hazardous materials undertaking and unsecured indemnity and any other agreements, instruments, and documents heretofore, now or hereafter evidencing, securing, guaranteeing or otherwise relating to the Obligations, the Collateral, or any other aspect of the transactions contemplated by this Agreement.
     "Loans” means, collectively, all loans and advances provided for in Article 1.
     "Lockbox Agreement” means the lockbox agreement required to be entered into by the Borrower pursuant to Section 11 of the Security Agreement.
     "Low Availability Period” means each period beginning on each Low Availability Trigger Date and ending on the first day of the second calendar month following the month in which such Low Availability Trigger Date occurs. For the avoidance of doubt, any two or more Low Availability Periods may run concurrently and/or consecutively and a Low Availability Period shall be deemed to remain in effect until all Low Availability Periods have ended.
     "Low Availability Trigger Date” means each date, if any, upon which (a) Availability is less than $30,000,000, (b) a Default or Event of Default occurs, or (c) any Event of Default has previously occurred and is continuing.
     "Majority Lenders” means at any date of determination Lenders whose Pro Rata Shares aggregate more than fifty percent (50%).
     "Margin Stock” means “margin stock” as such term is defined in Regulation T, U, or X of the Federal Reserve Board.

Annex A

     “Marked-to-Market Basis” means, at the relevant time of reference thereto: (a) as to the Obligated Parties’ inventory of Petroleum Product with respect to which the Obligated Parties have existing firm contracts to sell such inventory, the specified price to be paid for such inventory under such contracts; and (b) as to other Petroleum Product inventory, for each type of such Petroleum Product specified on Schedule A-2 hereto, as determined by reference to the pricing method specified for such type of inventory on Schedule A-2 hereto; provided that if a price or quotation is not available for a particular type of Petroleum Product for any reason on a particular Business Day, the most recently available price or quotation from a prior Business Day shall be used for that type of Petroleum Product inventory. Notwithstanding the foregoing, if prices or quotations are not publicly available in accordance with the foregoing methodology for more than a five-Business Day period for a particular type of inventory and there is a reasonable likelihood that such prices or quotations will not be available for any extended period of time for that product: (I) the Agent and the Borrower shall meet and confer in good faith as soon as is practicable in order to attempt to establish a new mechanism for determining the fair market value of the product in question; and (ii) until such time as a new mechanism is agreed to by the Agent and the Borrower, the fair market value of the particular type of inventory for which prices or quotes are no longer available shall be reasonably determined by the Agent.
     “Material Adverse Effect” means the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, has or could be reasonably expected to (a) have a material adverse effect on the Collateral or the business, operations, properties, prospects or condition (financial or otherwise) of (i) the Borrower, (ii) Edgington, or (iii) the Obligated Parties taken as a whole; (b) result in a material impairment of the ability of any Obligated Party or any of its Affiliates (in each case, other than an Immaterial Company) to perform under any Loan Document to which it is a party; or (c) result in a material adverse effect upon the legality, validity, binding effect or enforceability against any Obligated Party (other than an Immaterial Company) of any Loan Document to which it is a party.
     “Maximum Drawing Amount” The maximum aggregate amount from time to time that the beneficiaries may draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.
     “Maximum Rate” has the mean in specified in Section 2.3.
     “Maximum Revolver Amount” means Three Hundred Million Dollars ($300,000,000).
     “Mortgage” means and includes any and all of the mortgages, deeds of trust, deeds to secure debt, assignments, and other instruments executed and delivered by any Obligated Party or of any of its Subsidiaries to or for the benefit of the Agent by which the Agent, on behalf of the Lenders, acquires a Lien on any Real Estate owned by any Obligated Party or of any of its Subsidiaries or a collateral assignment of any Obligated Party’s or of any of its Subsidiary’s interest under leases of any Real Estate, and all amendments, modifications, and supplements thereto. The term “Mortgage” shall also mean and include any of the foregoing instruments executed and delivered by any Obligated Party or of any of its Subsidiaries after the Closing Date with respect to any Real Estate.

Annex A

     “Multi-employer Plan” means a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Obligated Party or any ERISA Affiliate.
     “Negative Exchange Balance” has the meaning specified in the definition of Eligible Exchange Balances.
     “Net Amount of Eligible Accounts” means, at any time, the gross amount of Eligible Accounts less unpaid sales, excise, or similar taxes, and less returns, discounts, claims, credits, allowances, accrued rebates, offsets, deductions, counterclaims, disputes, Negative Exchange Balances and other defenses of any nature at any time issued, owing, granted, outstanding, available or claimed.
     “Non-Ratable Loan” and “Non-Ratable Loans” have the respective meanings specified in Section 1.2(h).
     “Notice of Borrowing” has the meaning specified in Section 1.2(b).
     “Notice of Continuation/Conversion” has the meaning specified in Section 2.2(b).
     “Obligated Party” means each of the Borrower and each of its Affiliates party to this Agreement from time to time, individually, and “Obligated Parties” means all of such Persons, collectively.
     “Obligations” means all present and future loans, advances, liabilities, obligations, covenants, duties, and debts owing by the Obligated Parties to the Agent and/or any Lender, arising under or pursuant to this Agreement or any of the other Loan Documents, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification obligations under any indemnity for Claims or otherwise, including Attorney Costs and Extraordinary Expenses, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including without limitation all principal, interest, charges, expenses, fees, attorneys’ fees, filing fees and any other sums chargeable to the Obligated Parties hereunder or under any of the other Loan Documents or under any other agreement or instrument with the Agent and/or the Lenders. “Obligations” includes, without limitation: (a) all debts, liabilities, and obligations now or hereafter arising from or in connection with the Letters of Credit; and (b) all debts, liabilities, and obligations now or hereafter arising from or in connection with Bank Products.
     “Original Credit Agreement” has the meaning given in the recitals to this Agreement.
     “Other Taxes” means any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

Annex A

     “Paid but Unexpired Letters of Credit” means at any given time, the difference between: (a) the Maximum Drawing Amount of all Letters of Credit issued in connection with purchases of Petroleum Product by the Obligated Parties; and (b) the aggregate outstanding amounts payable by the Obligated Parties to the suppliers of Petroleum Product delivered to the Obligated Parties in connection with such purchases.
     “Paid in Full” or “Payment in Full” means, with respect to any Obligations, (a) the full and indefeasible payment thereof in cash or other immediately available funds, including any interest, fees and other charges accruing during any insolvency proceeding or that would have accrued but for the commencement of such insolvency proceeding (whether or not allowed in the proceeding); (b) if such Obligations relate to Letters of Credit or Credit Support, the termination or Cash Collateralization thereof; (c) if such Obligations are contingent or inchoate in nature (including those related to Claims that have been asserted or threatened against any Indemnified Person), adequate provision (as determined by the Agent in its discretion, reasonably exercised and set forth in writing to the Borrower) is made for the repayment of such Obligations; and (d) a release of any then-existing Claims of the Obligated Parties and their Affiliates against all Indemnified Persons arising in connection with this Agreement and the other Loan Documents, whether known or unknown. No Loans will be deemed to have been “Paid in Full” until the Commitments have expired or been terminated.
     “Paramount-Nevada Asphalt Company” means Paramount-Nevada Asphalt Company, LLC, a Nevada limited liability company, in which the Borrower and Granite Construction Incorporated, a Delaware corporation, each own fifty percent (50%) of the ownership interests.
     “Paramount-Nevada Asphalt Operating Agreement” means that certain Operating Agreement of Paramount-Nevada Asphalt Company, LLC dated as of August 25, 2000 by and between the Borrower and Granite Construction Incorporated.
     “Paramount OR” means Paramount of Oregon, LLC, a Delaware limited liability company.
     “Paramount Refinery” has the meaning given in the recitals to this Agreement.
     “Paramount WA” means Paramount of Washington, LLC, a Delaware limited liability company.
     “Participant” means any Person who shall have been granted the right by any Lender to participate in the financing provided by such Lender under this Agreement and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.
     “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Pub. L. No. 107-56, 115 Stat. 272 (Oct. 26, 2001)), as amended.
     “Payment Account” means each bank account established pursuant to the Security Agreement, to which the proceeds of Accounts and other Collateral are deposited or credited,

Annex A

and that is maintained in the name of the Agent or the Obligated Parties, as the Agent may determine, on terms acceptable to the Agent.
     “PBGC” means the Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to the functions thereof.
     “Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA that any Obligated Party sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multi-employer Plan, has made contributions at any time during the immediately preceding five (5) plan years.
     “Permitted Affiliate Property Transfers” means (i) the lease by any Obligated Party to any other Obligated Party of the property of such Obligated Party; provided that the Borrower may only be party to any such lease as a lessee and may not be a lessor of any of its property thereunder, and (ii) the transfer by any Obligated Party to a wholly-owned Subsidiary of such Obligated Party of such Obligated Party’s pipeline rights; provided that the Agent has been given not less than 15 days prior written notice of each such transaction and the Obligated Parties have delivered to the Agent such agreements in connection therewith as the Agent may reasonably request.
     “Permitted Distributions” means: (a) Distributions made by any Obligated Party to any Person owning any stock issued by such Obligated Party made at any time other than during a Low Availability Period and that would not result in the imposition of a Low Availability Period; (b) Distributions by Paramount-Nevada Asphalt Company to the Borrower and to Granite Construction Incorporated made pro rata in accordance with their respective ownership interests in Paramount-Nevada Asphalt Company; (c) Distributions made to any Obligated Party by any of its Subsidiaries; and (d) Unrestricted Distributions.
     “Permitted Liens” means:
          (a) the Agent’s Liens;
          (b) Liens for taxes not delinquent or statutory Liens for taxes in an amount not to exceed $500,000 provided that the payment of such taxes that are due and payable is being contested in good faith and by appropriate proceedings diligently pursued and as to which adequate financial reserves have been established on the Obligated Parties’ books and records and a stay of enforcement of any such Lien is in effect;
          (c) Liens consisting of deposits made in the ordinary course of business in connection with, or to secure payment of, obligations under worker’s compensation, unemployment insurance, social security, and other similar laws, or to secure the performance of bids, tenders, or contracts (other than for the repayment of Debt) or to secure indemnity, performance, or other similar bonds for the performance of bids, tenders, or contracts (other than for the repayment of Debt) or to secure statutory obligations (other than liens arising under ERISA or Environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

Annex A

          (d) Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, and other like Persons, provided that if any such Lien arises from the nonpayment of such claims or demand when due, such claims or demands do not exceed $1,000,000 in the aggregate;
          (e) Liens constituting encumbrances in the nature of reservations, exceptions, encroachments, easements, rights of way, covenants running with the land, and other similar title exceptions or encumbrances affecting any of the Real Estate; provided that they do not in the aggregate materially detract from the value of the Real Estate or materially interfere with its use in the ordinary conduct of the Obligated Parties’ business;
          (f) Liens arising from judgments and attachments in connection with court proceedings provided that the attachment or enforcement of such Liens would not result in an Event of Default hereunder and such Liens are being contested in good faith by appropriate proceedings, adequate reserves have been set aside, and no material Property is subject to a material risk of loss or forfeiture and the claims in respect of such Liens are fully covered by insurance (subject to ordinary and customary deductibles) and a stay of execution pending appeal or proceeding for review is in effect;
          (g) Liens granted pursuant to the CS Security Documents and subject to the CS Intercreditor Agreement, and those securing any refunding, refinancing, replacement, renewal, or extension thereof permitted hereunder;
          (h) Liens that the Agent has agreed will be prior to the lien of the Mortgages pursuant to the pro forma title policies attached to the Agent’s final recording instructions for the Mortgages delivered on or prior to the Closing Date; and
          (i) Unrestricted Liens.
     “Permitted Subordinated Debt Payments” means payments in respect of Subordinated Debt made at any time other than during a Low Availability Period and that would not result in the imposition of a Low Availability Period to the extent that such payments are not otherwise prohibited under the terms of the applicable Subordination Agreement, including the Intercompany Subordination Agreement.
     “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, Governmental Authority, or any other entity.
     “Petroleum Product” means crude oil, intermediate feedstocks, blendstocks, and finished and unfinished petroleum products, including without limitation, asphalt, gasoline, diesel fuels, fuel oil, jet fuels, and atmospheric gas oil; provided that such term shall not include solvents.

Annex A

     “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) that any Obligated Party sponsors or maintains or to which any Obligated Party makes, is making, or is obligated to make contributions and includes any Pension Plan.
     “Pledge Agreement” means that certain Amended and Restated Pledge Agreement, dated as of the Closing Date, by and between the Obligated Parties and the Agent.
     “PPA” means Paramount Petroleum Corporation of Arizona, Inc., a Delaware corporation and wholly-owned Subsidiary of the Borrower.
     “Proprietary Rights” means all of the Obligated Parties’ now owned and hereafter arising or acquired: licenses, franchises, permits, patents, patent rights, copyrights, works that are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, patent, trademark and service mark applications, and all licenses and rights related to any of the foregoing, including those patents, trademarks, service marks, trade names, and copyrights set forth on Schedule 6.12 hereto, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present, and future infringement of any of the foregoing.
     “Pro Rata Share” means, with respect to a Lender, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender’s Commitment and the denominator of which is the sum of the amounts of all of the Lenders’ Commitments, or if no Commitments are outstanding, a fraction (expressed as a percentage), the numerator of which is the amount of Obligations owed to such Lender and the denominator of which is the aggregate amount of the Obligations owed to the Lenders, in each case giving effect to a Lender’s participation in Non-Ratable Loans and Agent Advances.
     “Qualifying Investment” means readily marketable obligations that are not Cash Equivalents, but that: (a) (i) are rated A or A-1 or better by S&P or A or P-1 or better by Moody’s; or (ii) are issued or guaranteed by the United State of America or any agency thereof; or (iii) constitute investments in money market funds rated A by S&P; and (b) mature prior to the Stated Termination Date.
     “Real Estate” means all of the Obligated Parties’ and their Subsidiaries’ now or hereafter owned or leased estates in real property, including, without limitation, all fees, leaseholds and future interests, together with all of the Obligated Parties’ now or hereafter owned or leased interests in the improvements thereon, the fixtures attached thereto, and the easements appurtenant thereto.
     “Release” means a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of a Contaminant into the indoor or outdoor environment or into or out of any Real Estate or other property, including the movement of Contaminants through or in the air, soil, surface water, groundwater, Real Estate, or other property.
     “Report” has the meaning given in Section 12.18(a).

Annex A

     “Reportable Event” means, any of the events set forth in Section 4043(b) or (c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.
     “Required Lenders” means at any time Lenders whose Pro Rata Shares aggregate more than sixty-six and two-thirds percent.
     “Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation, or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.
     “Reserve Percentage” means the reserve percentage (expressed as a decimal, rounded upward to the nearest 1/8th of 1%) applicable to member banks under regulations issued from time to time by the Board of Governors the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).
     “Reserves” means reserves that limit the availability of credit hereunder, consisting of reserves against Availability, Eligible Accounts, or Eligible Petroleum Inventory, established by the Agent from time to time in the Agent’s reasonable credit judgment. Without limiting the generality of the foregoing, the following reserves shall be deemed to be a reasonable exercise of the Agent’s credit judgment: (a) Bank Product Reserves; (b) a reserve for accrued, unpaid interest on the Obligations; (c) reserves for rent at leased locations subject to statutory or contractual landlord liens; (d) reserves for Inventory shrinkage; (e) Environmental Compliance Reserves; (f) reserves for customs charges and estimated excise fuel Taxes; (g) reserves for dilution; (h) reserves for warehousemen’s or bailees’ charges; (i) Letter of Credit Reserves; (j) any First Purchaser Reserve; and (k) any other reserves that the Agent deems appropriate in its credit judgment, reasonably exercised.
     “Responsible Officer” of any Person means the chief executive officer, president, the chief financial officer, or the chief operating officer of such Person, or any other officer identified in writing by such Person having substantially the same authority and responsibility as any of the foregoing. Unless the context otherwise clearly requires, references herein to a “Responsible Officer” refer to a Responsible Officer of the Borrower.
     “Restricted Investment” means, as to the Obligated Parties, any acquisition of property by the Obligated Parties in exchange for cash or other property, whether in the form of an acquisition of stock, debt, or other indebtedness or obligation, or the purchase or acquisition of any other property, or a loan, advance, capital contribution, or subscription, except the following: (a) acquisitions of Equipment to be used in the business of the Obligated Parties so long as the acquisition costs thereof constitute Capital Expenditures permitted hereunder; (b) acquisitions of Inventory in the ordinary course of business of the Obligated Parties; (c) acquisitions of current assets acquired in the ordinary course of business of the Obligated Parties; (d) direct obligations

Annex A

of the United States of America or any agency thereof, or obligations guaranteed by the United States of America; provided that such obligations mature within one year from the date of acquisition thereof; (e) acquisitions of certificates of deposit maturing within one year from the date of acquisition, bankers’ acceptances, Eurodollar bank deposits, or overnight bank deposits, in each case issued by, created by, or with a bank or trust company organized under the laws of the United States of America or any state thereof having capital and surplus aggregating at least $100,000,000; (f) acquisitions of commercial paper given a rating of “A2” or better by Standard & Poor’s Corporation or “P2” or better by Moody’s Investors Service, Inc. and maturing not more than ninety (90) days from the date of creation thereof; (g) Hedge Agreements; and (h) Unrestricted Investments.
     “Revolving Loans” has the meaning specified in Section 1.2 and includes each Agent Advance and Non-Ratable Loan.
     “Revolving Loan Note” and “Revolving Loan Notes” have the respective meanings specified in Section 1.2(a)(ii).
     “Richmond Pier” means the Richmond Beach, Washington, asphalt terminal owned by Paramount WA.
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 (Pub. L. No. 107-204, 116 Stat. 745).
     “Secured Parties” means the Agent, each Lender, the Letter of Credit Issuer, and the providers of Bank Products and their respective successors and permitted assigns.
     “Security Agreement” means that certain Amended and Restated Security Agreement (as amended, restated, or otherwise modified from time to time) dated as of the Closing Date by and between the Obligated Parties and the Agent.
     “Settlement” and “Settlement Date” have the respective meanings specified in Section 12.15(a)(ii).
     “SFHA” has the meaning specified in Section 7.5(a).
     “Solvent” means, when used with respect to any Person, that at the time of determination, the assets of such Person, at a fair valuation, are in excess of the total amount of its debts (including contingent liabilities), and: (a) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and (b) it is then able and expects to be able to pay its debts (including contingent debts and other commitments) as they mature; and (c) it has capital sufficient to carry on its business as conducted and as proposed to be conducted. For purposes of determining whether a Person is Solvent, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Annex A

     “Stated Termination Date” means February 28, 2012.
     “Stock Pledge Agreement” means a stock pledge agreement pursuant to which the pledgors thereunder pledge all of the common stock of the Obligated Parties to the Agent to secure the Obligations and the non-recourse guaranty agreement in connection therewith.
     “Stock Purchase Agreement” means that certain Stock Purchase Agreement among the former stockholders of the Borrower and Alon dated as of April 28, 2006.
     “Subordinated Debt” means Debt issued by any Obligated Party and subordinated in all respects to the payment and performance of the Obligations pursuant to a Subordination Agreement.
     “Subordinated Term Loans” means the term loans in the aggregate amount not to exceed Two Hundred Seventy Two Million Three Hundred Sixty Nine Thousand Four Hundred Thirty Eight and 16/100 Dollars ($272,369,438.16), made by Holdings to the Borrower, Edgington, and Alon Bakersfield, Inc. pursuant to: (a) that certain Subordinated Intercompany Note dated as of September 28, 2006, and entered into by and between Edgington (formerly know as EOC Acquisition, LLC, a Delaware limited liability company) and Holdings (as successor in interest to Alon USA Pipeline, Inc.) in the original principal amount of Seventy Seven Million, Five Hundred Fifty Eight Thousand, Eight Hundred Five and 16/100 Dollars ($77,558,805.16); (b) that certain Subordinated Intercompany Note dated as of June 1, 2006, and entered into by and between Alon Asphalt Bakersfield, Inc., a Delaware corporation and Holdings (as successor in interest to Alon USA Asphalt, Inc., a Delaware corporation) in the original principal amount of Twelve Million and 00/100 Dollars ($12,000,000.00); (c) that certain Subordinated Intercompany Note dated as of August 4, 2006, and entered into by and between the Borrower and Holdings in the principal amount of Sixty Nine Million Eight Hundred Ten Thousand Six Hundred Thirty Three and No/100 Dollars ($69,810,633.00); and (d) that certain Subordinated Intercompany Note dated as of August 4, 2006, and entered into by and between the Borrower and Holdings in the principal amount of One Hundred Thirteen Million and No/100 Dollars ($113,000,000.00); subject, in each case, to the Intercompany Subordination Agreement.
     “Subordinated Term Loan Debt” means the indebtedness and liabilities of the Borrower under the Subordinated Term Loan Documents.
     “Subordinated Term Loan Documents” means, collectively, the documents in form and substance satisfactory to the Agent, from time to time evidencing, securing and otherwise relating to the Subordinated Term Loans.
     “Subordination Agreement” means a subordination agreement entered into between Agent, on behalf of the Lenders, and one or more third parties in form and substance satisfactory to the Agent and the Lenders including, without limitation, the Intercompany Subordination Agreement.

Annex A

     “Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Obligated Parties.
     “Supporting Letter of Credit” means a standby letter of credit in form and substance satisfactory to the Agent, issued by an issuer satisfactory to the Agent, under which standby letter of credit the Agent is entitled to draw amounts necessary to reimburse the Agent for payments to be made by the Agent or the Lenders under outstanding Letters of Credit or Credit Support and any fees and expenses associated with such Letters of Credit or Credit Support.
     “Supporting Obligations” means all “supporting obligations” as such term is defined in the UCC.
     “Taxes” means any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by the Agent’s or each Lender’s net income in any the jurisdiction (whether federal, state or local and including any political subdivision thereof) under the laws of which such Lender or the Agent, as the case may be, is organized or maintains a lending office.
     “Termination Date” means the earliest to occur of: (i) the Stated Termination Date; (ii) the date the Total Facility is terminated either by the Obligated Parties pursuant to Section 3.2 or by the Required Lenders pursuant to Section 9.2; and (iii) the date this Agreement is otherwise terminated for any reason whatsoever pursuant to the terms of this Agreement.
     “Total Facility” has the meaning specified in Section 1.1.
     “Turnaround Costs” means those costs incurred on a bi-annual or tri-annual basis for the purpose of performing major scheduled maintenance on the Paramount Refinery.
     “UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of California or of any other state, the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests.
     “Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     “Unrestricted Debt” means Debt of any Obligated Party or its Subsidiaries that is: (a) incurred after the Closing Date and at any time other than during any Low Availability Period that would not result in the imposition of a Low Availability Period; (b) not secured by any Lien other than Permitted Liens; and (c) disclosed in writing to the Agent and Lenders by the

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Obligated Parties by delivery to the Agent of (i) an updated Schedule 6.9 describing such debt in reasonable detail, and (ii) copies of all documents and instruments evidencing such Debt and any collateral therefor.
     “Unrestricted Distributions” means Distributions made at any time other than during any Low Availability Period that would not result in the imposition of a Low Availability Period.
     “Unrestricted Investments” means any Restricted Investment occurring at any time other than during the existence of a Low Availability Period and that would not result in the imposition of a Low Availability Period.
     “Unrestricted Liens” means Liens securing Unrestricted Debt (and those securing any refunding, refinancing, replacement, renewal, or extension permitted hereunder) to the extent subject to an intercreditor and subordination agreement between each Person holding any such Lien and the Agent in form and substance satisfactory to the Agent in its discretion.
     “Unrestricted Mergers and Acquisitions” means transactions of (a) merger, reorganization, or consolidation, and (ii) acquisition (by construction, purchase, or otherwise) of assets, lines of business, or equity interests occurring at any time other than during any Low Availability Period and that would not result in the imposition of a Low Availability Period, so long as:
          (i) such transaction was not consummated pursuant to a hostile offer (including a proxy consent), other than a hostile offer to which opposition by such Person’s board of directors has been withdrawn and each Person being acquired shall be a “going-concern”;
          (ii) such transactions are in all material respects consummated in accordance with applicable laws and all consents required to be obtained from any Governmental Authority prior to or concurrently with such acquisition have been so obtained;
          (iii) all actions required to be taken with respect to such acquired or newly formed Subsidiary or such acquired assets under Section 7.20 have been taken (or will be taken within the time periods prescribed in Section 7.20);
          (iv) the business of any Person acquired by an Obligated Party or its Subsidiaries constitutes a business permitted by Section 7.17;
          (v) the Obligated Parties and their Subsidiaries do not incur or assume any Debt in connection with any such transaction, except as otherwise permitted by Section 7.13;
          (vi) no Obligated Party shall, as a result of or in connection with any such transaction, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could reasonably be expected to result in the existence or occurrence of a Material Adverse Effect; and

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          (vii) the Borrower has delivered to the Agent a certificate of a Responsible Officer to the effect set forth in clauses (a) through (vi) above.
     “Unrestricted Sale and Leasebacks” means transactions occurring at any time other than during the existence of a Low Availability Period, and that would not result in the imposition of a Low Availability Period, in which an Obligated Party or its Subsidiary, directly or indirectly, enters into an arrangement with any Person (the “subject Person”) providing for such Obligated Party or such Subsidiary to lease property that such Obligated Party or such Subsidiary has sold or will sell or otherwise transfer to such Person; provided that the Agent has been given not less than 15 days prior written notice of such transaction and the Obligated Parties have delivered to the Agent such agreements from such subject Person as the Agent may reasonably request.
     “Unrestricted Sales” means transfers, sales, assignments, leases, or otherwise dispositions of all or any part of the property of any Obligated Party or any of its Subsidiaries occurring at any time other than during the existence of a Low Availability Period and that would not result in the imposition of a Low Availability Period.
     “Unused Line Fee” has the meaning specified in Section 2.5.
     “Unused Line Fee Percentage” means the percentage corresponding to the Unused Line Fee given in the definition of Applicable Margin.
     Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited Financial Statements delivered to the Agent before the Closing Date and using the same inventory valuation method as used in such financial statements. If at any time any change in GAAP would affect the computation of any financial covenant or requirement set forth in any Loan Document, and the Borrower, the Agent, or any Lender so requests, the Borrower, the Agent, and the Lenders shall negotiate in good faith to amend such covenant or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (a) such covenant or requirement shall continue to be determined in accordance with GAAP prior to such change, and (b) the Obligated Parties shall provide to the Agent all Financial Statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     Interpretive Provisions.
          (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

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          (b) The words “hereof,” “herein,” “hereunder,” and similar words refer to the Agreement as a whole and not to any particular provision of the Agreement; and Subsection, Section, Schedule, and Exhibit references are to the Agreement unless otherwise specified.
          (c) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices, and other writings, however evidenced.
          (d) The term “including” is not limiting and means “including without limitation.”
          (e) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”
          (f) The word “or” is not exclusive.
          (g) Unless otherwise expressly provided herein: (i) references to agreements (including the Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document; and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting the statute or regulation.
          (h) The captions and headings of the Agreement and other Loan Documents are for convenience of reference only and shall not affect the interpretation of the Agreement.
          (i) The Agreement and other Loan Documents may use several different limitations, tests, or measurements to regulate the same or similar matters. All such limitations, tests, and measurements are cumulative and shall each be performed in accordance with their terms.
          (j) For purposes of Section 9.1, a breach of the financial covenant contained in Section 7.22 or 7.23 shall be deemed to have occurred as of any date of determination thereof by the Agent or as of the last day of any specified measuring period, regardless of when the Financial Statements reflecting such breach are delivered to the Agent. It is expressly acknowledged by the Obligated Parties that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.
          (k) The Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Obligated Parties and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Agent merely because of the Agent’s or Lenders’ involvement in their preparation.

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          (l) Any Event of Default that shall have occurred under the Agreement at any time shall be deemed continuing unless (i) such Event of Default is cured, provided that an Event of Default may only be cured within the time-frame and only if so expressly permitted under the terms of the Agreement or (ii) such Event of Default is waived in writing by the Agent in accordance with the terms of the Agreement.
          (m) All fees are fully-earned when due and are not subject to rebate or refund, nor subject to proration except as may otherwise be specifically provided herein. All fees payable hereunder are compensation for services and are not, and may not be deemed to be, interest or any other charge for the use, forbearance or detention of money.

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